Exhibit 2.1

FINAL VERSION

AGREEMENT AND PLAN OF MERGER

OCTOBER 11, 2017

By and among

DXC TECHNOLOGY COMPANY

ULTRA SC INC.

ULTRA FIRST VMS INC.

ULTRA SECOND VMS LLC

ULTRA KMS INC.

VENCORE HOLDING CORP.

KGS HOLDING CORP.

THE SI ORGANIZATION HOLDINGS LLC

and

KGS HOLDING LLC

i

	5.8	Litigation	49
	5.9	Employee Benefits	49
	5.10	Compliance	51
	5.11	Environmental Matters	51
	5.12	Taxes	52
	5.13	Intellectual Property	53
	5.14	Properties	54
	5.15	Vector Material Contracts	55
	5.16	Labor Relations and Employment	56
	5.17	Insurance	56
	5.18	Brokers	56
	5.19	Government Contracts	57
	5.20	Export Controls	60
	5.21	Affiliate Transactions	61
	5.22	No Other Representations or Warranties	61
6.	Representations and Warranties of Kodiak		61
	6.1	Organization, Standing and Power	62
	6.2	Capital Structure	62
	6.3	Corporate Authority and Approval	63
	6.4	No Conflict; Required Filings and Consents	63
	6.5	Kodiak Financial Statements	64
	6.6	No Undisclosed Liabilities	65
	6.7	Absence of Certain Changes	65
	6.8	Litigation	65
	6.9	Employee Benefits	65
	6.10	Compliance	67
	6.11	Environmental Matters	67
	6.12	Taxes	68
	6.13	Intellectual Property	69
	6.14	Properties	70
	6.15	Kodiak Material Contracts	71
	6.16	Labor Relations and Employment	72
	6.17	Insurance	72
	6.18	Brokers	73
	6.19	Government Contracts	73
	6.20	Export Controls	77
	6.21	Affiliate Transactions	77
	6.22	No Other Representations or Warranties	77
7.	Representations and Warranties of the Enumerated Stockholders		78
	7.1	Corporate Authority and Approval	78
	7.2	No Conflict	78
	7.3	Ownership of Vector and Kodiak Common Stock	78
	7.4	No Public Sale or Distribution	79
	7.5	Accredited Investor Status	79
	7.6	Reliance on Exemptions	79
	7.7	Information	79
	7.8	No Governmental Review	79
	7.9	Transfer or Resale	80
	7.10	Stockholder Approval	80

8.	Covenants		80
	8.1	Conduct of the Ultra Business Pending the Merger	80
	8.2	Conduct of the Vector and Kodiak Businesses Pending the Merger	83
	8.3	Directors and Officers of Ultra and the Surviving Entities	87
	8.4	Preparation of Registration Statement; Stock Exchange Listings	88
	8.5	Financial Statements	89
	8.6	Exchange of Ultra Existing Notes	91
	8.7	Debt Exchange	92
	8.8	Cooperation	92
	8.9	Competition Approvals	93
	8.10	Access	94
	8.11	Public Announcements	95
	8.12	Director and Officer Indemnification; Insurance	96
	8.13	Defense of Litigation	96
	8.14	Employee Benefits	97
	8.15	Notification of Certain Events	98
	8.16	Confidentiality	99
	8.17	Control of Other Party’s Business	100
	8.18	Non-Solicitation of Employees	100
	8.19	Parent Agreements	101
	8.20	Separation	101
	8.21	Approvals	102
	8.22	Tax Matters	102
	8.23	Separation Expenses	103
	8.24	Delta Guarantee	103
9.	Conditions of the Mergers		104
	9.1	Conditions to the Obligations of Each Party	104
	9.2	Additional Conditions to the Obligations of Delta, Ultra and the Merger Subs	104
	9.3	Additional Conditions to the Obligations of Vector and Kodiak	105
	9.4	Frustration of Conditions of the Mergers	106
10.	Termination, Amendment and Waiver		106
	10.1	Termination or Abandonment	106
	10.2	Effect of Termination	108
	10.3	Fees and Expenses	108
11.	Non-Survival of Representations and Warranties; Survival of Certain Covenants; Specific Performance		110
	11.1	Non-Survival of Representations and Warranties; Survival of Certain Covenants	110
	11.2	Specific Performance	110
12.	General Provisions		110
	12.1	Notices	110
	12.2	Counterparts; Delivery by Electronic Transmission	112
	12.3	No Third-Party Beneficiaries	112
	12.4	Entire Agreement	113
	12.5	Assignment	113
	12.6	Governing Law; Waiver of Jury Trial	113
	12.7	Jurisdiction; Service of Process	114
	12.8	Severability	114
	12.9	Headings	114
	12.10	Amendment	115

12.11	Extension; Waiver	115
12.12	Interpretation	115
12.13	Damages Waiver	116
12.14	Exculpation of Financing Sources	116
12.15	Reference to Time and Days	116
12.16	Non-Recourse; No Representations or Warranties	117

Exhibits

Exhibit A	Form of Master Separation and Distribution Agreement
Exhibit B	Form of Employee Matters Agreement
Exhibit C	Form of Intellectual Property Matters Agreement
Exhibit D	Form of Non-US Agency Agreement
Exhibit E	Form of Real Estate Matters Agreement
Exhibit F	Form of Tax Matters Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	First Vector Surviving Entity: Form of Certificate of Incorporation
Exhibit I	First Vector Surviving Entity: Form of Bylaws
Exhibit J	Second Vector Surviving Entity: Form of Certificate of Formation
Exhibit K	Second Vector Surviving Entity: Form of Limited Liability Company Operating Agreement
Exhibit L	Kodiak Surviving Entity: Form of Certificate of Incorporation
Exhibit M	Kodiak Surviving Entity: Form of Bylaws

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 11 (this “Agreement”), is made and entered into by and among DXC Technology Company, a Nevada corporation (“Delta”), Ultra SC Inc., a Nevada corporation and a direct, wholly owned Subsidiary of Delta (“Ultra”), Ultra First VMS Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Ultra (“Vector Merger Corp”), Ultra Second VMS LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Ultra (“Vector Merger LLC”), Ultra KMS Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Ultra (“Kodiak Merger Sub”, and together with Vector Merger Corp and Vector Merger LLC, the “Merger Subs”, and each, a “Merger Sub”), Vencore Holding Corp., a Delaware corporation (“Vector”), KGS Holding Corp., a Delaware corporation (“Kodiak”), The SI Organization Holdings LLC, a Delaware limited liability company (the “Vector Stockholder”), and KGS Holding LLC, a Delaware limited liability company (the “Kodiak Stockholder”, and together with the Vector Stockholder, the “Enumerated Stockholders”, and each, an “Enumerated Stockholder”, and collectively with Delta, Ultra, the Merger Subs, Vector, and Kodiak, the “Parties”, and each, a “Party”).

WHEREAS:

(A)	Delta directly and indirectly through its Subsidiaries is engaged in the Ultra Business (as such term, and each other capitalized term used herein and not defined, is defined in Article 1 and Section 12.12).

(B)	On or prior to the Separation Date, and subject to the terms and conditions set forth in the Distribution Agreement, Delta will consummate the Internal Reorganization.

(C)	Immediately prior to the Distribution, Ultra will pay a special cash dividend to Delta (the “Special Dividend”) or will distribute to Delta securities representing indebtedness of Ultra (the “Debt Exchange”) such that the aggregate amounts of cash distributed or debt issued will be equal to the Maximum Dividend/Exchange Amount.

(D)	Prior to the Effective Times, on the Closing Date, Delta will distribute to the Delta Stockholders (other than with respect to shares of Delta Common Stock held in treasury of Delta) as of the Record Date all issued and outstanding shares of Ultra Common Stock, in accordance with the Distribution Agreement (the “Distribution” and together with the Internal Reorganization, the “Separation”).

(E)	Following the payment of the Special Dividend, the consummation of the Debt Exchange, if any, and the consummation of the Distribution, the Parties intend that the following actions shall occur on the Closing Date (whether on or after the date of the Distribution): (a) Vector Merger Corp will be merged with and into Vector (the “First Vector Merger”) with Vector surviving the First Vector Merger in exchange for the Vector Merger Consideration, (b) immediately following the First Vector Merger, Vector, as the surviving entity of the First Vector Merger, will be merged with and into Vector Merger LLC (the “Second Vector Merger”, and together with the First Vector Merger, the “Vector Mergers”, and each, a “Vector Merger”) with Vector Merger LLC surviving the Second Vector Merger, and (c) concurrently with the First Vector Merger, the Kodiak Merger Sub will be merged with and into Kodiak (the “Kodiak Merger”, and together with the Vector Mergers, the “Mergers”, and each, a “Merger”) with Kodiak surviving the Kodiak Merger in exchange for the Kodiak Merger Consideration.

(F)	The Kodiak Board of Directors (a) has approved and declared advisable and in the best interests of Kodiak and all of the stockholders of Kodiak this Agreement and the Transactions, including the Kodiak Merger, and (b) has recommended the adoption by the stockholders of Kodiak of this Agreement.

(G)	The Vector Board of Directors (a) has approved and declared advisable and in the best interests of Vector and all of the stockholders of Vector this Agreement and the Transactions, including the Vector Mergers, and (b) has recommended the adoption by the stockholders of Vector of this Agreement.

(H)	The Ultra Board of Directors, the board of directors of each of Vector Merger Corp and Kodiak Merger Sub, and the managing member of Vector Merger LLC have each approved and declared advisable this Agreement and Ultra, as the sole equityholder of each Merger Sub, has duly adopted this Agreement.

(I)	The Parties to the Mergers have agreed to effect the Mergers upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable.

(J)	It is the intention of the Parties that, for U.S. federal income tax purposes: (a) the Separation (including the Special Dividend and the Debt Exchange) will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of Delta and Ultra will be a “party to a reorganization” within the meaning of Section 368(b) of the Code with respect thereto; (b) the Distribution will qualify as a tax-free spin-off resulting in nonrecognition under Sections 355(a), 361 and 368(a) of the Code and as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code; (c) the Vector Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Ultra and Vector will be a “party to a reorganization” within the meaning of Section 368(b) of the Code with respect thereto; (d) the Kodiak Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Ultra, Kodiak Merger Sub and Kodiak will be a “party to a reorganization” within the meaning of Section 368(b) of the Code with respect thereto; (e) none of the Mergers will cause Section 355(e) of the Code to apply to the Distribution; and (f) this Agreement and the Distribution Agreement are each separately, and the Parties hereby adopt each of this Agreement and the Distribution Agreement as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	DEFINED TERMS

1.1	Defined Terms

When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Action” shall mean any demand, action, claim, charge, grievance, complaint, arbitration, mediation, proceeding, inquiry, review, audit, hearing, investigation, litigation, suit or countersuit of any nature, whether civil, criminal, administrative, investigative, regulatory or informal, commenced, brought or heard by or before any Governmental Entity.

“Affected Employees” shall have the meaning set forth in Section 8.14(a).

“Affiliate” shall have the meaning set forth in the Distribution Agreement.

“Affiliate Transaction” shall have the meaning set forth in Section 4.21.

“Agreement” shall have the meaning set forth in the preamble.

“Business Day” shall have the meaning set forth in the Distribution Agreement.

“Closing Date” shall have the meaning set forth in Section 3.3.

“Closings” shall have the meaning set forth in Section 3.3.

“Code” shall have the meaning set forth in the Distribution Agreement.

“Combined Financial Statements” shall have the meaning set forth in Section 8.5(f).

“Confidential Information” shall have the meaning set forth in the Distribution Agreement.

“Confidentiality Agreement” shall mean the mutual nondisclosure agreement between DXC Technology Company (as successor in interest to Computer Sciences Corporation) and Veritas.

“Contract” shall have the meaning set forth in the Distribution Agreement.

“Cost or Pricing Data” shall have the meaning set forth in FAR § 2.101.

“Covered Person” shall have the meaning set forth in Section 8.12(a).

“Cumulative VWAP” shall have the meaning set forth in clause (b) of the definition of “Fully Diluted Share Count”.

“Data” shall have the meaning set forth in 48 CFR 52.227-14 (2007).

“Debt Exchange” shall have the meaning set forth in the recitals.

“Debt Exchange Amount” shall mean the Maximum Dividend/Exchange Amount, minus the Special Dividend Amount.

“Debt Payoff Amount” shall mean the sum of the Vector Debt Payoff Amount and the Kodiak Debt Payoff Amount.

“Delta” shall have the meaning set forth in the preamble.

“Delta Applicable Date” shall mean June 30, 2017.

“Delta Board of Directors” shall mean the board of directors of Delta.

“Delta Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Delta Entities” shall mean Delta and each of the Subsidiaries of Delta except the Ultra Entities.

“Delta ERISA Group” shall mean Ultra, Delta and each of their respective ERISA Affiliates.

“Delta Guarantee” shall have the meaning set forth in Section 8.24.

“Delta Intellectual Property” shall have the meaning set forth in Section 4.13(a).

“Delta Leased Property” shall have the meaning set forth in Section 4.14(b).

“Delta Obligations” shall have the meaning set forth in Section 8.24.

“Delta Owned Property” shall have the meaning set forth in Section 4.14(a).

“Delta Stockholders” shall mean the holders of the Delta Common Stock.

“Delta Tax Counsel” shall mean Skadden, Arps, Slate, Meagher & Flom LLP.

“Delta/Ultra Disclosure Schedule” shall mean the disclosure schedules delivered by Delta and Ultra to Vector concurrently herewith.

“DGCL” shall have the meaning set forth in the recitals.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Agreement” shall mean the Separation and Distribution Agreement, by and between Delta and Ultra substantially in the form attached hereto as Exhibit A.

“Distribution Ratio” shall mean the ratio set forth in Section 4.1 of the Distribution Agreement.

“DLLCA” shall have the meaning set forth in the recitals.

“DOJ” shall mean the U.S. Department of Justice.

“DSS” shall mean the Defense Security Service of the United States Department of Defense.

“Effective Time” and “Effective Times” shall have the meanings set forth in Section 3.2(c).

“Employee Matters Agreement” shall mean the Employee Matters Agreement, by and between Delta and Ultra substantially in the form attached hereto as Exhibit B.

“Encumbrances” shall mean all liens (statutory or otherwise), security interests, hypothecations, preferences, priorities, easements, pledges, bailments (in the nature of a pledge or for purposes of security), mortgages, deeds of trusts, covenants, grants of power to confess judgment, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), options, encumbrances or other restrictions of any kind, including restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and all other similar rights of third parties, of any kind or nature.

“Enumerated Stockholder” and “Enumerated Stockholders” shall have the meanings set forth in the preamble.

“Environmental Claims” shall mean any Action, notice, letter, demand or request for information (in each case in writing) by any Person or entity alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Law or the release, emission, discharge, presence or disposal of, or exposure to, any Hazardous Material at any location.

“Environmental Law” shall mean any Law or Order relating to pollution or the protection, cleanup or restoration of the environment, or to workplace or public health or safety as related to exposure to Hazardous Material, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act, in each case as in effect on or prior to the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any specified entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the specified entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the specified entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Everett Separation” shall mean (a) the reorganization and spin-off of the Enterprise Services business from Hewlett Packard Enterprise Services, (b) the subsequent merger of Computer Sciences Corporation with a wholly owned subsidiary of the Enterprise Services business and (c) actions in connection with integrating the Enterprise Services business into Delta following such merger.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchanged Debt” shall have the meaning set forth in Section 8.7(a).

“Expense Reimbursement” shall have the meaning set forth in Section 10.3(b).

“FAR” shall mean the U.S. Federal Acquisition Regulation.

“FAR System” shall mean the FAR together with the Department of Defense Federal Acquisition Regulation Supplement and the other agency acquisition regulations that implement or supplement the FAR.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities, if any, that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of any financing contemplated to be obtained by Ultra in connection with the Ultra Payments or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, commitment letters, engagement letters, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, partners, trustees, shareholders controlling persons, agents and representatives and their respective successors and assigns.

“First Vector Effective Time” shall have the meaning set forth Section 3.1(d).

“First Vector Merger” shall have the meaning set forth in the recitals.

“First Vector Surviving Entity” shall have the meaning set forth in Section 3.1(a)(ii).

“FOCI” shall have the meaning set forth in Section 4.19(i).

“FTC” shall mean the U.S. Federal Trade Commission.

“Fully Diluted Share Count” shall mean the sum of:

(a)	the number of shares of Ultra Common Stock issued and outstanding as of immediately prior the Effective Times (for clarity, taking into account the Distribution Ratio), plus

(b)	with respect to Ultra Options (as defined in the Employee Matters Agreement) that are vested as of the Effective Times (collectively, the “Relevant Ultra Options”), the sum (such sum, the “Underlying Option Shares”) of the net number of shares of Ultra Common Stock calculated utilizing a modified form of the treasury stock method (as described in this clause) with respect to each such Relevant Ultra Option based on (y) the number of shares of Ultra Common Stock underlying such Relevant Ultra Option minus (z) the number of shares of Ultra Common Stock underlying such Relevant Ultra Option multiplied by a fraction, the numerator of which shall be based on the applicable exercise price of such Relevant Ultra Option and the denominator of which shall be the cumulative volume-weighted average stock price (such cumulative volume weighted average stock price being sourced from Bloomberg L.P. utilizing the “VWAP function” or, if not available therefrom, being sourced from another authoritative source mutually selected by the Parties) (“Cumulative VWAP”) of the Delta Common Stock based on regular-way trading and the Cumulative VWAP of Ultra Common Stock based on when-issued trading during the period commencing on the date that is five trading days before the Distribution and ending on the date that is two trading days before the Distribution (the “Reference Period”), calculated in accordance with the process set forth in clause (e) below; provided, however, that if the Distribution occurs more than ten trading days prior to the Effective Times, the denominator shall be the Cumulative VWAP of the Ultra Common Stock shall be based on the regular way trading of the Ultra Common Stock during the period commencing on the seventh trading days prior to the Effective Times and ending two trading days before the Effective Times (for clarity, it being understood that if, with respect to any given Relevant Ultra Option, the applicable exercise price of such Relevant Ultra Option exceeds the Cumulative VWAP, then such out-of-the-money Relevant Ultra Option shall not be taken into account in the foregoing calculations), plus

(c)	with respect to Ultra RSUs and Ultra PSUs (as such terms are defined in the Employee Matters Agreement) that are vested as of the Effective Times, the aggregate number of shares of Ultra Common Stock subject to such Ultra RSUs and Ultra PSUs (the “RSU/PSU Underlying Shares” and, together with the Underlying Option Shares, the “Ultra Underlying Shares”); plus

(d)	up to 1,000,000 (the “Maximum Unvested Ultra Award Amount”) (provided that the Maximum Unvested Ultra Award Amount, shall be equitably adjusted in the event the Distribution Ratio is not 1:1) issued Ultra Underlying Shares attributable, in the aggregate to Relevant Ultra Options, Ultra RSUs and Ultra PSUs, in each case, that are not vested as of the Effective Times or that will not vest as a result of the Mergers (“Unvested Ultra Awards”) shall be disregarded from the calculation of Ultra Underlying Shares. Notwithstanding anything to the contrary in this Agreement or the Employee Matters Agreement, in no event shall Ultra issue, and Delta shall take all action so that the number of Unvested Ultra Awards issuable in connection with the Distribution does not exceed, more than 1,000,000 Unvested Ultra Awards prior to the Effective Times; provided, however, that if the Parties mutually agree in writing to permit a number of Unvested Ultra Awards that exceeds the Maximum Ultra Awards Amount, the amount Unvested Ultra Awards in excess of the Maximum Unvested Ultra Award Amount shall be included in the calculation of Fully Diluted Share Count as if vested as of the Effective Times.

(e)	The number of Ultra Options, Ultra PSUs and Ultra RSUs, and the applicable exercise price of each Ultra Option shall be determined in accordance with the Employee Matters Agreement. The number of Underlying Option Shares shall be based on a good faith estimate (as determined by Delta and Ultra in consultation with Vector and Kodiak) of the estimated stock price of Ultra Common Stock and Delta Common Stock during the Reference Period, as applicable, calculated in accordance with this definition. During each trading day in the Reference Period, Delta and Ultra shall provide Vector and Kodiak estimates of the Fully Diluted Share Count and will cooperate with Vector and Kodiak in connection the preparation and review of this definition (including providing information and estimates of this definition). No later than, 9:00 am on the next calendar day following the Reference Period, Delta and Ultra shall deliver their final estimate for review and consultation with Vector and Kodiak.

(f)	In the event the information specified in clause (b) is not available during the Reference Period, the Parties shall mutually agree to alternative measurement to give the same economic effect of this definition.

“Fundamental Representations and Warranties” shall mean the representations and warranties set forth in Sections 5.2(a), 5.3, 6.2(a) and 6.3.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Bid” shall mean any offer, quotation, bid or proposal to sell products or services made by either Party or any of its Subsidiaries to any Governmental Entity or any higher-tier contractor prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, purchase order, task order, delivery order, change order, or other contractual commitment of any kind, between any Party or any of its Subsidiaries, on the one hand, and any (a) Governmental Entity, (b) prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) subcontractor with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase, delivery or work order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but will be considered part of the Government Contract to which it relates.

“Governmental Entity” shall have the meaning set forth in the Distribution Agreement.

“Hazardous Material” shall mean any material, substance or waste as to which Liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall have the meaning set forth in the Distribution Agreement.

“Information” shall have the meaning set forth in the Distribution Agreement.

“Information Privacy and Security Laws” shall mean all applicable Laws and self-regulatory guidelines concerning the privacy, protection or security of Personal Information, including the Fair

Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act (as amended by the Health Information Technology for Economic and Clinical Health Act), state data breach notification and security Laws, and any European Union member state Laws implementing the European Union Directive 95/46/EC or, after May 24, 2018, the European Union General Data Protection Regulation 2016/679, in each case, where applicable.

“Intellectual Property” shall have the meaning set forth in the Distribution Agreement.

“Intended Tax-Free Status” shall mean the intended U.S. federal income tax consequences described in clause (J) of the recitals.

“Internal Reorganization” shall have the meaning set forth in the Distribution Agreement.

“International Trade Laws” shall have the meaning set forth in Section 4.20(a).

“IP Matters Agreement” shall mean the Intellectual Property Matters Agreement by and between Delta and Ultra substantially in the form attached hereto as Exhibit C.

“IRS” shall mean the U.S. Internal Revenue Service.

“ITAR” shall mean Title 22, Section 122.4 of the International Traffic in Arms Regulations.

“Key Kodiak Employees” shall mean those Kodiak Employees set forth in Section 1.1(a) of the Kodiak Disclosure Schedule.

“Key Ultra Group Employees” shall mean those Ultra Group Employees set forth in Section 1.1(a) of the Delta/Ultra Disclosure Schedule.

“Key Vector Employees” shall mean those Vector Employees set forth in Section 1.1(a) of the Vector Disclosure Schedule.

“Knowledge” shall mean: (a) with respect to Delta and Ultra, the actual knowledge of the persons listed on Section 1.1(b) of the Delta/Ultra Disclosure Schedule; (b) with respect to Vector, the actual knowledge of the persons listed on Section 1.1(b) of the Vector Disclosure Schedule; and (c) with respect to Kodiak, the actual knowledge of the persons listed on Section 1.1(b) of the Kodiak Disclosure Schedule.

“Kodiak” shall have the meaning set forth in the preamble.

“Kodiak Advisory Agreement” shall mean that certain Advisory Agreement, dated as of May 29, 2009, by and among the Kodiak Stockholder, Kodiak, Veritas, and KeyPoint Government Solutions, Inc. (f/k/a Kroll Government Solutions, Inc.).

“Kodiak Applicable Date” shall mean June 30, 2017.

“Kodiak Audited Financial Statements” shall have the meaning set forth in Section 8.5(d)(iii).

“Kodiak Board of Directors” shall mean the board of directors of Kodiak.

“Kodiak Certificate” shall have the meaning set forth in Section 3.2(e)(ii).

“Kodiak Closing” shall have the meaning set forth in Section 3.3.

“Kodiak Common Stock” shall mean the common stock of Kodiak, par value $0.01 per share.

“Kodiak Credit Agreement” shall mean that certain Credit Agreement, dated as of April 18, 2017 (as may be further amended, amended and restated, supplemented or otherwise modified from time to time), by and among KeyPoint Government Solutions, Inc., as borrower, Kodiak, the several lenders from time to time parties thereto (collectively, the “Lenders”), Cortland Capital Market Services LLC, as administrative agent and collateral agent, KKR Credit Advisors (US) LLC, as structuring advisor and KKR Capital Markets LLC, as lead arranger, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of May 8, 2017, among the KeyPoint Government Solutions, Inc., as borrow, Holdings, the Lenders, and Cortland Capital Market Services LLC, as administrative agent and collateral agent.

“Kodiak Debt Payoff Amount” shall mean the amount of Indebtedness outstanding on the Closing Date under the Kodiak Credit Agreement, plus any prepayment premiums and accrued interest due as of the Closing Date, as set forth in the applicable Payoff Letter(s).

“Kodiak Disclosure Schedule” shall mean the disclosure schedules delivered by Kodiak to Delta concurrently herewith.

“Kodiak Effective Time” shall have the meaning set forth in Section 3.2(c).

“Kodiak Employee” shall mean, as of any date, any individual who is an employee of any Kodiak Entity (including employees who are not actively at work on such date by reason of illness, vacation, leave of absence or short-term disability).

“Kodiak Entities” shall mean Kodiak and each of its Subsidiaries.

“Kodiak Equity Interests” shall have the meaning set forth in Section 6.2(a).

“Kodiak ERISA Group” shall mean Kodiak and each of its ERISA Affiliates.

“Kodiak ERISA Plan” shall have the meaning set forth in Section 6.9(a).

“Kodiak Financial Statements” shall have the meaning set forth in Section 6.5.

“Kodiak IP License” shall have the meaning set forth in Section 6.13(b).

“Kodiak June 2017 Balance Sheet” shall have the meaning set forth in Section 6.5(a).

“Kodiak Leased Property” shall have the meaning set forth in Section 6.14(b).

“Kodiak Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to:

(a)	Kodiak, its Subsidiaries, or the business, operations, assets, prospects, financial condition or results of operations of the Kodiak Entities, taken as a whole; or

(b)	the ability of Kodiak to consummate the Transactions and to perform its obligations under this Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether, a Kodiak Material Adverse Effect has occurred: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to:

(i)	general business or economic conditions in the United States;

(ii)	generally affecting the industry or industries in which Kodiak Entities operate;

(iii)	national or international political or social conditions, including the engagement by the U.S. in hostilities (or the escalation thereof), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.;

(iv)	natural or man-made disasters or acts of God;

(v)	financial, banking or securities markets;

(vi)	changes or proposed changes in applicable Law or in GAAP;

(vii)	the failure of any Government Bid to result in a Government Contract, the existence of any protest initiated by any third party with respect to any Government Bid or Government Contract of the Kodiak Entities (but not underlying reasons why any such protest may be successful), or the failure of any protest relating to a Government Bid or Government Contract initiated by the Kodiak Entities;

(viii)	any actions that are required to be taken by, or in compliance with, any Transaction Document, including Section 8.9, or the pendency or announcement of the Transactions, including the identity of the Parties; and

(ix)	the credit ratings of the Kodiak Entities or the failure of the Kodiak Entities to meet published or internal projections or forecast (provided that, in the case of this clause (ix), the underlying changes or failures that do not otherwise fall within any of the exceptions describe in clauses (i) through (vii) of this sentence may nonetheless be taken into account in determining whether a Kodiak Material Adverse Effect exists or would reasonably be expected to exist); provided that, in the case of clauses (i) through (vi) of this sentence, such effects, changes or circumstances shall be taken into account in determining whether a Kodiak Material Adverse Effect exists or would reasonably be expected to exist, but only if and to the extent the Kodiak Entities, taken as a whole, are disproportionately affected thereby compared to other providers of information technology services to the United States Federal Government.

“Kodiak Material Contract” shall have the meaning set forth in Section 6.15(a).

“Kodiak Merger” shall have the meaning set forth in the recitals.

“Kodiak Merger Consideration” shall mean the Kodiak Stock Consideration.

“Kodiak Merger Sub” shall have the meaning set forth in the preamble.

“Kodiak Merger Sub Common Stock” shall mean the common stock of Kodiak Merger Sub, par value $0.01 per share.

“Kodiak Merger Sub Equity Interests” shall have the meaning set forth in Section 4.2(d).

“Kodiak Merger Sub Stockholder Approval” shall mean the affirmative vote of Ultra, as the sole holder of Kodiak Merger Sub Equity Interests.

“Kodiak Owned Intellectual Property” shall have the meaning set forth in Section 6.13(a).

“Kodiak Owned Property” shall have the meaning set forth in Section 6.14(a).

“Kodiak Parent” shall have the meaning set forth in Section 9.2(g).

“Kodiak Parent Agreements” shall have the meaning set forth in Section 9.2(g).

“Kodiak Plans” shall have the meaning set forth in Section 6.9(a).

“Kodiak Registered Intellectual Property” shall have the meaning set forth in Section 6.13(a).

“Kodiak Stock Consideration” shall mean a number of shares of Ultra Common Stock equal to the product of (a) 1.16327 times the Fully Diluted Share Count, and (b) 0.0265111.

“Kodiak Stockholders” shall have the meaning set forth in the preamble.

“Kodiak Subsequent Financial Statements” shall have the meaning set forth in Section 8.5(d)(iii).

“Kodiak Transaction Expenses” shall mean any Transaction Expenses incurred by any Kodiak Entity or the Kodiak Stockholder.

“Kodiak Waived Payments” shall have the meaning set forth in Section 8.14(c).

“Law” shall have the meaning set forth in the Distribution Agreement.

“Liabilities” shall have the meaning set forth in the Distribution Agreement.

“License” shall mean any license, ordinance, authorization, permit, certificate, right, easement, variance, exemption, consent, franchise or approval from any Governmental Entity, domestic or foreign.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“MAP” shall have the meaning set forth in the Employee Matters Agreement.

“Merger” and “Mergers” shall have the meanings set forth in the recitals.

“Merger Sub” and “Merger Subs” shall have the meanings set forth in the preamble.

“Maximum Dividend/Exchange Amount” means an amount equal to $1,050,000,000, minus the Remaining Ultra Notes Amount.

“Maximum Unvested Ultra Award Amount” shall have the meaning set forth in clause (d) of the definition of “Fully Diluted Share Count”.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” shall mean the NASDAQ Global Market.

“New DC Plan” shall have the meaning set forth in Section 8.14(d).

“New Plans” shall have the meaning set forth in Section 8.14(b).

“Next Month End” has the meaning set forth in Section 3.3.

“NISPOM” shall mean the applicable requirements under the National Industrial Security Program Operating Manual, dated February 28, 2006, and supplements, amendments and revisions thereof.

“Non-Recourse Party” shall have the meaning set forth in Section 12.16(a).

“Non-US Agency Agreement” shall mean the Non-US Agency Agreement by and between Delta and Ultra substantially in the form attached hereto as Exhibit D.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Order” shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, settlement, ruling, restriction, charge or writ of any Governmental Entity, whether temporary, preliminary or permanent.

“Party” and “Parties” shall have the meanings set forth in the preamble.

“Payoff Letters” shall mean letters, obtained prior to the Closing Date, in customary form and substance, from any Person to whom any Indebtedness is owed under the Vector Credit Agreement or the Kodiak Credit Agreement as of the Closing Date setting forth wire transfer instructions and the amount or amounts necessary to discharge in full the obligations owed to such Person in connection with such Indebtedness.

“Permits” shall mean permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Permitted Acquisitions” shall mean acquisitions, Merger or divestitures by any Ultra Entity set forth on Section 1.1(c) of the Delta/Ultra Disclosure Schedule (along with any associated debt or equity financing in connection with such acquisitions, Merger or divestitures); provided that the entities acquired pursuant to such acquisitions, Merger or divestitures do not, individually or in the aggregate, constitute a significant subsidiary (as defined in Regulation S-X as promulgated by the SEC), and provided, further, that such acquisitions, Merger or divestitures do not, individually or in the aggregate, materially delay or prevent the consummation of the Separation or the Merger.

“Permitted Liens” shall mean: (a) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided that such liens and restrictions do not materially interfere with the use of such real property or operation of the respective businesses of Ultra, Vector or Kodiak as currently operated or otherwise materially and adversely impair the current business operations at such location); (b) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts or leases to which such Person (or a Subsidiary of such Person) is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such Person (or a Subsidiary of such Person) is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice; (c) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (e) encumbrances that do not materially impair the ownership or use of the assets to which they relate and licenses of Intellectual Property made in the ordinary course of business; and (f) Liens set forth in Section 1.1(d) of the Vector Disclosure Schedule, Section 1.1(d) of the Kodiak Disclosure Schedule or Section 1.1(d) of the Delta/Ultra Disclosure Schedule, as applicable, with respect to the Indebtedness in existence as of the date hereof, in each case as security for such Indebtedness and so long as there is no default under such Indebtedness.

“Person” shall have the meaning set forth in the Distribution Agreement.

“Personal Information” shall mean (a) any information or data that is governed, regulated or protected by one or more applicable Information Privacy and Security Law, and (b) any confidential information or data that is received, created, transmitted or maintained in any form.

“Principals” shall have the meaning set forth in FAR § 52.209-5.

“Qualified Plan Termination” shall have the meaning set forth in Section 8.14(d).

“Real Estate Matters Agreement” shall mean the Real Estate Matters Agreement by and between Delta and Ultra substantially in the form attached hereto as Exhibit E.

“Record Date” shall have the meaning set forth in the Distribution Agreement.

“Registration Statement” shall mean the registration statement to be filed by Ultra with the SEC in connection with the issuance of shares of Ultra Common Stock in connection with the Distribution.

“Related Parties” with respect to any specified Person, means: (a) any current or former Affiliate of such specified Person, or any director, officer, partner, manager or member of such Affiliate, (b) any Person who serves or within the past three years has served as a director, officer, partner, member or in a similar capacity of such specified Person, (c) any Person set forth on Section 8.3 of the Delta/Ultra Disclosure Schedule, (d) any immediate family member of a Person described in clause (b) or (c) of this sentence, or (e) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Relevant Ultra Options” shall have the meaning set forth in clause (b) of the definition of “Fully Diluted Share Count”.

“Remaining Ultra Notes Amount” shall mean the aggregate principal value of the Ultra Existing Notes immediately following the Ultra Existing Notes Exchange.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity with such Person’s approval on its behalf, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Restricted Employee” shall mean any employee of Ultra, the Surviving Entities or their respective Subsidiaries and controlled Affiliates.

“Rule 144” shall have the meaning set forth in Section 7.9.

“RSU/PSU Underlying Shares” shall have the meaning set forth in clause (c) of the definition of “Fully Diluted Share Count”.

“SAS 100” shall have the meaning set forth in Section 8.5(b)(i).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Vector Effective Time” shall have the meaning set forth Section 3.1(d).

“Second Vector Merger” shall have the meaning set forth in the recitals.

“Second Vector Surviving Entity” shall have the meaning set forth in Section 3.1(b)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the recitals.

“Separation Agreements” shall mean, collectively: (a) the Distribution Agreement; (b) the Tax Matters Agreement; (c) the Transition Services Agreement; (d) the Employee Matters Agreement; (e) the Real Estate Matters Agreement; (f) the Non-US Agency Agreement; and (g) the IP Matters Agreement.

“Separation Date” shall mean the date and time that the Separation shall become effective.

“Separation Expenses” shall have the meaning set forth in the Distribution Agreement.

“Software” shall mean all computer software, including source codes, machine readable code, object code, algorithms and printed listings of code, in any and all forms and media, and all related documentation.

“Special Dividend” shall have the meaning set forth in the recitals.

“Special Dividend Amount” shall mean the amount determined by Delta after considering in good faith the estimated adjusted tax bases of the assets and liabilities of the Ultra Business; provided, however, that in no event shall the sum of the Special Dividend Amount and the Debt Exchange Amount exceed the Maximum Dividend/Exchange Amount.

“Spin-Off Tax Opinion” shall have the meaning set forth in Section 8.22(a).

“Sponsor Side Letter” shall mean that certain Letter Agreement, dated as of October 11, 2017, by and among the Enumerated Stockholders, Veritas and Ultra.

“Stock Exchange” shall mean the NYSE or NASDAQ as determined by Delta in its sole discretion as the location of its primary listing of Ultra Common Stock.

“Subsidiary” shall have the meaning set forth in the Distribution Agreement.

“Surviving Entity” and “Surviving Entities” shall have the meanings set forth in Section 3.2(a)(ii).

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Delta and Ultra substantially in the form attached hereto as Exhibit F.

“Tax Representation Letters” shall mean Tax representation letters containing normal and customary representations and statements reasonably satisfactory in form and substance to Delta Tax Counsel in light of the facts and the conclusions to be reached in the Spin-Off Tax Opinion, executed by the applicable Parties, and other Persons, if required, as reasonably agreed by such Parties.

“Tax Return” shall mean any report, return, statement or similar document (including information returns and amended returns), including any schedules or attachments thereto, and any amendment or supplement thereof, required to be filed or that were or may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

“Taxing Authority” shall mean any governmental authority (whether United States or non-United States, and including any state, municipality, political subdivision or governmental agency) responsible for the imposition, administration, collection, determination or regulation of any Tax.

“Termination Date” shall have the meaning set forth in Section 10.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 10.3(b).

“Third-Party Claim” shall have the meaning set forth in the Distribution Agreement.

“Total Transaction Expenses” shall mean the sum of the Kodiak Transaction Expenses, Vector Transaction Expenses and the Ultra Transaction Expenses.

“Transaction Agreements” shall mean, collectively: (a) this Agreement; (b) the Sponsor Side Letter; (c) the Separation Agreements; and (d) all other documents required to be delivered on the Closing Date by any Party pursuant to this Agreement.

“Transaction Expenses” shall mean all costs, fees and expenses incurred directly in relation to the Transactions (including fees and expenses of legal counsel, accountants, investment bankers and other Representatives and consultants, and financing fees, costs and expenses, if any), whether or not paid prior to the Closings.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the other Transaction Agreements, including the Separation and the Mergers.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Delta and Ultra substantially in the form attached hereto as Exhibit G.

“Treasury Regulations” shall mean the U.S. Treasury Regulations promulgated under the Code..

“Ultra” shall have the meaning set forth in the preamble.

“Ultra 401(k) Plan” shall have the meaning set forth in the Employee Matters Agreement.

“Ultra Assets” shall have the meaning set forth in the Distribution Agreement.

“Ultra Audited Financial Statements” shall have the meaning set forth in Section 8.5(a).

“Ultra Board of Directors” shall mean the board of directors of Ultra.

“Ultra Business” shall have the meaning set forth in the Distribution Agreement.

“Ultra Contracting Entities” shall mean Enterprise Services LLC, Enterprise Services Admin Services LLC, Enterprise Services State and Local Inc., Safeguard Services LLC, and NHIC Corporation.

“Ultra Common Stock” shall mean all of the issued and outstanding shares of common stock, par value $0.01 per share, of Ultra.

“Ultra Entities” shall mean Ultra and each of the Ultra Subsidiaries.

“Ultra Equity Interests” shall have the meaning set forth in Section 4.2(a).

“Ultra ERISA Plan” shall have the meaning set forth in Section 4.9(a).

“Ultra Existing Notes” shall mean the 7.45% Senior Notes due 2029 of Enterprise Services, LLC, a Delaware limited liability company.

“Ultra Existing Notes Exchange” shall have the meaning set forth in Section 8.6.

“Ultra Financial Statements” shall have the meaning set forth in Section 4.5(a).

“Ultra Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Ultra Liabilities” shall have the meaning set forth in the Distribution Agreement.

“Ultra Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to:

(a)	the Ultra Business, the Ultra Entities, or the operations, assets, prospects, financial condition or results of operations of the Ultra Business, taken as a whole; or

(b)	the ability of Delta or the Ultra Entities to consummate the Transactions and to perform their obligations under this Agreement, the Transaction Agreements and the Separation Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, an Ultra Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to:

(i)	general business or economic conditions in the United States;

(ii)	generally affecting the industry or industries in which the Ultra Entities operate;

(iii)	national or international political or social conditions, including the engagement by the U.S. in hostilities (or the escalation thereof), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.;

(iv)	natural or man-made disasters or acts of God;

(v)	financial, banking or securities markets;

(vi)	changes or proposed changes in applicable Law or in GAAP;

(vii)	the failure of any Government Bid to result in a Government Contract, the existence of any protest initiated by any third party with respect to any Government Bid or Government Contract of the Ultra Entities (but not underlying reasons why any such protest may be successful), or the failure of any protest relating to a Government Bid or Government Contract initiated by the Ultra Entities;

(viii)	any actions that are required to be taken by, or in compliance with, any Transaction Document, including Section 8.9, or the pendency or announcement of the Transactions, including the identity of the Parties; and

(ix)	the credit ratings of the Ultra Entities or the failure of the Ultra Entities to meet published or internal projections or forecast (provided that, in the case of this clause (ix), the underlying changes or failures that do not otherwise fall within any of the exceptions describe in clauses (i) through (vii) of this sentence may nonetheless be taken into account in determining whether an Ultra Material Adverse Effect exists or would reasonably be expected to exist); provided that, in the case of clauses (i) through (vi) of this sentence, such effects, changes or circumstances shall be taken into account in determining whether an Ultra Material Adverse Effect exists or would reasonably be expected to exist, but only if and to the extent the Ultra Business, the Ultra Entities or Delta or any of Delta’s Subsidiaries with respect to the Ultra Business, taken as a whole, are disproportionately affected thereby compared to other operators in the Ultra Business.

“Ultra Material Contract” shall have the meaning set forth in Section 4.15(a).

“Ultra Option” shall have the meaning set forth in the Employee Matters Agreement.

“Ultra Payments” shall mean the amount necessary for Ultra or its Subsidiaries to fund: (a) the Special Dividend; (b) the Vector Cash Consideration; (c) the Debt Payoff Amount; and (d) the Total Transaction Expenses.

“Ultra Plans” shall have the meaning set forth in Section 4.9(a).

“Ultra PSU” shall have the meaning set forth in the Employee Matters Agreement.

“Ultra RSU” shall have the meaning set forth in the Employee Matters Agreement.

“Ultra Stockholder Approval” shall mean the affirmative stockholder vote of Delta, as the sole stockholder of Ultra.

“Ultra Stockholders” shall mean the holders of Ultra Common Stock.

“Ultra Subsequent Financial Statements” shall have the meaning set forth in Section 8.5(a).

“Ultra Subsidiaries” shall mean each Merger Sub, each of their respective Subsidiaries, and any other Subsidiary of Ultra at the time of the Distribution.

“Ultra Transaction Expenses” shall mean any Transaction Expenses incurred or paid by Delta, Ultra or any of their respective Subsidiaries; provided that in no event shall Ultra Transaction Expenses include any Separation Expenses.

“Ultra Underlying Shares” shall have the meaning set forth in clause (c) of the definition of “Fully Diluted Share Count”.

“Underlying Option Shares” shall have the meaning set forth in clause (b) of the definition of “Fully Diluted Share Count”.

“Unvested Ultra Awards” shall have the meaning set forth in clause (d) of the definition of “Fully Diluted Share Count”.

“Vector” shall have the meaning set forth in the preamble.

“Vector Advisory Agreement” shall mean that certain Advisory Agreement, dated as of November 22, 2010, by and between the Vector Stockholder and Veritas, as amended.

“Vector Applicable Date” shall mean June 30, 2017.

“Vector Audited Financial Statements” shall have the meaning set forth in Section 8.5(d)(ii).

“Vector Board of Directors” shall mean the board of directors of Vector.

“Vector Cash Consideration” shall mean $400,000,000.

“Vector Certificate” shall have the meaning set forth in Section 3.1(g)(ii).

“Vector Closing” shall have the meaning set forth in Section 3.3.

“Vector Common Stock” shall mean the common stock of Vector, par value $0.01 per share.

“Vector Merger Consideration” shall mean the Vector Stock Consideration and a cash payment in an amount equal to the Vector Cash Consideration, together.

“Vector Credit Agreements” shall mean: (a) the First Lien Credit Agreement dated May 23, 2014 (as amended on June 17, 2016) by and among Vencore Holding Corp., Vencore, Inc., the several banks and other financial institutions or entities from time to time parties thereto and UBS AG, Stamford Branch; and (b) the Second Lien Credit Agreement dated May 23, 2014 (as amended on June 17, 2016) by and among Vencore Holding Corp., Vencore, Inc., the several lenders from time to time parties thereto and UBS AG, Stamford Branch, in each case as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Vector Debt Payoff Amount” shall mean the amount of Indebtedness outstanding on the Closing Date under the Vector Credit Agreements, plus any prepayment premiums and accrued interest due as of the Closing Date, as set forth in the applicable Payoff Letter(s).

“Vector Disclosure Schedule” shall mean the disclosure schedules delivered by Vector to Delta concurrently herewith.

“Vector Employee” shall mean, as of any date, any individual who is an employee of any Vector Entity (including employees who are not actively at work on such date by reason of illness, vacation, leave of absence or short-term disability).

“Vector Entities” shall mean Vector and each of its Subsidiaries.

“Vector Equity Interests” shall have the meaning set forth in Section 5.2(a).

“Vector ERISA Group” shall mean Vector and each of its ERISA Affiliates.

“Vector ERISA Plan” shall have the meaning set forth in Section 5.9(a).

“Vector Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Vector IP License” shall have the meaning set forth in Section 5.13(b).

“Vector June 2017 Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Vector Leased Property” shall have the meaning set forth in Section 5.14(b).

“Vector Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to:

(a)	Vector, its Subsidiaries, or the business, operations, assets, prospects, financial condition or results of operations of the Vector Entities, taken as a whole; or

(b)	the ability of Vector to consummate the Transactions and to perform its obligations under this Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether, a Vector Material Adverse Effect has occurred: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to:

(i)	general business or economic conditions in the United States;

(ii)	generally affecting the industry or industries in which the Vector Entities operate;

(iii)	national or international political or social conditions, including the engagement by the U.S. in hostilities (or the escalation thereof), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.;

(iv)	natural or man-made disasters or acts of God;

(v)	financial, banking or securities markets;

(vi)	changes or proposed changes in applicable Law or in GAAP;

(vii)	the failure of any Government Bid to result in a Government Contract, the existence of any protest initiated by any third party with respect to any Government Bid or Government Contract of the Vector Entities (but not underlying reasons why any such protest may be successful), or the failure of any protest relating to a Government Bid or Government Contract initiated by the Vector Entities;

(viii)	any actions that are required to be taken by, or in compliance with, any Transaction Document, including Section 8.9, or the pendency or announcement of the Transactions, including the identity of the Parties; and

(ix)	the credit ratings of the Vector Entities or the failure of the Vector Entities to meet published or internal projections or forecast (provided that, in the case of this clause (ix), the underlying changes or failures that do not otherwise fall within any of the exceptions describe in clauses (i) through (vii) of this sentence may nonetheless be taken into account in determining whether a Vector Material Adverse Effect exists or would reasonably be expected to exist); provided that, in the case of clauses (i) through (vi) of this sentence, such effects, changes or circumstances shall be taken into account in determining whether a Vector Material Adverse Effect exists or would reasonably be expected to exist, but only if and to the extent the Vector Entities, taken as a whole, are disproportionately affected thereby compared to other providers of information technology services to the United States Federal Government.

“Vector Material Contract” shall have the meaning set forth in Section 5.15(a).

“Vector Merger” and “Vector Mergers” shall have the meanings set forth in the recitals.

“Vector Merger Corp” shall have the meaning set forth in the preamble.

“Vector Merger Corp Common Stock” shall mean the common stock of Vector Merger Corp, par value $0.01 per share.

“Vector Merger Corp Equity Interests” shall have the meaning set forth in Section 4.2(b).

“Vector Merger Corp Stockholder Approval” shall mean the affirmative vote of Ultra, as the sole holder of Vector Merger Corp Equity Interests.

“Vector Merger LLC” shall have the meaning set forth in the preamble.

“Vector Merger LLC Equity Interests” shall have the meaning set forth in Section 4.2(c).

“Vector Merger LLC Member Approval” shall mean the affirmative vote of Ultra, as the sole holder of Vector Merger LLC Membership Units.

“Vector Merger LLC Membership Units” shall mean the membership units of Vector Merger LLC having the rights, privileges and obligations set forth in Vector Merger LLC’s limited liability company operating agreement.

“Vector Owned Intellectual Property” shall have the meaning set forth in Section 5.13(a).

“Vector Owned Property” shall have the meaning set forth in Section 5.14(a).

“Vector Parent” shall have the meaning set forth in Section 9.2(f).

“Vector Parent Agreements” shall have the meaning set forth in Section 9.2(f).

“Vector Plan” shall have the meaning set forth in Section 5.9(a).

“Vector Registered Intellectual Property” shall have the meaning set forth in Section 5.13(a).

“Vector Stock Consideration” shall mean a number of shares of Ultra Common Stock equal to the product of (a) 1.16327 times the Fully Diluted Share Count, and (b) 0.1138411.

“Vector Stockholder” shall have the meaning set forth in the preamble.

“Vector Subsequent Financial Statements” shall have the meaning set forth in Section 8.5(d)(ii).

“Vector Transaction Expenses” shall mean any Transaction Expenses incurred by any Vector Entity or the Vector Stockholder.

“Vector Waived Payments” shall have the meaning set forth in Section 8.14(c).

“Vector/Kodiak Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to:

(a)	Vector, Kodiak, their respective Subsidiaries, or the business, operations, assets, prospects, financial condition or results of operations of the Vector Entities and the Kodiak Entities, taken as a whole, assuming the Vector Entities and the Kodiak Entities are a consolidated group of entities; or

(b)	the ability of Vector and Kodiak to consummate the Transactions and to perform their respective obligations under this Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether, a Vector/Kodiak Material Adverse Effect has occurred: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to:

(i)	general business or economic conditions in the United States;

(ii)	generally affecting the industry or industries in which any Vector Entity or Kodiak Entity operate;

(iii)	national or international political or social conditions, including the engagement by the U.S. in hostilities (or the escalation thereof), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.;

(iv)	natural or man-made disasters or acts of God;

(v)	financial, banking or securities markets;

(vi)	changes or proposed changes in applicable Law or in GAAP;

(vii)	the failure of any Government Bid to result in a Government Contract, the existence of any protest initiated by any third party with respect to any Government Bid or Government Contract of the Vector Entities or the Kodiak Entities (but not underlying reasons why any such protest may be successful), or the failure of any protest relating to a Government Bid or Government Contract initiated by the Vector Entities or the Kodiak Entities;

(viii)	any actions that are required to be taken by, or in compliance with, any Transaction Document, including Section 8.9, or the pendency or announcement of the Transactions, including the identity of any of the Parties; and

(ix)	the credit ratings of the Vector Entities or the Kodiak Entities or the failure of Vector Entities or the Kodiak Entities to meet published or internal projections or forecast (provided that, in the case of this clause (ix), the underlying changes or failures that do not otherwise fall within any of the exceptions describe in clauses (i) through (vii) of this sentence may nonetheless be taken into account in determining whether a Vector/Kodiak Material Adverse Effect exists or would reasonably be expected to exist); provided that, in the case of clauses (i) through (vi) of this sentence, such effects, changes or circumstances shall be taken into account in determining whether a Vector/Kodiak Material Adverse Effect exists or would reasonably be expected to exist, but only if and to the extent the Vector Entities and Kodiak Entities, taken as a whole, are disproportionately affected thereby compared to other providers of information technology services to the United States Federal Government.

“Veritas” shall mean Veritas Capital Fund Management, L.L.C.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and all similar Laws.

“Written Consents” shall mean irrevocable written consents of each of the Enumerated Stockholders duly adopting this Agreement delivered to Delta and Ultra after approval of the Agreement by the Vector Board of Directors and the Kodiak Board of Directors and concurrently or immediately following the execution of this Agreement.

2.	THE SEPARATION AND THE SPECIAL DIVIDEND

2.1	The Separation and the Special Dividend

Upon the terms and subject to the conditions of the Distribution Agreement, prior to the Effective Times, Delta and Ultra (a) shall each use its respective reasonable best efforts to consummate and make effective the Separation and payment of the Special Dividend contemplated by the Distribution Agreement in accordance with its terms prior to the Termination Date, and (b) shall each use its respective reasonable best efforts to promptly take or cause to be taken all actions, and shall promptly use its reasonable best efforts to do or cause to be done and assist and cooperate with the other Parties in doing all things necessary, proper or advisable to consummate and make effective the Separation and payment of the Special Dividend contemplated by the Distribution Agreement prior to the Termination Date, including using reasonable best efforts to satisfy the conditions to the consummation of the Distribution set forth in Section 4.4 of the Distribution Agreement.

3.	THE MERGERS AND RELATED MATTERS

3.1	The Vector Mergers

(a)	The First Vector Merger

(i)	Immediately prior to the First Vector Effective Time, the issued and outstanding shares of capital stock of Vector Merger Corp shall consist solely of shares of Vector Merger Corp Common Stock, all of which shall be owned as of such time directly by Ultra.

(ii)	Upon the terms and subject to the conditions of this Agreement, after the Separation and the Special Dividend, Vector Merger Corp will be merged with and into Vector at the First Vector Effective Time in accordance with the DGCL and upon the terms set forth in this Agreement. Following the First Vector Merger, the separate corporate existence of Vector Merger Corp will cease, and Vector will continue as the surviving corporation (Vector, as the surviving corporation following the First Vector Merger, is referred to herein as the “First Vector Surviving Entity”) and will succeed to and assume all the rights, powers, privileges and franchises, and be subject to all of the obligations of Vector Merger Corp in accordance with the DGCL and upon the terms set forth in this Agreement.

(b)	The Second Vector Merger

(i)	Immediately prior to the Second Vector Effective Time, the issued and outstanding membership interests of Vector Merger LLC shall consist solely of the Vector Merger LLC Membership Units, all of which shall be owned as of such time directly by Ultra.

(ii)	Upon the terms and subject to the conditions of this Agreement, as part of an integrated plan including the First Vector Merger, the First Vector Surviving Entity will be merged with and into Vector Merger LLC at the Second Vector Effective Time in accordance with the DGCL and the DLLCA and upon the terms set forth in this Agreement. Following the Second Vector Merger, the separate corporate existence of the First Vector Surviving Entity will cease, and Vector Merger LLC will continue as the surviving entity (Vector Merger LLC, as the surviving entity following the Second Vector Merger, is referred to herein as the “Second Vector Surviving Entity”) and will succeed to and assume all the rights, powers, privileges and franchises, and be subject to all of the obligations of the First Vector Surviving Entity in accordance with the DGCL and the DLLCA and upon the terms set forth in this Agreement.

(c)	Effects of the Vector Mergers

The Vector Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

(d)	Vector Effective Times

Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the First Vector Surviving Entity and concurrently with or as soon as practicable following the Vector Closing shall be filed with the Secretary of State of the State of Delaware. The First Vector Merger shall become effective at the time of filing such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by the Parties and specified in such certificate of merger (the time as of which the First Vector Merger becomes effective, the “First Vector Effective Time”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and the DLLCA shall be duly executed by the Second Vector Surviving Entity and as soon as practicable following the First Vector Effective Time shall be filed with the Secretary of State of the State of Delaware. The Second Vector Merger

shall become effective at the time of filing such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by the Parties and specified in such certificate of merger (the time as of which the Second Vector Merger becomes effective, the “Second Vector Effective Time”).

(e)	The First Vector Merger Constitutive Documents

(i)	At the First Vector Effective Time, the certificate of incorporation of Vector Merger Corp as in effect immediately prior to the First Vector Effective Time and in the form attached hereto as Exhibit H shall be the certificate of incorporation of the First Vector Surviving Entity from and after the First Vector Effective Time until amended in accordance with applicable Law and such certificate of incorporation.

(ii)	At the First Vector Effective Time, the bylaws of Vector Merger Corp as in effect immediately prior to the First Vector Effective Time and in the form attached hereto as Exhibit I shall be the bylaws of the First Vector Surviving Entity from and after the First Vector Effective Time until amended in accordance with applicable Law, the certificate of incorporation of the First Vector Surviving Entity and such bylaws.

(f)	The Second Vector Merger Constitutive Documents

(i)	At the Second Vector Effective Time, the certificate of formation of Vector Merger LLC as in effect immediately prior to the Second Vector Effective Time and in the form attached hereto as Exhibit J shall be the certificate of formation of the Second Vector Surviving Entity from and after the Second Vector Effective Time until amended in accordance with applicable Law and such certificate of formation.

(ii)	At the Second Vector Effective Time, the limited liability company operating agreement of Vector Merger LLC as in effect immediately prior to the Second Vector Effective Time and in the form attached hereto as Exhibit K shall be the limited liability company operating agreement of the Second Vector Surviving Entity from and after the Second Vector Effective Time until amended in accordance with applicable Law, the certificate of formation of the Second Vector Surviving Entity and such limited liability company operating agreement.

(g)	Conversion of Capital Stock in the First Vector Merger

By virtue of the First Vector Merger and without any action on the part of any holder of the capital stock of Vector or Vector Merger Corp:

(i)	the shares of Vector Common Stock outstanding immediately prior to the First Vector Effective Time (other than any such shares to be cancelled in accordance with Section 3.1(g)(iv)) shall be automatically converted into, at the First Vector Effective Time, the right to receive the Vector Merger Consideration;

(ii)	Vector Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each certificate previously evidencing any such shares of Vector Common Stock (each, a “Vector Certificate”) shall thereafter cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Vector Certificates in accordance with this Section 3.1(g)(ii), the Vector Stock Consideration and Vector Cash Consideration in accordance with Section 3.1(g)(i), in each case without any interest thereon;

(iii)	each share of Vector Merger Corp Common Stock that is issued and outstanding immediately prior to and at the First Vector Effective Time shall automatically be converted into one share of the First Vector Surviving Entity common stock; and

(iv)	all shares of Vector Common Stock held in Vector’s treasury or owned by any Delta Entity, any Ultra Entity or any wholly owned Subsidiary of Vector shall be cancelled and cease to exist, and no Vector Merger Consideration shall be delivered in exchange therefor.

(h)	Exchange of Shares in the First Vector Merger

(i)	Exchange Procedures

At the First Vector Effective Time, the Vector Stockholder shall deliver to Ultra a duly completed and validly executed a customary stock power together with the Vector Stockholder’s Vector Certificate(s), and Ultra shall distribute to the Vector Stockholder the Vector Merger Consideration into which the shares of Vector Common Stock held by the Vector Stockholder have been converted in accordance with Section 3.1(g)(i).

(ii)	No Further Rights in Vector Common Stock

All shares of Ultra Common Stock issued upon conversion of shares of Vector Common Stock in accordance with the terms of this Section 3.1(h) shall be deemed to have been issued at the First Vector Effective Time and, together with the Vector Cash Consideration, will be deemed full satisfaction of all rights pertaining to such shares of Vector Common Stock.

(i)	Conversion of Capital Stock in the Second Vector Merger

At the Second Vector Effective Time, by virtue of the Second Vector Merger and without any action on the part of any holder of the capital stock of the First Vector Surviving Entity or Vector Merger LLC:

(i)	all shares of the First Vector Surviving Entity common stock outstanding immediately prior to the Second Vector Effective Time shall automatically be converted into one Vector Merger LLC Membership Unit; and

(ii)	each Vector Merger LLC Membership Unit that is outstanding as of immediately prior to and at the Second Vector Effective Time shall remain unchanged and shall continue to remain outstanding as a membership interest in the Second Vector Surviving Entity. At the Second Vector Effective Time, Ultra shall continue as the sole member of the Second Vector Surviving Entity, and the Second Vector Surviving Entity shall continue without dissolution.

3.2	The Kodiak Merger

(a)	The Kodiak Merger

(i)	Immediately prior to the Kodiak Effective Time, the issued and outstanding shares of capital stock of Kodiak Merger Sub shall consist solely of shares of Kodiak Merger Sub Common Stock, all of which shall be owned as of such time directly by Ultra.

(ii)	Upon the terms and subject to the conditions of this Agreement, after the Separation and the Special Dividend, concurrently with the First Vector Merger, Kodiak Merger Sub will be merged with and into Kodiak at the Kodiak Effective Time in accordance with the DGCL and upon the terms set forth in this Agreement. Following the Kodiak Merger, the separate corporate existence of Kodiak Merger Sub will cease, and Kodiak will continue as the surviving corporation (Kodiak as the surviving corporation following the Kodiak Merger is referred to herein as the “Kodiak Surviving Entity”, and together with the Second Vector Surviving Entity, the “Surviving Entities”, and each, a “Surviving Entity”) and will succeed to and assume all the rights, powers, privileges and franchises, and be subject to all of the obligations of Kodiak in accordance with the DGCL and upon the terms set forth in this Agreement.

(b)	Effect of the Kodiak Merger

The Kodiak Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

(c)	Kodiak Effective Time

Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Kodiak Surviving Entity and concurrently with or as soon as practicable following the Kodiak Closing shall be filed with the Secretary of State of the State of Delaware. The Kodiak Merger shall become effective at the time of filing such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by the Parties and specified in such certificate of merger (the time as of which the Kodiak Merger becomes effective, the “Kodiak Effective Time”, and together with the First Vector Effective Time and the Second Vector Effective Time, the “Effective Times”, and each, an “Effective Time”).

(d)	The Kodiak Merger Constitutive Documents

(i)	At the Kodiak Effective Time, the certificate of incorporation of Kodiak Merger Sub as in effect immediately prior to the Kodiak Effective Time and in the form attached hereto as Exhibit L shall be the certificate of incorporation of the Kodiak Surviving Entity from and after the Kodiak Effective Time until amended in accordance with applicable Law and such certificate of incorporation.

(ii)	At the Kodiak Effective Time, the bylaws of Kodiak Merger Sub as in effect immediately prior to the Kodiak Effective Time and in the form attached hereto as Exhibit M shall be the bylaws of the Kodiak Surviving Entity from and after the Kodiak Effective Time until amended in accordance with applicable Law, the certificate of incorporation of the Kodiak Surviving Entity and such bylaws.

(e)	Conversion of Capital Stock in Kodiak Merger Sub

By virtue of the Kodiak Merger and without any action on the part of any holder of the capital stock of Kodiak or Kodiak Merger Sub:

(i)	the shares of Kodiak Common Stock outstanding immediately prior to the Kodiak Effective Time (other than any such shares to be cancelled in accordance with Section 3.2(e)(iv)) shall be automatically converted in the aggregate into, at the Kodiak Effective Time, the right to receive the Kodiak Merger Consideration;

(ii)	Kodiak Common Stock shall no longer be outstanding and shall automatically be canceled and cease to exist, and each certificate previously evidencing any such shares of Kodiak Common Stock (each, a “Kodiak Certificate”) shall thereafter cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Kodiak Certificates in accordance with this Section 3.2(e)(ii), the Kodiak Merger Consideration in accordance with Section 3.2(e)(i) without any interest thereon;

(iii)	each share of Kodiak Merger Sub Common Stock that is issued and outstanding immediately prior to and at the Kodiak Effective Time shall automatically be converted into one share of Kodiak Surviving Entity common stock; and

(iv)	all shares of Kodiak Common Stock held in Kodiak’s treasury or owned by any Delta Entity, any Ultra Entity or any wholly owned Subsidiary of Kodiak shall be cancelled and cease to exist, and no Kodiak Merger Consideration shall be delivered in exchange therefor.

(f)	Exchange of Shares in the Kodiak Merger

(i)	Exchange Procedures

At the Kodiak Effective Time, the Kodiak Stockholder shall deliver to Ultra a duly completed and validly executed customary stock power together with the Kodiak Stockholder’s Kodiak Certificate(s), and Ultra shall distribute to the Kodiak Stockholder the Kodiak Merger Consideration into which the shares of Kodiak Common Stock held by the Kodiak Stockholder have been converted in accordance with Section 3.2(e)(i).

(ii)	No Further Rights in Kodiak Common Stock

All shares of Ultra Common Stock issued upon conversion of shares of Kodiak Common Stock in accordance with the terms of this Section 3.2(f) shall be deemed to have been issued at the Kodiak Effective Time and will be deemed full satisfaction of all rights pertaining to such shares of Kodiak Common Stock.

3.3	The Closings

Unless this Agreement is terminated pursuant to Section 10.1, the closing of the Vector Mergers (the “Vector Closing”) and the closing of the Kodiak Merger (the “Kodiak Closing”, and together with the Vector Closing, the “Closings”) shall take place on a date and at a time to be specified by the Parties, which shall be no later than the third Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 9 (as such date may be adjusted pursuant to the further provisions of this sentence, the “Closing Date”), provided, however, that if such date is not the Business Day nearest in time to the first financial month end of Ultra following such date (the “Next Month End”), then Delta may elect to have the Closing take place on the Next Month End, unless another date is agreed to in writing by the Parties; provided, further, that Delta shall not have the right to make such an election if it would result in the Closing Date on or after the Termination Date.

3.4	Withholding Rights

The Parties shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law; provided that, prior to deducting or withholding any such amounts, the Person intending to so deduct or withhold such amounts shall provide the Person with respect to which such deduction or withholding is proposed to be made with prior written notice of its intent to deduct and withhold and each shall cooperate in good faith to reduce (or eliminate) the deduction or withholding of such amounts. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made.

3.5	Further Action

If, at any time after the Effective Times, any further action is determined by Ultra, the First Vector Surviving Entity, the Second Vector Surviving Entity or the Kodiak Surviving Entity to be necessary or desirable (a) to carry out the purposes of this Agreement, (b) to vest the First Vector Surviving Entity with full right, title and possession of and all rights and property of Vector and Vector Merger Corp, (c) to vest the Second Vector Surviving Entity with full right, title and possession of and all rights and property of the First Vector Surviving Entity and Vector Merger LLC, or (d) to vest the Kodiak Surviving Entity with full right, title and possession of and all rights and property of Kodiak and Kodiak Merger Sub, the officers and directors of the First Vector Surviving Entity, the Second Vector Surviving Entity, and/or the Kodiak Surviving Entity, as applicable, shall be fully authorized to take such action.

4.	REPRESENTATIONS AND WARRANTIES OF DELTA, ULTRA AND THE MERGER SUBS

Except as disclosed in the Delta/Ultra Disclosure Schedule (regardless of whether or not the relevant Section hereof refers to the Delta/Ultra Disclosure Schedule), it being understood and agreed that each disclosure set forth in the Delta/Ultra Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article 4 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made, Delta, Ultra and the Merger Subs hereby represent and warrant to Vector as follows:

4.1	Organization, Standing and Power

(a)	Each of Delta, Ultra and each Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Delta and its Subsidiaries have all requisite corporate or limited liability power and authority to own, lease and operate their properties and assets that will be contributed to the Ultra Entities pursuant to the Distribution Agreement and to carry on the Ultra Business as it is now being conducted. Each of Delta and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by the Ultra Business that will be contributed to the Ultra Entities pursuant to the Distribution Agreement or the nature of the Ultra Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not constituted or would not reasonably be expected to constitute, individually or in the aggregate, an Ultra Material Adverse Effect.

(b)	All of the outstanding shares of capital stock of, or other equity interests in, each Ultra Subsidiary has been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by Ultra, free and clear of all liens.

4.2	Capital Structure

(a)	As of the date hereof, the authorized capital stock of Ultra consists solely of 751,000,000 shares of capital stock, of which 750,000,000 are classified as Ultra Common Stock and 1,000,000 are classified as preferred stock. As of the date hereof, 1,000 shares of Ultra Common Stock (excluding treasury shares) are issued and outstanding. All of the issued and outstanding shares of Ultra Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, except for shares issuable pursuant to this Agreement, in connection with a Permitted Acquisition or pursuant to any equity incentive plan of Delta that will be assumed by Ultra in accordance with the Employee Matters Agreement: (i) there are no outstanding options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, calls, subscriptions, claims of any character, agreements, arrangements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Ultra Common Stock or any capital stock equivalent or other nominal interest in any Ultra Entity which relate to any Ultra Entity (“Ultra Equity Interests”) pursuant to which any Ultra Entity is or may become obligated to sell or issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of any Ultra Entity or outstanding bonds, debentures, notes or other Indebtedness of any Ultra Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with Ultra’s stockholders on any matter and no securities or obligations evidencing such rights are authorized, issued or outstanding; and (ii) there are no outstanding obligations of Ultra to repurchase, redeem or otherwise acquire any outstanding securities of Ultra Equity Interests. Except pursuant to this Agreement and any equity incentive plan of any Ultra Entity, immediately following the Mergers there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of any Ultra Entity.

(b)	The equity interests of Vector Merger Corp consist solely of 100 shares of capital stock, all of which are classified as Vector Merger Corp Common Stock. As of the Closing Date, all issued and outstanding shares of Vector Merger Corp Common Stock will be held by Ultra. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Vector Merger Corp Common Stock or any capital stock equivalent or other nominal interest in Vector Merger Corp or any of its Subsidiaries which relate to Vector Merger Corp or any of its Subsidiaries (“Vector Merger Corp Equity Interests”) pursuant to which Vector Merger Corp or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Vector Merger Corp Equity Interests. There are no outstanding obligations of Vector Merger Corp to repurchase, redeem or otherwise acquire any outstanding securities of Vector Merger Corp Equity Interests. Except pursuant to this Agreement, immediately following the Distribution there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of Vector Merger Corp.

(c)	The equity interests of Vector Merger LLC consist solely of Vector Merger LLC Membership Units, all of which will be, as of the Closing Date, held by Ultra. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Vector Merger LLC Membership Units or any capital stock equivalent or other nominal interest in Vector Merger LLC or any of its Subsidiaries which relate to Vector Merger LLC or any of its Subsidiaries (“Vector Merger LLC Equity Interests”) pursuant to which Vector Merger LLC or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Vector Merger LLC Equity Interests. There are no outstanding obligations of Vector Merger LLC to repurchase, redeem or otherwise acquire any outstanding Vector Merger LLC Equity Interests. Except pursuant to this Agreement, immediately following the Distribution there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of Vector Merger LLC.

(d)	The equity interests of Kodiak Merger Sub consist solely of 100 shares of capital stock, all of which are classified as Kodiak Merger Sub Common Stock. As of the Closing Date, all issued and outstanding shares of Kodiak Merger Sub Common Stock will be held by Ultra. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Kodiak Merger Sub Common Stock or any capital stock equivalent or other nominal interest in Kodiak Merger Sub or any of its Subsidiaries which relate to Kodiak Merger Sub or any of its Subsidiaries (“Kodiak Merger Sub Equity Interests”) pursuant to which Kodiak Merger Sub or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Kodiak Merger Sub Equity Interests. There are no outstanding obligations of Kodiak Merger Sub to repurchase, redeem or otherwise acquire any outstanding securities of Kodiak Merger Sub Equity Interests. Except pursuant to this Agreement, immediately following the Distribution there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of Kodiak Merger Sub.

(e)	All of the issued and outstanding shares of capital stock or other equity interests of each of the Ultra Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any preemptive or similar rights, and are owned of record and beneficially by Ultra or by a direct or indirect wholly owned Subsidiary of Ultra (other than directors’ qualifying shares), free and clear of any Lien (except for (i) any Permitted Lien; and (ii) such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws).

(f)	There are no stockholder agreements, registration rights agreements, voting trusts or other Contracts to which Delta or Ultra is a party with respect to the voting or registration of the capital stock or other voting or equity interests of Ultra or any preemptive rights with respect thereto.

4.3	Authority and Approval

(a)

Each of Delta, Ultra and each Merger Sub has all requisite corporate or company power and authority necessary in order to execute and deliver, and perform its obligations under, this Agreement and each Transaction Agreement to which such Person is a party and to consummate the Mergers and the other transactions contemplated by this Agreement and each such Transaction Agreement. The execution, delivery and performance of this Agreement and each such Transaction Agreement to which such Person is a party by each of Delta, Ultra and each Merger Sub and the consummation of the Mergers by each of Delta, Ultra and each Merger Sub and the other transactions contemplated by this Agreement and the other Transaction Agreements have been duly and validly authorized by all necessary corporate or company action and no other corporate or company proceedings on the part of Delta, Ultra, or any Merger Sub, as applicable, and no stockholder or member approvals or adoptions are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby other than those that have already been received. This Agreement and each other Transaction Agreement to which it is a party has been duly executed and delivered by Delta, Ultra and each Merger Sub and constitutes a valid and binding agreement of Delta, Ultra and each Merger Sub and is enforceable against the same in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)	On or prior to the date of this Agreement, the Delta Board of Directors, Ultra Board of Directors, the boards of directors of Vector Merger Corp and Kodiak Merger Sub, and the managing member of Vector Merger LLC each have duly and unanimously adopted resolutions: (i) determining that the Mergers, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Delta, Ultra and the Merger Subs, as applicable; (ii) approving and declaring advisable the Mergers and the other transactions contemplated hereby, as applicable; (iii) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) recommending adoption of this Agreement to the holders of shares, which resolutions, as of the date hereof, have not been withdrawn or modified.

(c)	On or prior to the date of this Agreement, each of: (i) Delta, in its capacity as sole holder of Ultra Common Stock, and (ii) Ultra, in its capacity as sole holder of the Vector Merger Corp Common Stock, the Vector Merger LLC Membership Units and the Kodiak Merger Sub Common Stock has duly adopted this Agreement.

4.4	No Conflict; Required Filings and Consents by Written Consent

(a)

The execution, delivery and performance of this Agreement by Delta, Ultra and the Merger Subs, and the consummation by Delta, Ultra and the Merger Subs of the Mergers and the other transactions contemplated hereby, do not and will not: (i) conflict with or violate any provision of the certificate of incorporation, certificate of formation or by-laws, as applicable, of each of Delta, Ultra and each Merger Sub; (ii) except as set forth in Section 4.4(a) of the Delta/Ultra Disclosure Schedule and assuming compliance with the matters set forth in Section 4.4(b), conflict with or result in any breach or violation of, or constitute a default under, or give rise to any right of termination, acceleration or other alteration in the rights under, (A) any Ultra Material Contract (other than any Ultra Material Contract that is (I) not a Government Contract and (II) terminable without liability by either party thereto upon 90 days or less notice) to which Delta, Ultra or any of their respective Subsidiaries is a party or by which any of their respective properties, assets or rights are bound or (B) any Permit applicable to Delta, Ultra or any of their respective Subsidiaries; (iii) assuming compliance with the matters set forth in Section 4.4(b) and assuming the Ultra Stockholder Approval, Vector Merger Corp Stockholder Approval, Vector Merger LLC Member Approval and Kodiak Merger Sub Stockholders Approval are obtained, violate any provision of Law applicable to Delta, Ultra or any of their respective Subsidiaries; or (iv) result in the creation of any Lien upon any of the properties, assets or rights of Delta, Ultra or any of their respective Subsidiaries (other than any such Lien created as a result of any action taken by Vector, Kodiak or any of their respective Affiliates), except, in the case of clauses (ii), (iii) and (iv) above, for any such conflict, violation, breach, default, termination, acceleration, alteration, Lien or other occurrence that would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect.

(b)	The execution, delivery and performance of this Agreement by Delta, Ultra, and the Merger Subs and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization, waiver, registration, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (i) the applicable requirements of the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder; (ii) the applicable requirements of the HSR Act, and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the Stock Exchange; (iv) the filing with the Secretary of State of the State of Delaware of the relevant certificates of merger as required by the DGCL and the DLLCA; and (v) any such consent, approval, authorization, waiver, registration, declaration, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect.

4.5	Financial Statements

(a)	Set forth on Section 4.5(a)(i) of the Delta/Ultra Disclosure Schedule are copies of the unaudited combined balance sheets of the Ultra Business as of October 31, 2015 and October 31, 2016, and the unaudited combined statement of operations of the Ultra Business for the fiscal years ended October 31, 2014, October 31, 2015 and October 31, 2016 (collectively, the “Ultra Financial Statements”). Except as disclosed in Section 4.5(a)(ii) of the Delta/Ultra Disclosure Schedule, the Ultra Financial Statements were prepared in all material respects in accordance with GAAP, consistently applied, subject to customary audit adjustments and the absence of full footnotes, as at the dates and for the periods presented, and present fairly in all material respects, in accordance with GAAP, the financial position and results of operations of the Ultra Business as at the dates and for the periods presented.

(b)	The segment operating results of the Ultra Business contained in footnote 17 to the Delta Quarterly Report on Form 10-Q for the quarter ending June 30, 2017 were prepared in all material respects in accordance with GAAP, consistently applied, subject to the basis of presentation expressly set forth therein, normal year-end adjustments and the absence of footnotes and income tax adjustments for the periods presented.

(c)	When delivered pursuant to Section 8.5, each of the Ultra Subsequent Financial Statements shall have been prepared in all material respects in accordance with GAAP, consistently applied, and shall present fairly in all material respects, in accordance with GAAP consistently applied, the financial position, results of operations and cash flows of the Ultra Business as at the dates and for the periods presented (subject, in the case of interim financials, to the absence of full footnotes and normal year-end adjustments).

(d)	As of the date hereof, none of the Ultra Entities are required to file any form, report, registration statement, prospectus or other document with the SEC.

4.6	No Undisclosed Liabilities

No Ultra Entity has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a combined balance sheet of Ultra prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations: (a) set forth or reflected or reserved against in the unaudited combined balance sheet of Ultra as of October 31, 2016 included in the Ultra Financial Statements; (b) incurred in the ordinary course of business since October 31, 2016 or incurred in connection with a Permitted Acquisition; (c) incurred in connection with the Mergers or any other transaction or agreement contemplated by this Agreement; (d) reflected in pro forma financial information disclosed in the Ultra Financial Statements; or (e) that would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect. Except as set forth in Section 4.6 of the Delta/Ultra Disclosure Schedule, no Ultra Entity is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among any Ultra Entity, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

4.7	Absence of Certain Changes

Except for actions taken in connection with the Everett Separation, the Separation, Special Dividend, Debt Exchange and Permitted Acquisitions, since October 31, 2016: (a) the Ultra Entities have conducted their respective businesses in all material respects in the ordinary course of such businesses consistent with past practice, except in connection with this Agreement and the transactions contemplated hereby; (b) an Ultra Material Adverse Effect has not occurred; and (c) except as set forth in Section 4.7(c) of the Delta/Ultra Disclosure Schedule, no Ultra Entity has taken any action or agreed to take any action that would be prohibited by Section 8.1 if it were taken on or after the date of this Agreement without Vector’s and Kodiak’s prior written consent.

4.8	Litigation

Except as set forth in Section 4.8 of the Delta/Ultra Disclosure Schedule, there are no Actions pending or, to the Knowledge of Ultra, threatened against any Ultra Entity, or outstanding Orders by which any Ultra Entity is subject or bound, in each case that would, individually or in the aggregate, constitute an Ultra Material Adverse Effect.

4.9	Employee Benefits

(a)

Ultra has delivered or made available to Vector and Kodiak on or prior to the date hereof or shall deliver or make available to Vector and Kodiak within 14 Business Days following the date of this Agreement, copies of: (i) each “employee benefit plan” subject to ERISA that the Delta ERISA Group currently sponsors all or any portion of the liabilities of which would be assumed or retained by Ultra prior to the Effective Times (each, a “Ultra ERISA Plan”), and each material written employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention or change of control plan, agreement or arrangement (including amendments thereto) that is currently sponsored or maintained by the Delta ERISA Group all or any portion of the liabilities of which would be so assumed or retained by Ultra for the benefit of any employee or former employee of the Delta ERISA Group (excluding any employment agreements or offer letters that do not provide for the payment of severance other than in accordance with Ultra policy and do not provide for any payments related to the transactions contemplated by this Agreement) (collectively with the Ultra ERISA Plans, the “Ultra Plans”); (ii) if any Ultra Plan is funded through a trust or any third party funding vehicle (including insurance), such trust or other vehicle; (iii) with respect to each Ultra ERISA Plan (as applicable), the two most recent Forms 5500 (with all attachments thereto), the most recent IRS determination letter, and the current summary plan description; (iv) since the Delta Applicable Date, all material written communications with respect to an Ultra Plan received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity; and (v) any applicable actuarial report prepared for Ultra since the Delta Applicable Date with respect to an Ultra ERISA Plan or an Ultra Plan that provides pension, post-employment life or medical benefits.

(b)	Section 4.9(b) of the Delta/Ultra Disclosure Schedule contains a true and complete list as of the date hereof of all material Ultra Plans.

(c)	Except as set forth in Section 4.9(c) of the Delta/Ultra Disclosure Schedule, none of Ultra, Delta or any of their respective ERISA Affiliates (i) sponsors, maintains or contributes to, or has, in the past six years, sponsored, maintained or contributed to, any pension plan subject to Title IV of ERISA; or (ii) contributes to or is obligated to contribute to, or within the three years preceding the date of this Agreement contributed to or was obligated to contribute to, any Multiemployer Plan.

(d)	Each of the Ultra Plans has been operated and administered in all material respects in accordance with their terms and with all applicable Laws, including but not limited to ERISA and the Code, except where such noncompliance would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect, and, except as set forth in Section 4.9(d) of the Delta/Ultra Disclosure Schedule, no Actions, or audits or, to the Knowledge of Delta, investigations by a Governmental Entity, are, as of the date hereof, pending or, to the Knowledge of Ultra, threatened with respect to an Ultra Plan, which could reasonably be expected to constitute an Ultra Material Adverse Effect.

(e)	Each of the Ultra ERISA Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS to its qualification under the Code or is in the form of a prototype plan that is the subject of a favorable opinion letter from the IRS and, to the Knowledge of Ultra, no event has occurred that would reasonably be expected to cause the revocation of such letter or adversely affect the qualification of such plan.

(f)	Full payment has been made, or will be made in accordance with ERISA and the Code, of all amounts which any member of the Delta ERISA Group is required to pay on or before the Closing Date under the terms of each of the Ultra Plans and Sections 412 and 430 of the Code. Except as does not constitute an Ultra Material Adverse Effect, each Ultra Plan that is subject to the minimum funding standards of the Code or ERISA satisfies such standards, and no waiver of such funding has been sought or obtained. No such Ultra Plan is, or is expected to be, in “at-risk” status (within the meaning of Sections 303(i)(4)(A) of ERISA and 430(i)(4)(A) of the Code).

(g)	Except as set forth in Section 4.9(g) of the Delta/Ultra Disclosure Schedule, no current or former employee of any Delta Entity is or will become entitled to post-employment death or medical benefits, other than pursuant to Section 4980B of the Code or similar state Law, that will be assumed or retained, in whole or in part, by Ultra or an Ultra Subsidiary.

(h)

Except for the Ultra Plans set forth in Section 4.9(h) of the Delta/Ultra Disclosure Schedule or as would not, individually or in the aggregate, be material, no Ultra Plan exists that, as a result of the execution of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would result in, with respect to any Ultra Group Employee: (i) severance pay not otherwise payable prior to the date of this Agreement or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Ultra Plans; (iii) the payment of retention bonuses or transaction bonuses; or (iv) payments which, when considered without regard for (A) any plans, policies, or programs adopted or commenced by Vector, Kodiak or any of their respective Affiliates after the date of this Agreement but prior to the Effective Times or (B) any contracts, agreements or arrangements entered into between any Ultra Group Employee and any of Vector, Kodiak or any of the respective Affiliates after the date of this Agreement but prior to the Effective Times, would not be deductible under Section 280G of the Code.

4.10	Compliance

Except as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect: (a) the Ultra Business is, and since the Delta Applicable Date has been, conducted in compliance with all applicable Laws; and (b) the Ultra Entities hold and are in compliance with all material Permits necessary to conduct the Ultra Business as currently conducted. Since the Delta Applicable Date, no Ultra Entity has received written notice from any Governmental Entity that any Permit will be terminated or modified, is threatened with suspension, or will not be renewed in the ordinary course of business consistent with past practice, except as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect.

4.11	Environmental Matters

(a)	Except for such matters as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect:

(i)	the Ultra Entities are, and have been since the Delta Applicable Date, in compliance with all applicable Environmental Laws;

(ii)	the Ultra Entities possess and maintain in good standing all material Permits required under applicable Environmental Laws for the operation of their respective businesses as presently conducted;

(iii)	since the Delta Applicable Date, no Ultra Entity has received any written notice of violation of, or required remedial or corrective action under, any applicable Environmental Law, other than a notice of violation or required remedial or corrective action that has been resolved; and

(iv)	there are no Actions pending or, to the Knowledge of Ultra, threatened, against any Ultra Entity under any Environmental Law.

(b)	Delta and Ultra have made available to Kodiak and Vector all material environmental assessments, audits, and investigation reports, in each case materially bearing on material environmental matters or material environmental liabilities prepared since the Ultra Applicable Date, in each case relating to the Ultra Business, any Ultra Entity, any of their respective predecessors or Affiliates, or any of their current or former properties or facilities, in each case solely to the extent relating to the Ultra Business, to the extent such documents are in the possession or custody of any Ultra Entity.

(c)	Notwithstanding any other representation or warranty in Article 4 of this Agreement, the representations and warranties contained in this Section 4.11 constitute the sole representations and warranties of Ultra regarding matters relating to any Environmental Law.

4.12	Taxes

(a)	Ultra and its Subsidiaries : (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, complete and correct in all material respects; and (ii) have withheld and paid over to the appropriate Taxing Authority all material Taxes that Ultra and its Subsidiaries is or was obligated to withhold from amounts owing to any employee, creditor or third party.

(b)	Except as disclosed in Section 4.12(b) of the Delta/Ultra Disclosure Schedule, there are no pending or threatened in writing, audits (or other similar proceedings initiated by a Governmental Entity) in respect of material Taxes or material Tax matters to which Ultra or its Subsidiaries is a party. Ultra and each of its Subsidiaries have paid all material Taxes due and payable, whether or not shown as due on any Tax Return, or have made a provision for the payment of all material Taxes that are due or claimed to be due from them by any Governmental Entity.

(c)	Except with respect to the Tax Matters Agreement, neither Ultra nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (excluding any agreement or arrangement entered into in the ordinary course of business that is: (i) between or among Ultra and its Subsidiaries; or (ii) not primarily related to Taxes). Except with respect to the Separation, within the past two years, neither Ultra nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(d)	As of the date hereof, neither Ultra nor any of its Subsidiaries has executed (or had executed on its behalf) any outstanding waiver or comparable consent regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(e)	There are no liens for Taxes upon any assets of Ultra or any of its Subsidiaries other than Permitted Liens.

(f)	Neither Ultra nor any of its Subsidiaries has: (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect; or (ii) extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any Taxing Authority), which Tax Return has since not been filed.

(g)	Neither Ultra nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Merger.

(h)	Each Merger Sub has been newly formed to consummate the applicable Merger, and at no time prior to the Effective Times will such Merger Sub have conducted any business activity or other operations of any kind other than those necessary to consummate the applicable Merger.

(i)	Since formation, Vector Merger LLC has qualified as and been treated as disregarded as an entity separate from Ultra for U.S. federal tax purposes, and will continue to so qualify and be so treated through the Second Vector Merger.

(j)	Neither Ultra nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude the Intended Tax-Free Status of the Mergers.

4.13	Intellectual Property

(a)	Each item of Intellectual Property owned by any Ultra Entity that is material to the Ultra Business and (i) is registered or subject to an application for registration, or (ii) is licensed as a product by an Ultra Entity to its customers (collectively, “Delta Intellectual Property”) is, as applicable, valid, subsisting and enforceable, free and clear of all Liens, other than Permitted Liens (subject to any right, title or interest that any Governmental Entity may have in or to any Delta Intellectual Property) and to the Knowledge of Ultra, no Delta Intellectual Property is being infringed or misappropriated by any third party, except in each case, as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect. Delta and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Delta Intellectual Property that is considered confidential as of the date hereof and, to the Knowledge of Ultra no such information has been disclosed or accessed in an unauthorized manner in the last three years except, in each case, as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect.

(b)	Except as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect, no Ultra Entity has knowingly incorporated copyrighted material in any deliverable Data to the Government that is a material component of such deliverable Data without notice or Government approval unless an Ultra Entity: (i) is the owner of the copyright; or (ii) has obtained for the Government rights in, or a license or other right to use, the copyright as applicable and to the extent necessary under any Government Contract.

(c)	Except as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect or as set forth in Section 4.13(c) of the Delta/Ultra Disclosure Schedule: (i) the Ultra Entities will have at Closing sufficient rights to use all Intellectual Property owned by Delta necessary for the conduct of the Ultra Business as currently conducted; (ii) no Ultra Entity has received any written notice of claim since the Delta Applicable Date and no claims are pending or, to the Knowledge of Ultra, have been threatened since the Delta Applicable Date, that allege that any Ultra Entity has infringed or misappropriated or is infringing or misappropriating the Intellectual Property rights of any Person; and (iii) to the Knowledge of Ultra, the operation of the Ultra Business has not, since the Delta Applicable Date, infringed or misappropriated, and does not, as currently conducted, infringe or misappropriate the Intellectual Property rights of any other Person.

(d)	Except as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect or as set forth in Section 4.13(d) of the Delta/Ultra Disclosure Schedule, since April 1, 2017 to the Knowledge of Ultra, there have been (i) no unauthorized intrusions or breaches of any information technology systems used by Delta or any of its Subsidiaries in connection with the Ultra Business, and (ii) no disruptions in any information technology systems that adversely affected the Ultra Business in any material respect and the Ultra Entities have implemented and maintain reasonable and appropriate measures, plans and facilities, consistent with industry practices of companies in similar lines of business as the Ultra Entities, to preserve the availability, security and integrity of their information technology systems and the data and information, including Personal Information, stored thereon.

(e)	Except as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect or as set forth in Section 4.13(e) of the Delta/Ultra Disclosure Schedule, the collection, retention, processing, transfer, destruction and other use of Personal Information by the Ultra Business has not violated (i) any Contract or any binding privacy policies, in each case, in any material respect; or (ii) any Information Privacy and Security Laws. Except as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect or as set forth in Section 4.13(e) of the Delta/Ultra Disclosure Schedule, Delta and its Subsidiaries have not received any written notice of claim since the Delta Applicable Date and no claims are pending or, to the Knowledge of Ultra, have been threatened since the Delta Applicable Date, that allege any violation of the foregoing from any Governmental Entity or any other Person.

4.14	Properties

(a)	Except as does not constitute an Ultra Material Adverse Effect, an Ultra Entity has good and valid title to each parcel of real property owned by any Ultra Entity (the “Delta Owned Property”), free and clear of all Liens, other than Permitted Liens.

(b)	Except as does not constitute an Ultra Material Adverse Effect: (i) an Ultra Entity has a good and valid leasehold interest in each material parcel of real property leased by any Ultra Entity pursuant to a lease (the “Delta Leased Property”); (ii) each lease is valid and binding on the Ultra Entity that is a party thereto and is in full force and effect; and (iii) no Ultra Entity is in violation of, or default under, any lease.

(c)	Except as does not constitute an Ultra Material Adverse Effect, an Ultra Entity has good and valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of the material personal property purported to be owned or leased by any Ultra Entity on the unaudited combined balance sheet of the Ultra Business as of October 31, 2016 included in the Ultra Financial Statements, free and clear of all Liens, other than Permitted Liens, except to the extent disposed of in the ordinary course of business.

4.15	Ultra Material Contracts

(a)	Except for this Agreement or as disclosed in Section 4.15 of the Delta/Ultra Disclosure Schedule, as of the date of this Agreement:

(i)	No Ultra Entity or, to the extent related to the Ultra Business or any Ultra Asset or Ultra Liability, Delta Entity, is a party to, and

(ii)	No property, asset or right of any Ultra Entity or, to the extent related to the Ultra Business or any Ultra Asset or Ultra Liability, Delta Entity, is bound by:

(A)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) (excluding any Government Contract), as such term would be applied to the Ultra Business as if held directly or indirectly by a separate entity subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act;

(B)	any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture (excluding any teaming agreement or Government Contract) that is material to the Ultra Business, taken as a whole, other than any such limited liability company, partnership or joint venture that is a wholly owned Ultra Subsidiary;

(C)	any Contract (other than any teaming agreement or Government Contract) that purports to limit the right of any Ultra Entity to engage or compete in any line of business or to compete with any Person or operate in any location, in each case in any respect material to the Ultra Business, taken as a whole; or

(D)	any Contract that prohibits the pledging of capital stock of any Ultra Entity (excluding any real property leases containing customary prohibitions on mortgaging or pledging the assets or interests of the tenant) or prohibits the issuance of guarantees by any Ultra Subsidiary.

“Ultra Material Contract” shall mean (i) each Contract of the type described in clauses (A) through (D) above (other than Ultra Plans), and (ii) the Contracts listed in or underlying the items listed in Sections 4.15(a), 4.19(a) and 4.21 of the Delta/Ultra Disclosure Schedule.

(b)	Except as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect: (i) each Ultra Material Contract is valid and binding on each Ultra Entity party thereto, and, to the Knowledge of Ultra, each other party thereto, and is in full force and effect, except to the extent such Ultra Material Contract has previously expired in accordance with its terms (and subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies); (ii) none of Delta, its Subsidiaries, or, to the Knowledge of Ultra, the other parties thereto, is in violation of, or default under, any provision of any Ultra Material Contract; (iii) to the Knowledge of Ultra, no party to any Ultra Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a material default under the provisions of such Ultra Material Contract; and (iv) neither Delta nor any of its Subsidiaries has received written notice from any other party to an Ultra Material Contract that such party intends to terminate or not renew such Ultra Material Contract.

(c)	Ultra has made available to Vector and Kodiak true and complete copies of (including all amendments or modifications to), all Ultra Material Contracts (other than those that are not permitted to be disclosed pursuant to applicable Law or contractual confidentiality restrictions).

4.16	Labor Relations and Employment

Each Ultra Group Employee has been primarily dedicated to providing services to or supporting, or is reasonably necessary to the operation of, the Ultra Business. Except as disclosed in Section 4.16 of the Delta/Ultra Disclosure Schedule or as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect: (a) since the Delta Applicable Date, there has been no material labor strike, dispute, slowdown, work stoppage, concerted refusal to work overtime, lockout or other material labor dispute pending, or to the Knowledge of Ultra, threatened against any Ultra Entity or related to the Ultra Business; (b) each Delta Entity, including the Ultra Entities, is, with respect to the Ultra Group Employees, in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employee classification, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters with respect to the Ultra Business; and (c) no Delta Entity, including the Ultra Entities, is a party to or bound by any collective bargaining or similar agreement with any labor organization with respect to any Ultra Group Employees.

4.17	Insurance

Except as would not constitute an Ultra Material Adverse Effect: (a) the Ultra Entities own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Ultra Business; and (b) all such material insurance policies of the Ultra Business are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

4.18	Brokers

Except for Guggenheim Securities, LLC, no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Ultra Entities.

4.19	Government Contracts

(a)	Section 4.19(a) of the Delta/Ultra Disclosure Schedule sets forth as of the date hereof a current, complete and accurate list of the 19 highest revenue generating Government Contracts of the Ultra Entities, as measured on an annual basis with respect to the current fiscal year, the period of performance of which has not yet expired or terminated or for which final payment has not yet been received. Except for organizational conflicts of interest arising in connection with the transactions contemplated by the Transaction Agreements, to the Knowledge of Ultra, each Government Contract of the Ultra Entities is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Ultra Entities and, to the Knowledge of Ultra, against the other parties thereto, in accordance with its terms (and subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies). An Ultra Contracting Entity is party to each Government Contract and Government Bid related to the Ultra Business.

(b)

Except as set forth in Section 4.19(b) or 4.8 of the Delta/Ultra Disclosure Schedule, with respect to the Ultra Entities’ Government Contracts and Government Bids related to the Ultra Business, to the Knowledge of Ultra, during the last three years: (i) the Ultra Entities have complied in all material respects with the terms and conditions of each such Government Contract and Government Bid, including all clauses, provisions, specifications and requirements incorporated expressly by reference therein and any applicable Laws pertaining to any such Government Contract or Government Bid; (ii) all representations, certifications, disclosures and warranties acknowledged or submitted by or on behalf of the Ultra Entities with respect to each such Government Contract or Government Bid were current, accurate and complete in all material respects as of the respective dates they were made and the Ultra Entities have complied in all material respects with all such representations, certifications, disclosures and warranty requirements; (iii) no Ultra Entity has terminated any Government Contract, and the Ultra Entities have not been notified in writing or, to the Knowledge of Ultra, orally, by the U.S.

Government or any prime contractor that any such Government Contract has been terminated for convenience, for default or for any reason (other than upon the expiration of its terms or in connection with the completion of the applicable services thereunder) and no Ultra Entity has received a cure notice, show cause notice, deficiency notice, or default notice pertaining to any Government Contract of any Ultra Entity that is currently in effect.

(c)	Except as set forth in Section 4.19(c) of the Delta/Ultra Disclosure Schedule, with respect to the Ultra Entities’ Government Contracts and Government Bids relating to the Ultra Business, during the last three years all Cost or Pricing Data, sales, pricing and discount information submitted in support of a General Services Administration, Federal Supply Schedule proposal or Government-wide Acquisition Contract and other information submitted by an Ultra Entity in support of the negotiation of such Government Contracts and Government Bids, or modifications thereto, or in support of requests for payment thereunder, were, as of the date of price agreement, payment or submission, current, accurate and complete in all material respects and compliant, in all material respects, with any applicable Laws. No Ultra Entity has received any notice, either written or, to the Knowledge of Ultra, orally, of any material alleged mischarging or other defective pricing in violation of the Truth in Negotiations Act or the cost principle set forth in the FAR or the Cost Accounting Standards, and there are: (i) no reports that have been issued resulting from any audits, reviews, surveys or other investigations conducted by the Defense Contract Audit Agency or other U.S. Governmental Entity of any of the Government Contracts (past or present) that conclude that any Ultra Entity engaged in material overcharging, mischarging or defective pricing practices or in any other practice in material violation of the FAR or the Cost Accounting Standards; and (ii) no audits, reviews, surveys or investigations by U.S. Governmental Entities of any Government Contracts (past or present), which are either ongoing or have been completed but the report of which has not been issued (and is reasonably expected to be issued) and which are reasonably expected to recommend material cost disallowances, fines, penalties or other sanctions.

(d)	Except as set forth in Section 4.19(d) of the Delta/Ultra Disclosure Schedule, no Ultra Entity or Principal of any Ultra Entity is or during the last three years has been under administrative, civil or criminal investigation, indictment or information by any U.S. Governmental Entity. To the Knowledge of Ultra, there has not been, and there is not currently pending or threatened, any material audit, survey, review or investigation by any Governmental Entity with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid related to the Ultra Business that could reasonably be expected to give rise to: (i) liability under the federal False Claims Act or similar state statute; (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any request for a reduction in the price of any Government Contract. In connection with the Ultra Business, during the last three years, no Ultra Entity: (A) has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to (1) liability under the federal False Claims Act or similar state statute, (2) a claim for price adjustment under the Truth in Negotiations Act, or (3) any request for a reduction in the price of any Government Contract, or (B) has made any disclosure under the FAR mandatory disclosure provisions to any Governmental Entity with respect to credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, and to the Knowledge of Ultra, there are no facts that would require mandatory disclosure under the FAR.

(e)	Except as set forth in Section 4.19(e) of the Delta/Ultra Disclosure Schedule, no Ultra Entity or director, officer or other Principal of any Ultra Entity, is or during the last three years has been suspended, debarred or, to the Knowledge of Ultra, proposed for suspension or debarment from participation in, or the award of, any Government Contract. Additionally, to the Knowledge of Ultra, no facts or circumstances exist that would warrant the institution of suspension or debarment proceedings on the part of any Ultra Entity or any director, officer or other Principal of any Ultra Entity or a finding of non-responsibility with respect to any outstanding Government Bid.

(f)	No Ultra Entity has within the past year received any past performance evaluations, ratings or reports in connection with any Government Contract related to the Ultra Business with (i) an overall rating that is less than “satisfactory” or (ii) a determination that the customer would not recommend such Ultra Entity for future work.

(g)	Except as set forth in Section 4.19(g) of the Ultra Disclosure Schedule, and excluding claims for payment in the ordinary course of performance of any Government Contract related to the Ultra Business, to the Knowledge of Ultra (i) no material payment due to any Ultra Entity pertaining to a Government Contract has been withheld, recouped, or set-off, nor has any material claim been made to withhold, recoup or set-off any payment (except as may be required as a standard withholding in accordance with the payment or award fee terms of the applicable Government Contract); and (ii) none of the U.S. Government Contracts has incurred a material cost overrun at contract completion, in excess of any amount accrued in accordance with GAAP on Ultra’s financial statements filed with the SEC, except in the case of clauses (i) and (ii) above, for such withholdings, recoupment, set-offs and cost overruns that would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect. No Ultra Entity has any outstanding Government Bids that, if accepted or awarded, are reasonably expected to result in a material loss.

(h)	Except as would not, individually or in the aggregate, constitute an Ultra Material Adverse Effect, no Ultra Entity and, to the Knowledge of Ultra, no director, manager, officer or employee of any Ultra Entity, or Person acting for or on behalf of any Ultra Entity or director, manager or officer thereof, has for the last three years: (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law; (iii) made any other payment in violation of Law to any official of any Governmental Entity, including bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments; or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause any Ultra Entity to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

(i)

The Ultra Entities, are in compliance in all material respects with all applicable national security obligations, including those specified in the NISPOM and requirements relating to mitigation of Foreign Ownership, Control or Influence (“FOCI”), and have all of the facility and personnel security clearances necessary to conduct the business of the Ultra Business as currently being conducted in all material respects. Section 4.19(i) of the Delta/Ultra Disclosure Schedule set forth true and complete lists of all facility security clearances held by the Ultra Entities with respect to the Ultra Business. The Ultra Entities hold and, at all relevant times since September

30, 2014 held, at least a “satisfactory” rating from the DSS and any other cognizant security authority with respect to all facility security clearances, the NISPOM, and all other applicable national security obligations. The Ultra Entities are not under any restriction or obligation arising from any prior failure to maintain a “satisfactory” rating from DSS or any other cognizant security authority. The Ultra Entities are not aware of any FOCI factors as identified in Standard Form 328 that are not capable of being mitigated in connection with the Ultra Entities’ ability to enter into and perform their respective obligations set forth in the Transaction Agreements, including the Separation Agreements.

4.20	Export Controls

Except as would not constitute an Ultra Material Adverse Effect:

(a)	the Ultra Business as well as the Ultra Entities are in compliance with all United States import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State Department (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103,120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599 (collectively, the “International Trade Laws”)); and

(b)	in the last five years, no Governmental Entity of other Person has notified any Ultra Entity in writing (or to the Knowledge of Ultra, orally) of any actual or alleged violation or breach of any of the International Trade Laws.

Section 4.20 of the Delta/Ultra Disclosure Schedule sets forth the registrations and material licenses of the Ultra Entities with the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR and Bureau of Industrial Security, U.S. Department of Commerce under the Export Administration Regulations.

4.21	Affiliate Transactions

Except as set forth in Section 4.21 of the Delta/Ultra Disclosure Schedule or pursuant to the Transaction Agreements (and after giving effect to the transactions contemplated therein and subject to the terms of the Transaction Documents), (a) neither Delta nor any of its Related Parties, directly or indirectly, (i) owns any property (whether, real, personal or mixed) or right, tangible or intangible, that is used or currently intended to be used by any Ultra Entity or in connection with the Ultra Business, (ii) has any claim or cause of action against any Ultra Entity or in connection with the Ultra Business, (iii) owes any money to, or is owed any money by, any Ultra Entity, or any other Person in connection with the Ultra Business or (iv) is party to any other contract, arrangement or agreement with any Ultra Entity or in connection with the Ultra Business, other than contracts, arrangements or agreements on arm’s-length and commercially reasonable terms, and (b) there are no, and since the Delta Applicable Date there have not been, any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, an “Affiliate Transaction”) relating to the Ultra Business, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

4.22	Sufficiency of Funds

On the Closing Date, Delta shall ensure that Ultra will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Ultra Payments and consummate the transactions contemplated by the Transaction Agreements.

4.23	Delta Guarantee

The Delta Guarantee is in full force and effect and constitutes the legal, valid, and binding obligation of the Delta, enforceable against Delta in accordance with its terms except that such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Delta under the Delta Guarantee.

4.24	Sufficiency of Assets

(a)	At the Effective Times, (i) taking into account all of the Separation Agreement and other Transaction Documents (including the services, property and other rights to the provided thereunder), and (ii) assuming all necessary consents have been obtained, the Ultra Entities will own, lease or have the right to use all of the assets or obtain services (including on the terms and subject to the conditions of the Separation Agreements or other Transaction Agreement governing the provision of such services) necessary to conduct, in all material respects, on a stand-alone basis, the Ultra Business as conducted as of the date of this Agreement.

(b)	At the Effective Times and subject to the terms of the Separation Agreement and other Transaction Documents (including provisions contemplating transfers of assets after the Effective Times), the Delta Entities will have good and valid title to, or a valid leasehold interest in, all of the Ultra Assets, free and clear of all Liens except for Permitted Liens.

4.25	Ultra SEC Filings

(a)	When filed by Ultra with the SEC, the Registration Statement (including any amendments thereto), including any financial statements, schedules or exhibits included or incorporated by reference therein at the time filed: (i) will comply as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such registration statements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to the make the statements therein, in lights of the circumstances which they were made, not misleading, except for information or exhibits identified or noted to be included in a subsequent amendment prior to the effectiveness of the Registration Statement under the Securities Act or the Exchange Act, as applicable.

(b)	As of their respective dates, or if amended, as of the date of such last amendment, the SEC Documents (i) will comply as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to the make the statements therein, in lights of the circumstances which they were made, not misleading.

(c)	Notwithstanding the foregoing provisions of this Section 4.25, no representation or warranty is made by Delta or Ultra with respect to information or statements made or incorporated by reference in the Registration Statement or any SEC Document that was supplied by or on behalf of Vector, Kodiak or any Enumerated Stockholder.

4.26	No Other Representations or Warranties

(a)	Except for the representations and warranties made by Delta, Ultra and the Merger Subs in this Article 4, none of Delta, Ultra, any Merger Sub or any other Person makes any express or implied representation or warranty with respect to Delta, Ultra, any of their respective Subsidiaries or their respective businesses, assets, liabilities, condition (financial or otherwise) or prospects, and Delta and Ultra hereby disclaim any such other representations or warranties, including with respect to any oral or written information furnished or made available to Vector, Kodiak or any of their Affiliates in the course of their due diligence of Delta, Ultra and their respective Subsidiaries, the negotiation of this Agreement or in the course of the Mergers and the other transactions contemplated hereby. In particular, without limiting the foregoing disclaimer, none of Delta, Ultra or any other Person makes or has made any representation or warranty to Vector, Kodiak or any of their Affiliates or Representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to Delta, Ultra, any of their respective Subsidiaries or their respective businesses.

(b)	Notwithstanding anything contained in this Agreement to the contrary, Vector and Kodiak acknowledge and agree that none of Delta, Ultra, any Merger Sub or any other Person has made or is making any representations or warranties relating to Delta, Ultra or the Merger Subs whatsoever, express or implied, beyond those expressly given by Delta, Ultra and the Merger Subs in this Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Delta, Ultra and the Merger Subs furnished or made available to Vector, Kodiak or any of their Representatives.

5.	REPRESENTATIONS AND WARRANTIES OF VECTOR

Except as set forth in Vector Disclosure Schedule (regardless of whether or not the relevant Section hereof refers to the Vector Disclosure Schedule), it being understood and agreed that each disclosure set forth in the Vector Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article 5 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made, Vector hereby represents and warrants to Delta and Ultra as follows:

5.1	Organization, Standing and Power

Each of Vector Entity is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. The Vector Entities have all requisite corporate or limited liability power and authority to own, lease and operate their properties and to carry on the business of each Vector Entity as it is now being conducted. Each Vector Entity is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by any Vector Entity or the nature of the business conducted by any Vector Entity makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not constituted or would not reasonably be expected to constitute, individually or in the aggregate, a Vector Material Adverse Effect.

5.2	Capital Structure

(a)	As of the date hereof, the authorized capital stock of Vector consists solely of 1,000 shares of capital stock, 1,000 of which shares are classified and designated as Vector Common Stock, par value $0.01 per share. As of the date hereof, one share of Vector Common Stock (excluding treasury shares) is issued and outstanding and held by the Vector Stockholder. The share of Vector Common Stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, calls, subscriptions, claims of any character, agreements, arrangements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Vector Common Stock or any capital stock equivalent or other nominal interest in any Vector Entity which relate to any Vector Entity (“Vector Equity Interests”) pursuant to which any Vector Entity is or may become obligated to sell or issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of any Vector Entity or outstanding bonds, debentures, notes or other Indebtedness of any Vector Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with Vector’s stockholders on any matter and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding obligations of Vector to repurchase, redeem or otherwise acquire any outstanding Vector Equity Interests. Except pursuant to this Agreement, immediately following the Vector Mergers there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of any Vector Entity.

(b)	All of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Vector have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any preemptive or similar rights, and are owned of record and beneficially by Vector or by a direct or indirect wholly owned Subsidiary of Vector, free and clear of any Lien (except for (i) any Permitted Lien, (ii) pursuant to the Vector Credit Agreement and (iii) such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities Laws). Section 5.2(b) of the Vector Disclosure Schedule sets forth as of the date of this Agreement the name of each Subsidiary of Vector and its jurisdiction of organization.

(c)	There are no stockholder agreements, registration rights agreements, voting trusts or other Contracts to which any Vector Entity is a party with respect to the voting or registration of the capital stock or other voting or equity interests of any Vector Entity or any preemptive rights with respect thereto.

(d)	Except for the capital stock and other equity interests of the Subsidiaries of Vector set forth in Section 5.2(b) of the Vector Disclosure Schedule and except as set forth in Section 5.2(b) of the Vector Disclosure Schedule, Vector does not own, directly or indirectly, any capital stock or other equity interests in any Person. No Vector Entity has entered into any commitment, arrangement or other Contract, or is otherwise obligated, to contribute capital, lend money or otherwise provide funds or make any investment in any other Person.

5.3	Corporate Authority and Approval

(a)	Each Vector Entity has all requisite corporate power and authority necessary in order to execute and deliver, and perform its obligations under, this Agreement and each Transaction Agreement to which such Person is a party and to consummate the Vector Mergers and the other transactions contemplated by this Agreement and each such Transaction Agreement. The execution, delivery and performance of this Agreement and each Transaction Agreement to which it is a party by Vector and the consummation of the Vector Mergers by Vector and the other transactions contemplated by this Agreement and the Transaction Agreements to which it is a party have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Vector and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than those that have already been received. This Agreement has been duly executed and delivered by Vector and constitutes a valid and binding agreement of Vector and is enforceable against the same in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)	On or prior to the date of this Agreement, the Vector Board of Directors has duly and unanimously adopted resolutions: (i) determining that the Vector Mergers, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of Vector; (ii) approving and declaring advisable this Agreement and the Vector Mergers and the other transactions contemplated hereby; (iii) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) recommending adoption of this Agreement to the holders of shares, which resolutions, as of the date hereof, have not been withdrawn or modified in a manner adverse to Vector.

(c)	On or prior to the date of this Agreement, the Vector Enumerated Stockholder has duly adopted this Agreement. No other approval by holders of any class or series of equity interest of Vector is required to adopt or approve this Agreement under applicable Law.

5.4	No Conflict; Required Filings and Consents

(a)	The execution, delivery and performance of this Agreement by Vector, and the consummation by Vector of the Vector Mergers and the other transactions contemplated hereby, do not and will not: (i) conflict with or violate any provision of the certificate of incorporation, certificate of formation or bylaws of any Vector Entity; (ii) except as set forth in Section 5.4(a) of the Vector Disclosure Schedule and assuming compliance with the matters set forth in Section 5.4(c), conflict with or result in any breach or violation of, or constitute a default under, or give rise to any right of termination, acceleration or other alteration in the rights under, (A) any Vector Material Contract (other than any Vector Material Contract that is (I) not a Government Contract and (II) terminable without liability by either party thereto upon 90 days or less notice) to which any Vector Entity is a party or by which any of their respective properties, assets or rights are bound or (B) any Permit applicable to any Vector Entity; (iii) violate any provision of Law applicable to any Vector Entity; or (iv) result in the creation of any Lien upon any of the properties, assets or rights of any Vector Entity, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflict, violation, breach, default, termination, acceleration, alteration, Lien or other occurrence that would not, individually or in the aggregate, constitute a Vector Material Adverse Effect and for any organizational conflicts of interest that may arise as a result of or following the transactions contemplated by the Transaction Agreements.

(b)	Assuming compliance with the matters set forth in Section 5.4(c) of the Vector Disclosure Schedule and the consummation of the transactions contemplated hereby, Vector does not hold permits or licenses material to Vector’s business that would require action to be taken by any Person as a result of the Second Vector Merger in order to preserve such licenses or permits. Vector is not a party to any Vector Material Contract that would permit a counterparty to terminate such Vector Material Agreement as a result of the Second Merger.

(c)	Except as set forth on Section 5.4(c) of the Vector Disclosure Schedule, the execution, delivery and performance of this Agreement by Vector and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization, waiver, registration, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (i) the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder; (ii) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the Stock Exchange; (iv) the filing with the Secretary of State of the State of Delaware of the relevant certificates of merger as required by the DGCL; and (v) any such consent, approval, authorization, waiver, registration, declaration, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, constitute a Vector Material Adverse Effect.

5.5	Financial Statements

(a)	Set forth on Section 5.5(a) of the Vector Disclosure Schedule are copies of the audited balance sheets of Vector as of December 31, 2015 and December 31, 2016, unaudited balance sheet of Vector for the six months ending June 30, 2017 (such balance sheet, the “Vector June 2017 Balance Sheet”), and the audited statements of operations of Vector for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and the unaudited consolidated statement of operations of Vector for the six-months ending June 30, 2017 (collectively, the “Vector Financial Statements”). The Vector Financial Statements were prepared in all material respects in accordance with GAAP, consistently applied, as at the dates and for the periods presented, and present fairly in all material respects in accordance with GAAP the financial position and results of operations of Vector as of the dates and for the periods presented (subject, in the case of interim financials, to the absence of full footnotes and normal year-end adjustments).

(b)	As of its filing date, the amended registration statement on Form S-1/A filed by Vector with the SEC on August 11, 2017, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed: (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable to such registration statement, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except for the omission of executive compensation-related information, the identity of individuals expected to be named directors and exhibits noted as to be filed by amendment and the items of comments received from the SEC on August 24, 2017.

(c)	When delivered pursuant to Section 8.5, each of the Vector Subsequent Financial Statements shall have been prepared in all material respects in accordance with GAAP, consistently applied, and shall present fairly in all material respects, in accordance with GAAP consistently applied, the consolidated financial position, results of operations and cash flows of Vector and its Subsidiaries (or in the case of Combined Financial Statements, Vector and Kodiak, on a combined basis) as at the dates and for the periods presented (subject, in the case of interim financials, to the absence of full footnotes and normal year-end adjustments).

(d)	As of the date hereof, no Vector Entity is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

5.6	No Undisclosed Liabilities

Except as set forth on Section 5.5(a) of the Vector Disclosure Schedule, no Vector Entity has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of Vector prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations: (a) set forth or reflected or reserved against in the audited consolidated balance sheet of Vector as of December 31, 2016 included in the Vector Financial Statements; (b) incurred in the ordinary course of business since December 31, 2016; (c) incurred in connection with the Vector Mergers or any other transaction or agreement contemplated by this Agreement or the other Transaction Agreements; or (d) that would not, individually or in the aggregate, constitute a Vector Material Adverse Effect. Except as set forth in Section 5.5(a) of the Vector Disclosure Schedule, no Vector Entity is a party to, or have any commitment to become a party to, any off balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among any Vector Entity, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

5.7	Absence of Certain Changes

Since December 31, 2016: (a) the Vector Entities have conducted their respective businesses in all material respects in the ordinary course of such businesses consistent with past practice, except in connection with this Agreement and the transactions contemplated hereby; (b) there has not occurred any Vector Material Adverse Effect; and (c) except as set forth in Section 5.7(c) of the Vector Disclosure Schedule, no Vector Entity has taken any action or agreed to take any action that would be prohibited by Section 8.2 if it were taken on or after the date of this Agreement without Delta’s consent.

5.8	Litigation

Except as set forth in Section 5.8 of the Vector Disclosure Schedule, there are no material Actions pending or, to the Knowledge of Vector, threatened against any Vector Entity, or outstanding Orders by which any Vector Entity is subject or bound.

5.9	Employee Benefits

(a)

Vector has delivered or made available to Delta on or prior to the date hereof or shall deliver or make available to Delta within 14 Business Days following the date hereof copies of: (i) each “employee benefit plan” subject to ERISA that any Vector Entity sponsors or could have any liability, whether absolute or contingent (including liability in respect of any such employee benefit plan sponsored by any member of the Vector ERISA Group) (each, a “Vector ERISA Plan”), and each material written employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention or change of control plan, agreement or arrangement (including amendments thereto) that is currently sponsored or maintained by any Vector Entity for the benefit of any employee or former employee of any Vector Entity (excluding any employment agreements or offer letters that do not provide for the payment of severance other than in accordance with Vector policy and do not provide for any payments related to or triggered by the transactions contemplated by this Agreement) or could result in any liability, whether absolute or contingent, for any Vector Entity (including liability in respect of any such plan, agreement or arrangement sponsored or contributed to by any member of the Vector ERISA Group) (collectively with the Vector ERISA Plans, the “Vector Plans”); (ii) if any Vector Plan is funded through a trust or any third party funding vehicle (including insurance), such trust or other vehicle; (iii) with respect to each Vector ERISA Plan (as applicable), the two most recent Forms 5500 (with all attachments thereto), the most recent IRS determination letter, and the current summary plan description; (iv) since the Vector Applicable Date, all material written communications with respect to a Vector ERISA Plan received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity; and (v) any applicable actuarial report prepared for Vector since the Vector Applicable Date with respect to a Vector ERISA Plan or a Vector Plan that provides pension, post-employment life or medical benefits.

(b)	Section 5.9(a) of the Vector Disclosure Schedule contains a true and complete list as of the date hereof of all Vector Plans.

(c)	Except as set forth in Section 5.9(c) of the Vector Disclosure Schedule, neither Vector nor any of its ERISA Affiliates: (i) sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any pension plan subject to Title IV of ERISA; or (ii) contributes to or is obligated to contribute to, or within the three years preceding the date of this Agreement contributed to or was obligated to contribute to, any Multiemployer Plan.

(d)	Each of the Vector Plans has been operated and administered in all material respects in accordance with their terms and with all applicable Laws, including but not limited to ERISA and the Code, except where such noncompliance would not, individually or in the aggregate, constitute a Vector Material Adverse Effect, and, except as set forth in Section 5.9(d) of the Vector Disclosure Schedule, no Actions, audits or, to the Knowledge of Vector, investigations by a Governmental Entity are, as of the date hereof, pending or, to the Knowledge of Vector, threatened with respect to a Vector Plan.

(e)	Each of the Vector ERISA Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code or is in the form of a prototype plan that is the subject of a favorable opinion letter from the IRS and, to the Knowledge of Vector, no event has occurred that would reasonably be expected to cause the revocation of such letter or adversely affect the qualification of such plan.

(f)	Full payment has been made, or will be made in accordance with ERISA and the Code, of all amounts which any member of the Vector ERISA Group is required to pay on or before the Closing Date under the terms of each of the Vector Plans and Sections 412 and 430 of the Code. Except as does not constitute a Vector Material Adverse Effect, each Vector Plan that is subject to the minimum funding standards of the Code or ERISA satisfies such standards, and no waiver of such funding has been sought or obtained. No such Vector Plan is, or is expected to be, in “at-risk” status (within the meaning of Sections 303(i)(4)(A) of ERISA and 430(i)(4)(A) of the Code).

(g)	Except under the Vector Plans set forth in Section 5.9(g) of the Vector Disclosure Schedule, no current or former employee of Vector is or will become entitled to post-employment death or medical benefits by reason of service to any Vector Entity, other than pursuant to Section 4980B of the Code or similar state Law.

(h)	Except as set forth in Section 5.9(h) of the Vector Disclosure Schedule or as would not, individually or in the aggregate, be material, no Vector Plan exists that, as a result of the execution of this Agreement, and the consummation of the Vector Mergers and the other transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would result in: (i) severance pay not otherwise payable prior to the date of this Agreement or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Vector Plans; (iii) the payment of retention bonuses or transaction bonuses; or (iv) payments which would not be deductible under Section 280G of the Code except by any reason of any agreement entered into with any Ultra Entity following the date hereof but prior to the Effective Times.

5.10	Compliance

Except as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect: (a) the business of the Vector Entities is, and since the Vector Applicable Date has been, conducted in compliance with all applicable Laws; and (b) the Vector Entities hold and are in compliance with all material Permits necessary to conduct the business of the Vector Entities as currently conducted. Since the Vector Applicable Date, no Vector Entity has received written notice from any Governmental Entity that any Permit will be terminated or modified, is threatened with suspension, or will not be renewed in the ordinary course of business consistent with past practice, except as disclosed in Section 5.10 of the Vector Disclosure Schedule or as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect.

5.11	Environmental Matters

(a)	Except for such matters as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect:

(i)	the Vector Entities are, and have been since the Vector Applicable Date, in compliance with all applicable Environmental Laws;

(ii)	the Vector Entities possess and maintain in good standing all material Permits required under applicable Environmental Laws for the operation of their respective businesses as presently conducted;

(iii)	since the Vector Applicable Date, no Vector Entity has received any written notice of violation of, or required remedial or corrective action under, any applicable Environmental Law, other than a notice of violation or required remedial or corrective action that has been resolved; and

(iv)	there are no Actions pending or, to the Knowledge of Vector, threatened, against any Vector Entity under any Environmental Law.

(b)	Vector has made available to Delta and Ultra all material environmental assessments, audits, and investigation reports, in each case materially bearing on material environmental matters or material environmental liabilities prepared since the Vector Applicable Date, in each case relating to any Vector Entity, or any of their respective predecessors or affiliates, or any of their current or former properties or facilities, to the extent such documents are in the possession or custody of any Vector Entity.

(c)	Notwithstanding any other representation or warranty in Article 5 of this Agreement, the representations and warranties contained in this Section 5.11 constitute the sole representations and warranties of the Vector Entities regarding matters relating to any Environmental Law.

5.12	Taxes

(a)	Except as set forth on Section 5.12(a) of the Vector Disclosure Schedule, each Vector Entity: (i) has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and correct in all material respects; and (ii) has withheld and paid over to the appropriate Taxing Authority all material Taxes that such Vector Entity is obligated to withhold from amounts owing to any employee, creditor or third party.

(b)	Except as set forth on Section 5.12(b) of the Vector Disclosure Schedule, there are no pending or threatened in writing, audits (or other similar proceedings initiated by a Governmental Entity) in respect of material Taxes or material Tax matters to which any Vector Entity is a party. Except as set forth on Section 5.12(b) of the Vector Disclosure Schedule, each Vector Entity has paid all material Taxes due and payable, whether or not shown as due on any Tax Return, or has made a provision for the payment of all material Taxes that are due or claimed to be due from it by any Governmental Entity.

(c)	No Vector Entity is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (excluding any agreement or arrangement entered into in the ordinary course of business that is: (i) between or among Vector Entities; or (ii) not primarily related to Taxes). Within the past two years, no Vector Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(d)	As of the date hereof, no Vector Entity has executed (or had executed on its behalf) any outstanding waiver or comparable consent regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(e)	There are no liens for Taxes upon any assets of any Vector Entity other than Permitted Liens.

(f)	No Vector Entity has: (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect; or (ii) extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any Taxing Authority), which Tax Return has since not been filed.

(g)	No Vector Entity has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Vector Mergers.

(h)	No Vector Entity has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude the Vector Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i)	The net operating losses, Tax credits, or other Tax attributes of the Vector Entities, prior to giving effect to the First Vector Merger, are not subject to any limitations under Section 382, 383 or 384 of the Code (or any similar provision of state, local or foreign Tax Law).

(j)	The unpaid Taxes of the Vector Entities did not, as of June 30, 2017, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Vector June 2017 Balance Sheet (rather than in any notes thereto). Since June 30, 2017, no Vector Entity has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

5.13	Intellectual Property

(a)	Section 5.13(a) of the Vector Disclosure Schedule sets forth a list of all Intellectual Property owned by any Vector Entity (the “Vector Owned Intellectual Property”) that is: (i) a trademark that is registered or subject to an application for registration or a pending or issued patent; or (ii) a registered copyright that is, in the case of each of the foregoing clauses (i) and (ii), material to the Vector Entities (the “Vector Registered Intellectual Property”). A Vector Entity is the sole and exclusive owner of all right, title and interest in and to all Vector Owned Intellectual Property. The Vector Owned Intellectual Property is not subject to any Lien other than Permitted Liens (subject to any right, title or interest that any Governmental Entity may have in or to any Vector Owned Intellectual Property). Each item of Vector Registered Intellectual Property and each unregistered copyright in Software owned by any Vector Entity that is material to the business of the Vector Entities and is licensed as a product by any Vector Entity to its customers is, as applicable, valid, subsisting and enforceable and, to the Knowledge of Vector, no Vector Owned Intellectual Property is being infringed or misappropriated by any third party, except in each case, as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect. To the Knowledge of Vector, the Vector Entities have taken reasonable measures to protect the confidentiality of all Vector Owned Intellectual Property that is considered confidential as of the date hereof.

(b)	Section 5.13(b) of the Vector Disclosure Schedule sets forth a list of all licenses that are material to the Vector Entities pertaining to Intellectual Property to which any Vector Entity is a party as a licensor, sublicensor, licensee or sublicensee (excluding any (i) “shrink-wrap” or “off-the-shelf” or other types of non-customized Software licenses that are based on standardized terms (regardless of whether negotiated or modified); (ii) Software licenses (A) to be assigned or otherwise transferred to any Governmental Entity in connection with a Government Contract, or (B) with a replacement cost or annual license fee of less than $50,000; (iii) non-exclusive licenses granted in the ordinary course of business to any customer (other than a Governmental Entity); (iv) licenses to or from any Governmental Entity; and (v) open source licenses) (each, a “Vector IP License” and, collectively, the “Vector IP Licenses”). Except as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect or as set forth in Section 5.13(b) of the Vector Disclosure Schedule: (i) the Vector Entities have (x) sufficient rights to use all Intellectual Property necessary for the conduct of the business of the Vector Entities as currently conducted, and (y) no Orders against any of them, or Contracts to which any of them is a party, restricting the use or exploitation of any Vector Owned Intellectual Property; (ii) the Vector Entities have not received any written notice of claim since the Vector Applicable Date and no claims are pending or, to the Knowledge of Vector, have been threatened since the Vector Applicable Date, that (x) allege that any Vector Entity has infringed or misappropriated or is infringing or misappropriating the Intellectual Property rights of any Person, or (y) challenge the validity, enforceability or ownership of any Vector Owned Intellectual Property; and (iii) the operation of the business of the Vector Entities has not, since the Vector Applicable Date, infringed or misappropriated, and does not, as currently conducted, infringe or misappropriate the Intellectual Property rights of any other Person.

(c)	Except as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect, no Vector Entity has knowingly incorporated copyrighted material in any Data deliverable to the Government that is a material component of such deliverable Data without notice or Government approval unless such Vector Entity: (i) is the owner of the copyright; or (ii) has obtained for the Government rights in, or a license or other right to use, the copyright as applicable and to the extent necessary under any Government Contract.

(d)	The consummation of the Transactions will not (i) materially impair the rights of any Vector Entity in or to any material Intellectual Property, or (ii) result in the grant of any right or license to any third party to any material Intellectual Property that is owned or licensed by a Vector Entity.

(e)	Except as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect, (i) since January 1, 2017, to the Knowledge of Vector, there have been (x) no unauthorized intrusions or breaches of any information technology systems used by any Vector Entity, and (y) no disruptions in any information technology systems that adversely affected the business of any Vector Entity; and (ii) the Vector Entities have implemented and maintain reasonable and appropriate measures, plans and facilities, consistent with industry practices of companies in similar lines of business as the Vector Entities, to preserve the availability, security and integrity of their information technology systems and the data and information, including Personal Information, stored thereon.

(f)	No Vector Entity’s collection, retention, processing, transfer, destruction and other use of Personal Information violates (i) any Contract to which any of them is a party or any binding privacy policies, in each case, in any material respect; or (ii) any Information Privacy and Security Laws. Except as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect, the Vector Entities have not received any written notice of claim since the Vector Applicable Date and no claims are pending or, to the Knowledge of Vector, have been threatened since the Vector Applicable Date, that allege any violation of the foregoing from any Governmental Entity or any other Person.

5.14	Properties

(a)	Except as does not constitute a Vector Material Adverse Effect, a Vector Entity has good and valid title to each parcel of real property owned by any Vector Entity (the “Vector Owned Property”), free and clear of all Liens, other than Permitted Liens. Section 5.14(a) of the Vector Disclosure Schedule sets forth a true and complete list of all Vector Owned Property as of the date hereof.

(b)	Except as does not constitute a Vector Material Adverse Effect: (i) a Vector Entity has a good and valid leasehold interest in each material parcel of real property leased by any Vector Entity pursuant to a lease (the “Vector Leased Property”); (ii) each lease is valid and binding on each Vector Entity that is a party thereto and is in full force and effect; and (iii) no Vector Entity is in violation of, or default under, any lease. Section 5.14(b) of the Vector Disclosure Schedule sets forth a true and complete list of all Vector Leased Property as of the date hereof.

(c)	Except as does not constitute a Vector Material Adverse Effect, a Vector Entity has good and valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of the material personal property purported to be owned or leased by any Vector Entity on the audited consolidated balance sheet of Vector as of December 31, 2016 included in the Vector Financial Statements, free and clear of all Liens, other than Permitted Liens, except to the extent disposed of in the ordinary course of business since December 31, 2016.

5.15	Vector Material Contracts

(a)	Except for this Agreement or as disclosed in Section 5.15(a) of the Vector Disclosure Schedule, as of the date of this Agreement:

(i)	no Vector Entity is a party to, and

(ii)	no Vector Entity, or any of their respective properties, assets or rights is bound by:

(A)	any Contract (excluding Government Contracts) that is or would be required to be filed by Vector as a “material contract” with the SEC pursuant to Item 601(b)(10) of Regulation S-K or disclosed by Vector on Form 8-K;

(B)	any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture (excluding any teaming agreement or Government Contract) that is material to the Vector Entities, taken as a whole, other than any such limited liability company, partnership or joint venture that is a wholly owned Subsidiary of Vector;

(C)	any Contract (other than among consolidated Subsidiaries of Vector or capital or operating leases) relating to (I) Indebtedness for borrowed money, other than Permitted Liens (excluding, for purposes of this subsection (C), the Credit Agreements pursuant to subsection (A)), or (II) any interest rate, currency or commodity derivatives or hedging transactions;

(D)	any Contract entered into since the Vector Applicable Date relating to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including payment, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) of Vector or any of its Subsidiaries that are still in effect and would reasonably be expected to result in payments by Vector or any of its Subsidiaries in excess of $250,000;

(E)	any Contract (other than any teaming agreement or Government Contract) that purports to limit the right of any Vector Entity to engage or compete in any line of business or to compete with any Person or operate in any location, in each case in any respect material to the business of the Vector Entities, taken as a whole; and

(F)	any Contract that prohibits the pledging of capital stock of any Vector Entity or prohibits the issuance of guarantees by any Subsidiary of Vector.

“Vector Material Contract” shall mean (i) each Contract of the type described in clauses (A) through (C) above, (ii) each Vector IP License, and (iii) the Contracts listed in or underlying the items listed in Sections 5.15(a), 5.19(a) and 5.21 of the Vector Disclosure Schedule.

(b)	Except as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect: (i) each Vector Material Contract is valid and binding on each Vector Entity party thereto, and, to the Knowledge of Vector, each other party thereto, and is in full force and effect, except to the extent such Vector Material Contract has previously expired in accordance with its terms (and subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies); (ii) no Vector Entity or, to the Knowledge of Vector, the other parties thereto, is in violation of, or default under, any provision of any Vector Material Contract; (iii) to the Knowledge of Vector, no party to any Vector Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a material default under the provisions of such Vector Material Contract; and (iv) no Vector Entity has received written notice from any other party to a Vector Material Contract that such party intends to terminate or not renew such Vector Material Contract.

(c)	Vector has made available to Delta true and complete copies of (including all amendments or modifications to), all Vector Material Contracts (other than those that are not permitted to be disclosed pursuant to applicable Law or contractual confidentiality restrictions or those set forth in Section 5.15(c) of the Vector Disclosure Schedule).

5.16	Labor Relations and Employment

Except as set forth in Section 5.16 of the Vector Disclosure Schedule or as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect: (a) since the Vector Applicable Date, there has been no material labor strike, dispute, slowdown, work stoppage, concerted refusal to work overtime, lockout or other material labor dispute pending, or to the Knowledge of Vector, threatened against any Vector Entity; and (b) each Vector Entity is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employee classification, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters. No Vector Entity is a party to or bound by any collective bargaining or similar agreement with any labor organization.

5.17	Insurance

Except as would not constitute a Vector Material Adverse Effect: (a) the Vector Entities own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Vector Entities; and (b) all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

5.18	Brokers

Except for Stone Key Partners LLC, no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Vector Entity.

5.19	Government Contracts

(a)	Section 5.19(a) of the Vector Disclosure Schedule sets forth as of the date hereof a current, complete and accurate list of the 20 highest revenue generating Government Contracts of the Vector Entities, as measured on an annual basis with respect to the current fiscal year, the period of performance of which has not yet expired or terminated or for which final payment has not yet been received. Except for organizational conflicts of interest arising in connection with the transactions contemplated by the Transaction Agreements, to the Knowledge of Vector, each Government Contract of the Vector Entities is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Vector Entities and, to the Knowledge of Vector, against the other parties thereto, in accordance with its terms (and subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies).

(b)	Except as set forth in Section 5.19(b) or Section 5.8 of the Vector Disclosure Schedule, with respect to the Vector Entities’ Government Contracts and Government Bids, to the Knowledge of Vector, during the last three years:

(i)	the Vector Entities complied in all material respects with the material terms and conditions of each such Government Contract and Government Bid, including all clauses, provisions, specifications and requirements incorporated expressly by reference therein and any applicable Laws pertaining to any such Government Contract or Government Bid;

(ii)	all representations, certifications, disclosures and warranties acknowledged or submitted by or on behalf of the Vector Entities with respect to each such Government Contract or Government Bid were current, accurate and complete in all material respects as of the respective dates they were made and the Vector Entities have complied in all material respects with all such representations, certifications, disclosures and warranty requirements;

(iii)	all Cost or Pricing Data, sales, pricing and discount information submitted in support of a General Services Administration, Federal Supply Schedule proposal or Government-wide acquisition Contract and other information submitted by the Vector Entities in support of the negotiation of Government Contracts or Government Bids, or modifications thereto, or in support of requests for payment thereunder, were, as of the date of price agreement, payment or submission current, accurate and complete in all material respects and compliant, in all material respects, with any applicable Laws. No Vector Entity has received any notice, either written or, to the Knowledge of Vector, orally, of any material alleged mischarging or other defective pricing in violation of the Truth in Negotiations Act or the cost principle set forth in the FAR or the Cost Accounting Standards, and there are (x) no reports that have been issued resulting from any audits, reviews, surveys or other investigations conducted by the Defense Contract Audit Agency or other U.S. Governmental Entity of any of the Government Contracts (past or present) that conclude that any Vector Entity engaged in material overcharging, mischarging or defective pricing practices or in any other practice in material violation of the FAR or the Cost Accounting Standards, and (y) no audits, reviews, surveys or investigations by U.S. Governmental Entities of any Government Contracts (past or present), which are either ongoing or have been completed but the report of which has not been issued (and is reasonably expected to be issued) and which is reasonably expected to recommend material cost disallowances, fines, penalties or other sanctions;

(iv)	no Governmental Entity nor any prime contractor, subcontractor or other Person has notified the Vector Entities either in writing or, to the Knowledge of Vector, orally, that any Vector Entity has or may have defaulted, breached or violated, or is alleged to have defaulted, breached or violated, any Law, order representation, certification, disclosure, warranty, clause provision, specification or requirements pertaining to any such Government Contract or Government Bid;

(v)	no Vector Entity has terminated any Government Contract, and the Vector Entities have not been notified in writing or, to the Knowledge of Vector, orally, by the U.S. Government or any prime contractor that any such Government Contract has been terminated for convenience, for default or for any reason (other than upon the expiration of its terms or in connection with the completion of the applicable services thereunder). No cure notice, show cause notice, deficiency notice, or default notice pertaining to any Government Contract is currently in effect; and

(vi)	except for withholding by a U.S. Government customer under the terms of a Government Contract, no money due to the Vector Entities pertaining to any Government Contract has been withheld or offset nor has any claim been made in writing or, to the Knowledge of Vector, orally to withhold or offset money, and the Vector Entities are entitled to all progress payments received with respect thereto.

(c)	Except as set forth in Section 5.19(c) of the Vector Disclosure Schedule, no Vector Entity or Principal of any Vector Entity is or during the last three years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity. To the Knowledge of Vector, there has not been, and there is not currently pending or threatened, any material audit, survey, review or investigation by any Governmental Entity with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to: (i) liability under the federal False Claims Act or similar state statute; (ii) a claim for price adjustment under the Truth in Negotiations Act or Cost Accounting Standards; or (iii) any request for a reduction in the price of any Government Contract. During the last three years, no Vector Entity (A) has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to: (1) liability under the federal False Claims Act or similar state statute, (2) a claim for price adjustment under the Truth in Negotiations Act, or (3) any request for a material reduction in the price of any Government Contract, or (B) has made any disclosure under the FAR mandatory disclosure provisions to any Governmental Entity with respect to credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, and to the Knowledge of Vector, there are no facts that would require mandatory disclosure under the FAR.

(d)

Except as set forth in Section 5.19(d) or Section 5.8 of the Vector Disclosure Schedule, there are: (i) no material outstanding claims or requests for equitable adjustment against any Vector Entity and a U.S. Governmental Entity arising under or relating to a Government Contract, and no prime contractor, subcontractor, vendor or other third party has notified any Vector Entity in writing, or to the Knowledge of Vector, orally of any material claim or request for equitable adjustment arising under or relating to any Government Contract or Government Bid; and (ii) no material disputes between any Vector Entity, on the one hand, and the U.S. Government or any other Governmental Entity, on the other hand, under the Contract Disputes Act, 41 U.S.C. §§ 7101-7109, or any other Law, or between any Vector Entity, on the one hand, and any prime contractor, vendor or other third party, on the other hand, arising under or relating to any Government Contract or Government Bid.

(e)	Except as set forth in Section 5.19(e) of the Vector Disclosure Schedule, no Vector Entity or director, officer or other Principal of any Vector Entity, is or during the last three years has been suspended, debarred or, to the Knowledge of Vector, proposed for suspension or debarment from participation in, or the award of, Government Contracts. Additionally, to the Knowledge of Vector, no facts or circumstances exist that would warrant the institution of suspension or debarment proceedings on the part of any Vector Entity or any director, officer or other Principal of any Vector Entity, or a finding of non-responsibility with respect to any outstanding Government Bid.

(f)	To the Knowledge of Vector, no facts exist which would reasonably be expected to give rise to material Liability under a claim for fraud (as such concept is defined under the state or federal laws of the United States) or for violation of the United States civil or criminal False Claims Act, the United States Procurement Integrity Act, or other similar Laws adopted by any other Governmental Entity, as applicable, in each case in connection with any Government Contract. To the Knowledge of Vector, no Vector Entity is the subject of any actual or threatened “whistleblower” or “qui tam” lawsuit.

(g)	No Vector Entity has, within the past year, received any past performance evaluations, ratings or reports in connection with any Government Contract with (i) an overall rating that is less than “satisfactory” or (ii) a determination that the customer would not recommend such Vector Entity for future work.

(h)	Except as set forth in Section 5.19(h) of the Vector Disclosure Schedule, and excluding claims for payment in the ordinary course of performance of any Government Contract, since the Vector Applicable Date, to the Knowledge of Vector, (i) no material payment due to any Vector Entity pertaining to a Government Contract has been withheld, recouped, or set-off, nor has any material claim been made to withhold, recoup or set-off any payment (except as may be required as a standard withholding in accordance with the payment or award fee terms of the applicable Government Contract); and (ii) none of the U.S. Government Contracts has incurred a material cost overrun at contract completion, in excess of any amount accrued in accordance with GAAP on Vector’s financial statements filed with the SEC, except in the case of clauses (i) and (ii) above, for such withholdings, recoupment, set-offs and cost overruns that would not, individually or in the aggregate, constitute a Vector Material Adverse Effect. No Vector Entity has any outstanding Government Bids that, if accepted or awarded, are reasonably expected to result in a material loss.

(i)	To the Knowledge of Vector and except as would not constitute a Vector Material Adverse Effect, (i) no Vector Entity is using any intellectual property developed under any Government Contract without having obtained the necessary prior permission of the applicable Governmental Entity, and (ii) all Intellectual Property delivered by Vector Entities in performance of a Government Contract, including technical data, computer software, and computer software documentation, other than third party computer software, has included the proper restrictive legends, such as “Restricted Rights,” “Government Purpose Rights,” “Limited Rights” or “Special License Rights,” within the meaning of the FAR and the Department of Defense FAR Supplement.

(j)	Section 5.19(j) of the Vector Disclosure Schedule identifies any active organizational conflicts of interest mitigation plans submitted by any Vector Entity in connection with any current Government Contract.

(k)	The Vector Entities are in compliance in all material respects with all applicable national security obligations, including those specified in the NISPOM and requirements relating to mitigation of FOCI, and have all of the facility and personnel security clearances necessary to conduct the business of the Vector Entities as currently being conducted in all material respects. Section 5.19(j) of the Vector Disclosure Schedule sets forth true and complete lists of all facility security clearances held by the Vector Entities. The Vector Entities hold and, at all relevant times since September 30, 2014 held, at least a “satisfactory” rating from the DSS or any other cognizant security authority with respect to all facility security clearances, the NISPOM, and all other applicable national security obligations. The Vector Entities are not under any restriction or obligation arising from any prior failure to maintain a “satisfactory” rating from DSS or any other cognizant security authority. The Vector Entities are not aware of any FOCI factors as identified in Standard Form 328 that are not capable of being mitigated in connection with the Vector Entities’ ability to enter into and perform their respective obligations set forth in the Transaction Agreements.

(l)	Except as would not, individually or in the aggregate, constitute a Vector Material Adverse Effect, no Vector Entity and, to the Knowledge of Vector, no director, manager, officer, or employee of any Vector Entity, or Person acting for or on behalf of any of any Vector Entity or director, manager or officer thereof, has for the last three years (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law; (iii) made any other payment in violation of Law to any official of any Governmental Entity, including bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause any Vector Entity to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

(m)	Except as set forth in Section 5.19(m) of the Vector Disclosure Schedule, the Vector Entities have not made any assignment of the Government Contracts or of any interests in the Government Contracts. The Vector Entities have not entered into any financing arrangements with respect to any outstanding Government Contract.

5.20	Export Controls

Except as would not constitute a Vector Material Adverse Effect:

(a)	the Vector Entities are in compliance with all United States import and export laws (including those Laws under International Trade Laws) in all material respects; and

(b)	in the last five years, no Governmental Entity or other Person has notified any Vector Entity in writing (or to the Knowledge of Vector, orally) of any actual or alleged violation or breach of any of the International Trade Laws.

Section 5.20 of the Vector Disclosure Schedule sets forth the registrations and material licenses of the Vector Entities with the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR or Bureau of Industrial Security, U.S. Department of Commerce under the Export Administration Regulations.

5.21	Affiliate Transactions

Except as set forth in Section 5.21 of the Vector Disclosure Schedule, (a) no Related Party of Vector (other than the Vector Entities), directly or indirectly, (i) owns any property (whether, real, personal or mixed) or right, tangible or intangible, that is used or currently intended to be used by any Vector Entity, (ii) has any claim or cause of action against any Vector Entity, (iii) owes any money to, or is owed any money by, any Vector Entity or (iv) is party to any other contract, arrangement or agreement with any Vector Entity other than contracts, arrangements or agreements on arm’s-length and commercially reasonable terms, and (b) there are no, and since the Vector Applicable Date there have not been any Affiliate Transactions nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

5.22	No Other Representations or Warranties

(a)	Except for the representations and warranties made by Vector in this Article 5, neither Vector nor any other Person makes any express or implied representation or warranty with respect to any Vector Entity or their respective businesses, assets, liabilities, condition (financial or otherwise) or prospects, and Vector hereby disclaims any such other representations or warranties, including with respect to any oral or written information furnished or made available to Vector or any of its Affiliates in the course of their due diligence of the Vector Entities, the negotiation of this Agreement or in the course of the Vector Mergers and the other transactions contemplated hereby. In particular, without limiting the foregoing disclaimer, neither Vector nor any other Person makes or has made any representation or warranty to Vector or any of their Affiliates or Representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to any Vector Entity or their respective businesses.

(b)	Notwithstanding anything contained in this Agreement to the contrary, Delta and Ultra acknowledge and agree that none of Vector or any other Person has made or is making any representations or warranties relating to Vector whatsoever, express or implied, beyond those expressly given by Vector in this Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Vector furnished or made available to Vector or any of its Representatives.

6.	REPRESENTATIONS AND WARRANTIES OF KODIAK

Except as set forth in the Kodiak Disclosure Schedule (regardless of whether or not the relevant Section hereof refers to the Kodiak Disclosure Schedule), it being understood and agreed that each disclosure set forth in the Kodiak Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article 6 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made, Kodiak hereby represents and warrants to Delta and Ultra as follows:

6.1	Organization, Standing and Power

Each Kodiak Entity is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. The Kodiak Entities have all requisite corporate power and authority to own, lease and operate their properties and to carry on the business of each Kodiak Entity as it is now being conducted. Each Kodiak Entity is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by any Kodiak Entity or the nature of the business conducted by any Kodiak Entity makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not constituted or would not reasonably be expected to constitute, individually or in the aggregate, a Kodiak Material Adverse Effect.

6.2	Capital Structure

(a)	As of the date hereof, the authorized capital stock of Kodiak consists solely of 1,000 shares of capital stock, 1,000 of which shares are classified and designated as Kodiak Common Stock, par value $0.01 per share. As of the date hereof, one share of Kodiak Common Stock (excluding treasury shares) is issued and outstanding and held by the Kodiak Stockholder. The share of Kodiak Common Stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, calls, subscriptions, claims of any character, agreements, arrangements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Kodiak Common Stock or any capital stock equivalent or other nominal interest in any Kodiak Entity which relate to any Kodiak Entity (“Kodiak Equity Interests”) pursuant to which any Kodiak Entity is or may become obligated to sell or issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of any Kodiak Entity or outstanding bonds, debentures, notes or other Indebtedness of any Kodiak Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with Kodiak’s stockholders on any matter and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding obligations of Kodiak to repurchase, redeem or otherwise acquire any outstanding Kodiak Equity Interests. Except pursuant to this Agreement, immediately following the Kodiak Merger there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Kodiak Entities.

(b)	All of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Kodiak has been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any preemptive or similar rights, and are owned of record and beneficially by Kodiak or by a direct or indirect wholly owned Subsidiary of Kodiak, free and clear of any Lien (except for (i) any Permitted Lien, (ii) pursuant to the Kodiak Credit Agreement and (iii) such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities Laws). Section 6.2(b) of the Kodiak Disclosure Schedule sets forth as of the date of this Agreement the name of each Subsidiary of Kodiak and its jurisdiction of organization.

(c)	There are no stockholder agreements, registration rights agreements, voting trusts or other Contracts to which any Kodiak Entity is a party with respect to the voting or registration of the capital stock or other voting or equity interests of any Kodiak Entity or any preemptive rights with respect thereto.

(d)	Except for the capital stock and other equity interests of the Subsidiaries of Kodiak set forth in Section 6.2(b) of the Kodiak Disclosure Schedule and except as set forth in Section 6.2(d) of the Kodiak Disclosure Schedule, Kodiak does not own, directly or indirectly, any capital stock or other equity interests in any Person. No Kodiak Entity has entered into any commitment, arrangement or other Contract, or is otherwise obligated, to contribute capital, lend money or otherwise provide funds or make any investment in any other Person.

6.3	Corporate Authority and Approval

(a)	Each Kodiak Entity has all requisite corporate power and authority necessary in order to execute and deliver, and perform its obligations under, this Agreement and each Transaction Agreement to which such Person is a party and to consummate the Kodiak Merger and the other transactions contemplated by this Agreement and each such Transaction Agreement. The execution, delivery and performance of this Agreement and each Transaction Agreement to which it is a party by Kodiak and the consummation of the Kodiak Merger by Kodiak and the other transactions contemplated by this Agreement and the Transaction Agreements to which it is a party have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Kodiak and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than those that have already been received. This Agreement has been duly executed and delivered by Kodiak and constitutes a valid and binding agreement of Kodiak and is enforceable against the same in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)	On or prior to the date of this Agreement, the Kodiak Board of Directors has duly and unanimously adopted resolutions: (i) determining that the Kodiak Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of Kodiak; (ii) approving and declaring advisable this Agreement and the Kodiak Merger and the other transactions contemplated hereby; (iii) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) recommending adoption of this Agreement to the holders of shares, which resolutions, as of the date hereof, have not been withdrawn or modified in a manner adverse to Kodiak.

(c)	On or prior to the date of this Agreement, the Kodiak Stockholder has duly adopted this Agreement. No other approval by holders of any class or series of equity interest of Kodiak is required to adopt or approve this Agreement under applicable Law.

6.4	No Conflict; Required Filings and Consents

(a)

The execution, delivery and performance of this Agreement by Kodiak, and the consummation by Kodiak of the Kodiak Merger and the other transactions contemplated hereby, do not and will not: (i) conflict with or violate any provision of the certificate of incorporation, certificate of formation or bylaws of any Kodiak Entity; (ii) except as set forth in Section 6.4(a) of the Kodiak Disclosure Schedule and assuming compliance with the matters set forth in Section 6.4(b), conflict with or result in any breach or violation of, or constitute a default under, or give rise to any right of termination, acceleration or other alteration in the rights under, (A) any Kodiak Material Contract (other than any Kodiak Material Contract that is (I) not a

Government Contract and (II) terminable without liability by either party thereto upon 90 days or less notice) to which any Kodiak Entity is a party or by which any of their respective properties, assets or rights are bound or (B) any Permit applicable to any Kodiak Entity; (iii) violate any provision of Law applicable to any Kodiak Entity; or (iv) result in the creation of any Lien upon any of the properties, assets or rights of any Kodiak Entity, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflict, violation, breach, default, termination, acceleration, alteration, Lien or other occurrence that would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect and for any organizational conflicts of interest that may arise as a result of or following the transactions contemplated by the Transaction Agreements.

(b)	The execution, delivery and performance of this Agreement by Kodiak and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization, waiver, registration, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (i) the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder; (ii) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the Stock Exchange; (iv) the filing with the Secretary of State of the State of Delaware of the relevant certificates of merger as required by the DGCL; and (v) any such consent, approval, authorization, waiver, registration, declaration, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect.

6.5	Kodiak Financial Statements

(a)	Set forth on Section 6.5(a) of the Kodiak Disclosure Schedule are copies of the audited balance sheets of Kodiak as of December 31, 2015 and December 31, 2016, the unaudited balance sheet of Kodiak for the six months ending June 30, 2017 (such balance sheet, the “Kodiak June 2017 Balance Sheet”), and the audited statements of operations of Kodiak for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and the unaudited consolidated statement of operations of Kodiak for the six-months ending June 30, 2017 (collectively, the “Kodiak Financial Statements”). The Kodiak Financial Statements were prepared in all material respects in accordance with GAAP, consistently applied, as at the dates and for the periods presented, and present fairly in all material respects in accordance with GAAP the financial position and results of operations of Vector as of the dates and for the periods presented (subject, in the case of interim financials, to the absence of full footnotes and normal year-end adjustments).

(b)	When delivered pursuant to Section 8.5, each of the Kodiak Subsequent Financial Statements shall have been prepared in all material respects, in accordance with GAAP, consistently applied, and shall present fairly in all material respects the consolidated financial position, results of operations and cash flows of Kodiak and its Subsidiaries (or in the case of Combined Financial Statements, Vector and Kodiak on a combined basis) as at the dates and for the periods presented (subject, in the case of interim financials, to the absence of full footnotes and normal year-end adjustments).

(c)	As of the date hereof, no Kodiak Entity is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

6.6	No Undisclosed Liabilities

Except as set forth on Section 6.5(a) of the Kodiak Disclosure Schedule, no Kodiak Entity has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of Kodiak prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations: (a) set forth or reflected or reserved against in the unaudited consolidated balance sheet of Kodiak as of December 31, 2016 included in the Kodiak Financial Statements; (b) incurred in the ordinary course of business since December 31, 2016; (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or the other Transaction Agreements; or (d) that would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect. Except as set forth in Section 6.5(a) of the Kodiak Disclosure Schedule, neither Kodiak nor any of its Subsidiaries is a party to, or have any commitment to become a party to, any off balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among any Kodiak Entity, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

6.7	Absence of Certain Changes

Since December 31, 2016: (a) the Kodiak Entities have conducted their respective businesses in all material respects in the ordinary course of such businesses consistent with past practice, except in connection with this Agreement and the transactions contemplated hereby; (b) there has not occurred any Kodiak Material Adverse Effect; and (c) except as set forth in Section 6.7(c) of the Kodiak Disclosure Schedule, no Kodiak Entity has taken any action or agreed to take any action that would be prohibited by Section 8.2 if it were taken on or after the date of this Agreement without Delta’s consent.

6.8	Litigation

Except as set forth in Section 6.8 of the Kodiak Disclosure Schedule, there are no material Actions pending or, to the Knowledge of Kodiak, threatened against any Kodiak Entity, or outstanding Orders by which any Kodiak Entity is subject or bound.

6.9	Employee Benefits

(a)

Kodiak has delivered or made available to Delta on or prior to the date hereof or shall deliver or make available to Delta within 14 Business Days following the date hereof copies of: (i) each “employee benefit plan” subject to ERISA that any Kodiak Entity sponsors or could have any liability, whether absolute or contingent (including liability in respect of any such employee benefit plan sponsored by any member of the Kodiak ERISA Group) (each, a “Kodiak ERISA Plan”), and each material written employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention or change of control plan, agreement or arrangement (including amendments thereto) that is currently sponsored or maintained by any Kodiak Entity for the benefit of any employee or former employee of any Kodiak Entity (excluding any employment agreements or offer letters that do not provide for the payment of severance other than in accordance with Kodiak policy and do not provide for any payments related to or triggered by the transactions contemplated by this Agreement) or could result in any liability, whether absolute or contingent, for any Kodiak Entity (including liability in respect of any such plan, agreement or arrangement sponsored or contributed to by any member of the Kodiak ERISA Group) (collectively with the Kodiak ERISA Plans, the “Kodiak Plans”); (ii) if any Kodiak

Plan is funded through a trust or any third party funding vehicle (including insurance), such trust or other vehicle; (iii) with respect to each Kodiak ERISA Plan (as applicable), the two most recent Forms 5500 (with all attachments thereto), the most recent IRS determination letter, and the current summary plan description; (iv) since the Kodiak Applicable Date, all material written communications with respect to a Kodiak ERISA Plan received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity; and (v) any applicable actuarial report prepared for Kodiak since the Kodiak Applicable Date with respect to a Kodiak ERISA Plan or a Kodiak Plan that provides pension, post-employment life or medical benefits.

(b)	Section 6.9(b) of the Kodiak Disclosure Schedule contains a true and complete list as of the date hereof of all Kodiak Plans.

(c)	Except as set forth in Section 6.9(c) of the Kodiak Disclosure Schedule, neither Kodiak nor any of its ERISA Affiliates: (i) sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any pension plan subject to Title IV of ERISA; or (ii) contributes to or is obligated to contribute to, or within the three years preceding the date of this Agreement contributed to or was obligated to contribute to, any Multiemployer Plan.

(d)	Each of the Kodiak Plans has been operated and administered in all material respects in accordance with their terms and with all applicable Laws, including but not limited to ERISA and the Code, except where such noncompliance would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect, and, except as set forth in Section 6.9(d) of the Kodiak Disclosure Schedule, no Actions, audits or, to the Knowledge of Kodiak, investigations by a Governmental Entity are, as of the date hereof, pending or, to the Knowledge of Kodiak, threatened with respect to a Kodiak Plan.

(e)	Each of the Kodiak ERISA Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code or is in the form of a prototype plan that is the subject of a favorable opinion letter from the IRS and, to the Knowledge of Kodiak, no event has occurred that would reasonably be expected to cause the revocation of such letter or adversely affect the qualification of such plan.

(f)	Full payment has been made, or will be made in accordance with ERISA and the Code, of all amounts which any member of the Kodiak ERISA Group is required to pay on or before the Closing Date under the terms of each of the Kodiak Plans and Sections 412 and 430 of the Code. Except as does not constitute a Kodiak Material Adverse Effect, each Kodiak Plan that is subject to the minimum funding standards of the Code or ERISA satisfies such standards, and no waiver of such funding has been sought or obtained. No such Kodiak Plan is, or is expected to be, in “at-risk” status (within the meaning of Sections 303(i)(4)(A) of ERISA and 430(i)(4)(A) of the Code).

(g)	Except under the Kodiak Plans set forth in Section 6.9(g) of the Kodiak Disclosure Schedule, no current or former employee of Kodiak is or will become entitled to post-employment death or medical benefits by reason of service to any Kodiak Entity, other than pursuant to Section 4980B of the Code or similar state Law.

(h)

Except as set forth in Section 6.9(h) of the Kodiak Disclosure Schedule or as would not, individually or in the aggregate, be material, no Kodiak Plan exists that, as a result of the execution of this Agreement, and the consummation of the Kodiak Merger and the other transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would result in: (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Kodiak Plans; (iii) the payment of retention bonuses or transaction bonuses; or (iv) payments which would not be deductible under Section 280G of the Code except by any reason of any agreement entered into with any Ultra Entity following the date hereof but prior to the Effective Times.

6.10	Compliance

Except as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect: (a) the business of the Kodiak Entities is, and since the Kodiak Applicable Date has been, conducted in compliance with all applicable Laws; and (b) the Kodiak Entities hold and are in compliance with all material Permits necessary to conduct the business of the Kodiak Entities as currently conducted. Since the Kodiak Applicable Date, no Kodiak Entity has received written notice from any Governmental Entity that any Permit will be terminated or modified, is threatened with suspension, or will not be renewed in the ordinary course of business consistent with past practice, except as disclosed in Section 6.10 of the Kodiak Disclosure Schedule or as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect.

6.11	Environmental Matters

(a)	Except for such matters as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect:

(i)	the Kodiak Entities are, and have been since the Kodiak Applicable Date, in compliance with all applicable Environmental Laws;

(ii)	the Kodiak Entities possess and maintain in good standing all material Permits required under applicable Environmental Laws for the operation of their respective businesses as presently conducted;

(iii)	since the Kodiak Applicable Date, no Kodiak Entity has received any written notice of violation of, or required remedial or corrective action under, any applicable Environmental Law, other than a notice of violation or required remedial or corrective action that has been resolved; and

(iv)	there are no Actions pending or, to the Knowledge of Kodiak, threatened, against any Kodiak Entity under any Environmental Law.

(b)	Kodiak has made available to Delta and Ultra all material environmental assessments, audits, and investigation reports, in each case materially bearing on material environmental matters or material environmental liabilities prepared since the Kodiak Applicable Date, in each case relating to any Kodiak Entity, or any of their respective predecessors or affiliates, or any of their current or former properties or facilities, to the extent such documents are in the possession or custody of Kodiak or any of its Subsidiaries.

(c)	Notwithstanding any other representation or warranty in Article 5 of this Agreement, the representations and warranties contained in this Section 6.11 constitute the sole representations and warranties of the Kodiak Entities regarding matters relating to any Environmental Law.

6.12	Taxes

(a)	Except as set forth on Section 6.12(a) of the Kodiak Disclosure Schedule, each Kodiak Entity: (i) has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and correct in all material respects; and (ii) has withheld and paid over to the appropriate Taxing Authority all material Taxes that such Kodiak Entity is obligated to withhold from amounts owing to any employee, creditor or third party.

(b)	Except as set forth on Section 6.12(b) of the Kodiak Disclosure Schedule, there are no pending or threatened in writing, audits (or other similar proceedings initiated by a Governmental Entity) in respect of material Taxes or material Tax matters to which any Kodiak Entity is a party. Except as set forth on Section 6.12(b) of the Kodiak Disclosure Schedule, each Kodiak Entity has paid all material Taxes due and payable, whether or not shown as due on any Tax Return, or has made a provision for the payment of all material Taxes that are due or claimed to be due from it by any Governmental Entity.

(c)	No Kodiak Entity is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (excluding any agreement or arrangement entered into in the ordinary course of business that is: (i) between or among Kodiak Entities; or (ii) not primarily related to Taxes). Within the past two years, no Kodiak Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(d)	As of the date hereof, no Kodiak Entity has executed (or had executed on its behalf) any outstanding waiver or comparable consent regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(e)	There are no liens for Taxes upon any assets of any Kodiak Entity other than Permitted Liens.

(f)	No Kodiak Entity has: (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect; or (ii) extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any Taxing Authority), which Tax Return has since not been filed.

(g)	No Kodiak Entity has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Kodiak Merger.

(h)	No Kodiak Entity has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude the Kodiak Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i)	The unpaid Taxes of the Kodiak Entities did not, as of June 30, 2017, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Kodiak June 2017 Balance Sheet (rather than in any notes thereto). Since June 30, 2017, no Kodiak Entity has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

6.13	Intellectual Property

(a)	Section 6.13(a) of the Kodiak Disclosure Schedule sets forth a list of all Intellectual Property owned by any Kodiak Entity (the “Kodiak Owned Intellectual Property”) that is: (i) a trademark that is registered or subject to an application for registration or a pending or issued patent; or (ii) a registered copyright that is, in the case of each of the foregoing clauses (i) and (ii), material to the Kodiak Entities (the “Kodiak Registered Intellectual Property”). A Kodiak Entity is the sole and exclusive owner of all right, title and interest in and to all Kodiak Owned Intellectual Property. The Kodiak Owned Intellectual Property is not subject to any Lien other than Permitted Liens (subject to any right, title or interest that any Governmental Entity may have in or to any Kodiak Owned Intellectual Property). Each item of Kodiak Registered Intellectual Property and each unregistered copyright in Software owned by a Kodiak Entity that is material to the business of the Kodiak Entities and is licensed as a product by any Kodiak Entity to its customers is, as applicable, valid, subsisting and enforceable and, to the Knowledge of Kodiak, no Kodiak Owned Intellectual Property is being infringed or misappropriated by any third party, except in each case, as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect. To the Knowledge of Kodiak, the Kodiak Entities have taken reasonable measures to protect the confidentiality of all Kodiak Owned Intellectual Property that is considered confidential as of the date hereof.

(b)	Section 6.13(b) of the Kodiak Disclosure Schedule sets forth a list of all license agreements that are material to the Kodiak Entities pertaining to Intellectual Property to which any Kodiak Entity is a party as a licensor, sublicensor, licensee or sublicensee (excluding any (i) “shrink-wrap” or “off-the-shelf” or other types of non-customized Software licenses that are based on standardized terms (regardless of whether negotiated or modified); (ii) Software licenses (A) to be assigned or otherwise transferred to any Governmental Entity in connection with a Government Contract, or (B) with a replacement cost or annual license fee of less than $50,000; (iii) non-exclusive licenses granted in the ordinary course of business to any customer (other than a Governmental Entity); (iv) licenses to or from any Governmental Entity; and (v) open source licenses) (each, a “Kodiak IP License” and, collectively, the “Kodiak IP Licenses”). Except as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect or as set forth in Section 6.13(b) of the Kodiak Disclosure Schedule: (i) the Kodiak Entities have (x) sufficient rights to use all Intellectual Property necessary for the conduct of the business of the Kodiak Entities as currently conducted, and (y) no Orders against any of them, or Contracts to which any of them is a party, restricting the use or exploitation of any Kodiak Owned Intellectual Property; (ii) the Kodiak Entities have not received any written notice of claim since the Kodiak Applicable Date and no claims are pending or, to the Knowledge of Kodiak, have been threatened since the Kodiak Applicable Date, that (x) allege that any Kodiak Entity has infringed or misappropriated or is infringing or misappropriating the Intellectual Property rights of any Person, or (y) challenge the validity, enforceability or ownership of any Kodiak Owned Intellectual Property; and (iii) the operation of the business of the Kodiak Entities has not, since the Kodiak Applicable Date, infringed or misappropriated, and does not, as currently conducted, infringe or misappropriate the Intellectual Property rights of any other Person.

(c)	Except as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect, no Kodiak Entity has knowingly incorporated copyrighted material in any Data deliverable to the Government that is a material component of such deliverable Data without notice or Government approval unless such Kodiak Entity: (i) is the owner of the copyright; or (ii) has obtained for the Government rights in, or a license or other right to use, the copyright as applicable and to the extent necessary under any Government Contract.

(d)	The consummation of the Transactions will not (i) materially impair the rights of any Kodiak Entity in or to any material Intellectual Property, or (ii) result in the grant of any right or license to any third party to any material Intellectual Property that is owned or licensed by any Kodiak Entity.

(e)	Except as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect, (i) since January 1, 2017, to the Knowledge of Kodiak, there have been (x) no unauthorized intrusions or breaches of any information technology systems used by any Kodiak Entity, and (y) no disruptions in any information technology systems that adversely affected the business of any Kodiak Entity; and (ii) the Kodiak Entities have implemented and maintain reasonable and appropriate measures, plans and facilities, consistent with industry practices of companies in similar lines of business as the Kodiak Entities, to preserve the availability, security and integrity of their information technology systems and the data and information, including Personal Information, stored thereon.

(f)	No Kodiak Entity’s collection, retention, processing, transfer, destruction and other use of Personal Information violates (i) any Contract to which any of them is a party or any binding privacy policies, in each case, in any material respect; or (ii) any Information Privacy and Security Laws. Except as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect, the Kodiak Entities have not received any written notice of claim since the Kodiak Applicable Date and no claims are pending or, to the Knowledge of Kodiak, have been threatened since the Kodiak Applicable Date, that allege any violation of the foregoing from any Governmental Entity or any other Person.

6.14	Properties

(a)	Except as does not constitute a Kodiak Material Adverse Effect, a Kodiak Entity has good and valid title to each parcel of real property owned by any Kodiak Entity (the “Kodiak Owned Property”), free and clear of all Liens, other than Permitted Liens. Section 6.14(a) of the Kodiak Disclosure Schedule sets forth a true and complete list of all Kodiak Owned Property as of the date hereof.

(b)	Except as does not constitute a Kodiak Material Adverse Effect: (i) a Kodiak Entity has a good and valid leasehold interest in each material parcel of real property leased by any Kodiak Entity pursuant to a lease (the “Kodiak Leased Property”); (ii) each lease is valid and binding on each Kodiak Entity that is a party thereto and is in full force and effect; and (iii) no Kodiak Entity is in violation of, or default under, any lease. Section 6.14(b) of the Kodiak Disclosure Schedule sets forth a true and complete list of all Kodiak Leased Property as of the date hereof.

(c)	Except as does not constitute a Kodiak Material Adverse Effect, a Kodiak Entity has good and valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of the material personal property purported to be owned or leased by any Kodiak Entity on the unaudited consolidated balance sheet of Kodiak as of December 31, 2016 included in the Kodiak Financial Statements, free and clear of all Liens, other than Permitted Liens, except to the extent disposed of in the ordinary course of business since December 31, 2016.

6.15	Kodiak Material Contracts

(a)	Except for this Agreement or as disclosed in Section 6.15(a) of the Kodiak Disclosure Schedule, as of the date of this Agreement:

(i)	no Kodiak Entity is a party to, and

(ii)	no Kodiak Entity, or any of their respective properties, assets or rights is bound by:

(A)	any Contract (excluding any Government Contract) that is or would be required to be filed by Kodiak as a “material contract” with the SEC pursuant to Item 601(b)(10) of Regulation S-K or disclosed by Kodiak on Form 8-K;

(B)	any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture (excluding any teaming agreement or Government Contract) that is material to the Kodiak Entities, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of Kodiak;

(C)	any Contract (other than among consolidated Subsidiaries of Kodiak or capital or operating leases) relating to (I) Indebtedness for borrowed money or (II) any interest rate, currency or commodity derivatives or hedging transactions;

(D)	any Contract (other than any teaming agreement or Government Contract) that purports to limit the right of any Kodiak Entity to engage or compete in any line of business or to compete with any Person or operate in any location, in each case in any respect material to the business of the Kodiak Entity, taken as a whole;

(E)	any Contract (excluding any Government Contract) entered into since the Kodiak Applicable Date relating to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including payment, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) of any Kodiak Entity that are still in effect and would reasonably be expected to result in payments by any Kodiak Entity in excess of $50,000;

(F)	any Contract (other than any Government Contract) that obligates any Kodiak Entity to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $250,000 after June 30, 2017;

(G)	any individual Contract with an employee of any Kodiak Entity that provides for compensation in any fiscal year that is equal to or greater than $250,000 (excluding any compensation related to expatriate costs and expenses, such as expatriate allowance, expatriate bonus, assignment completion bonus, post differential/hardship pay, cost of living allowance, education allowance, housing or living quarters allowance, relocation expenses, repatriation allowance, automobile allowance, language courses and orientation, travel costs, cost for tax assistance and preparation, and temporary housing costs), other than any offer letter or similar employment arrangement that can be terminated without express liability post-termination other than severance paid in the ordinary course of business; and

(H)	any Contract that prohibits the pledging of capital stock of any Kodiak Entity or prohibits the issuance of guarantees by any Subsidiary of Kodiak.

“Kodiak Material Contract” shall mean (i) each Contract of the type described in clauses (A) through (H) above, (ii) each Kodiak IP License, and (iii) the Contracts listed in or underlying the items listed in Sections 6.15(a), 6.19(a) and 6.21 of the Kodiak Disclosure Schedule.

(b)	Except as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect: (i) each Kodiak Material Contract is valid and binding on each Kodiak Entity party thereto, and, to the Knowledge of Kodiak, each other party thereto, and is in full force and effect, except to the extent such Kodiak Material Contract has previously expired in accordance with its terms (and subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies); (ii) no Kodiak Entity or, to the Knowledge of Kodiak, the other parties thereto, is in violation of, or default under, any provision of any Kodiak Material Contract; (iii) to the Knowledge of Kodiak, no party to any Kodiak Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a material default under the provisions of such Kodiak Material Contract; and (iv) no Kodiak Entity has received written notice from any other party to a Kodiak Material Contract that such party intends to terminate or not renew such Kodiak Material Contract.

(c)	Kodiak has made available to Delta true and complete copies of (including all amendments or modifications to), all Kodiak Material Contracts (other than those that are not permitted to be disclosed pursuant to applicable Law or contractual confidentiality restrictions or those set forth in Section 6.15(c) of the Kodiak Disclosure Schedule).

6.16	Labor Relations and Employment

Except as set forth in Section 6.16 of the Kodiak Disclosure Schedule or as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect: (a) since the Kodiak Applicable Date, there has been no material labor strike, dispute, slowdown, work stoppage, concerted refusal to work overtime, lockout or other material labor dispute pending, or to the Knowledge of Kodiak, threatened against any Kodiak Entity; and (b) each Kodiak Entity is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employee classification, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters. No Kodiak Entity is a party to or bound by any collective bargaining or similar agreement with any labor organization.

6.17	Insurance

Except as would not constitute a Kodiak Material Adverse Effect: (a) the Kodiak Entities own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Kodiak Entities; and (b) all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

6.18	Brokers

Except for Stone Key Partners LLC, no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Kodiak Entity.

6.19	Government Contracts

(a)	Section 6.19(a) of the Kodiak Disclosure Schedule sets forth as of the date hereof a current, complete and accurate list of the two highest revenue generating Government Contracts of the Kodiak Entities, as measured on an annual basis with respect to the current fiscal year, the period of performance of which has not yet expired or terminated or for which final payment has not yet been received. Except for organizational conflicts of interest arising in connection with the transactions contemplated by the Transaction Agreements, to the Knowledge of Kodiak, each Government Contract of the Kodiak Entities is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Kodiak Entities and, to the Knowledge of Kodiak, against the other parties thereto, in accordance with its terms (and subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies).

(b)	Except as set forth in Section 6.19(b) or Section 6.8 of the Kodiak Disclosure Schedule, with respect to the Kodiak Entities’ Government Contracts and Government Bids, to the Knowledge of Kodiak, during the last three years:

(i)	the Kodiak Entities complied in all material respects with the material terms and conditions of each such Government Contract and Government Bid, including all clauses, provisions, specifications and requirements incorporated expressly by reference therein and any applicable Laws pertaining to any such Government Contract or Government Bid;

(ii)	all representations, certifications, disclosures and warranties acknowledged or submitted by or on behalf of the Kodiak Entities with respect to each such Government Contract or Government Bid were current, accurate and complete in all material respects as of the respective dates they were made and the Kodiak Entities have complied in all material respects with all such representations, certifications, disclosures and warranty requirements;

(iii)

all Cost or Pricing Data, sales, pricing and discount information submitted in support of a General Services Administration, Federal Supply Schedule proposal or Government-wide acquisition Contract and other information submitted by the Kodiak Entities in support of the negotiation of Government Contracts or Government Bids, or modifications thereto, or in support of requests for payment thereunder, were, as of the date of price agreement, payment or submission current, accurate and complete in all material respects. No Kodiak Entity has received any notice, either written or, to the Knowledge of Kodiak, orally, of any material alleged mischarging or other defective pricing in violation of the Truth in Negotiations Act or the cost principle set forth in the

FAR or the Cost Accounting Standards, and there are (x) no reports that have been issued resulting from any audits, reviews, surveys or other investigations conducted by the Defense Contract Audit Agency or other U.S. Governmental Entity of any of the Government Contracts (past or present) that conclude that any Entity engaged in material overcharging, mischarging or defective pricing practices or in any other practice in material violation of the FAR or the Cost Accounting Standards, and (y) no audits, reviews, surveys or investigations by U.S. Governmental Entities of any Government Contracts (past or present), which are either ongoing or have been completed but the report of which has not been issued (and is reasonably expected to be issued) and which is reasonably expected to recommend material cost disallowances, fines, penalties or other sanctions;

(iv)	no Governmental Entity nor any prime contractor, subcontractor or other Person has notified the Kodiak Entities either in writing or, to the Knowledge of Kodiak, orally, that any Kodiak Entity has or may have materially defaulted, breached or violated, or is alleged to have materially defaulted, breached or violated, any Law, order representation, certification, disclosure, warranty, clause provision, specification or requirements pertaining to any such Government Contract or Government Bid;

(v)	no Kodiak Entity has terminated any Government Contract, and the Kodiak Entities have not been notified in writing or, to the Knowledge of Kodiak, orally, by the U.S. Government or any prime contractor that any such Government Contract has been terminated for convenience, for default or for any reason (other than upon the expiration of its terms or in connection with the completion of the applicable services thereunder). No cure notice, show cause notice, deficiency notice, or default notice pertaining to any Government Contract is currently in effect; and

(vi)	except for withholding by a U.S. Government customer under the terms of a Government Contract, no money due to any Kodiak Entity pertaining to any Government Contract has been withheld or offset nor has any claim been made in writing or, to the Knowledge of Kodiak, orally to withhold or offset money, and the Kodiak Entities are entitled to all progress payments received with respect thereto.

(c)

Except as set forth in Section 6.19(c) of the Kodiak Disclosure Schedule, no Kodiak Entity or Principal of any Kodiak Entity is or during the last three years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity. To the Knowledge of Kodiak, there has not been, and there is not currently pending or threatened, any material audit, survey, review or investigation (other than routine audits) by any Governmental Entity with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to: (i) liability under the federal False Claims Act or similar state statute; (ii) a claim for price adjustment under the Truth in Negotiations Act; or (iii) any request for a reduction in the price of any Government Contract. During the last three years, no Kodiak Entity (A) has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to: (1) liability under the federal False Claims Act or similar state statute, (2) a claim for price adjustment under the Truth in Negotiations Act, or (3) any request for a material reduction in the price of any Government Contract, or (B) has made any disclosure under the FAR mandatory disclosure provisions to any Governmental Entity with respect to credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, and to the Knowledge of Kodiak, there are no facts that would require mandatory disclosure under the FAR.

(d)	Except as set forth in Section 6.19(d) or Section 6.8 of the Kodiak Disclosure Schedule, there are: (i) no material outstanding claims or requests for equitable adjustment against any Kodiak Entity and a U.S. Governmental Entity arising under or relating to a Government Contract, and no prime contractor, subcontractor, vendor or other third party has notified any Kodiak Entity in writing, or to the Knowledge of Kodiak, orally of any material claim or request for equitable adjustment arising under or relating to any Government Contract or Government Bid; and (ii) no material disputes between any Kodiak Entity, on the one hand, and the U.S. Government or any other Governmental Entity, on the other hand, under the Contract Disputes Act, 41 U.S.C. §§ 7101-7109, or any other Law, or between any Kodiak Entity, on the one hand, and any prime contractor, vendor or other third party, on the other hand, arising under or relating to any Government Contract or Government Bid.

(e)	Except as set forth in Section 6.19(e) of the Kodiak Disclosure Schedule, no Kodiak Entity or director, officer or other Principal of any Kodiak Entity, is or during the last three years has been suspended, debarred or, to the Knowledge of Kodiak, proposed for suspension or debarment from participation in, or the award of, Government Contracts. Additionally, to the Knowledge of Kodiak, no facts or circumstances exist that would warrant the institution of suspension or debarment proceedings on the part of any Kodiak Entity or any director, officer or other Principal of any Kodiak Entity, or a finding of non-responsibility with respect to any outstanding Government Bid.

(f)	To the Knowledge of Kodiak, no facts exist which would reasonably be expected to give rise to material Liability under a claim for fraud (as such concept is defined under the state or federal laws of the United States) or for violation of the United States civil or criminal False Claims Act, the United States Procurement Integrity Act, or other similar Laws adopted by any other Governmental Entity, as applicable, in each case in connection with any Government Contract. To the Knowledge of Kodiak, no Kodiak Entity is the subject of any actual or threatened “whistleblower” or “qui tam” lawsuit.

(g)	No Kodiak Entity has, within the past year, received any past performance evaluations, ratings or reports in connection with any Government Contract with (i) an overall rating that is less than “satisfactory” or (ii) a determination that the customer would not recommend such Kodiak Entity for future work.

(h)	Except as set forth in Section 6.19(h) of the Kodiak Disclosure Schedule, and excluding claims for payment in the ordinary course of performance of any Government Contract, since the Kodiak Applicable Date, to the Knowledge of Kodiak, (i) no material payment due to any Kodiak Entity pertaining to a Government Contract has been withheld, recouped, or set-off, nor has any material claim been made to withhold, recoup or set-off any payment (except as may be required as a standard withholding in accordance with the payment or award fee terms of the applicable Government Contract); and (ii) none of the U.S. Government Contracts has incurred a material cost overrun at contract completion, in excess of any amount accrued in accordance with GAAP on Kodiak’s financial statements filed with the SEC, except in the case of clauses (i) and (ii) above, for such withholdings, recoupment, set-offs and cost overruns that would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect. No Kodiak Entity has any outstanding Government Bids that, if accepted or awarded, are reasonably expected to result in a material loss.

(i)	To the Knowledge of Kodiak and except as would not constitute a Kodiak Material Adverse Effect, (i) no Kodiak Entity is using any intellectual property developed under any Government Contract without having obtained the necessary prior permission of the applicable Governmental Entity, and (ii) all Intellectual Property delivered by the Kodiak Entities in performance of a Government Contract, including technical data, computer software, and computer software documentation, other than third party computer software, has included the proper restrictive legends, such as “Restricted Rights,” “Government Purpose Rights,” “Limited Rights” or “Special License Rights,” within the meaning of the FAR and the Department of Defense FAR Supplement.

(j)	Section 6.19(j) of the Kodiak Disclosure Schedule identifies any active organizational conflicts of interest mitigation plans submitted by any Kodiak Entity in connection with any current Government Contract.

(k)	The Kodiak Entities are in compliance in all material respects with all applicable national security obligations, including those specified in the NISPOM and requirements relating to mitigation of FOCI, and have all of the facility and personnel security clearances necessary to conduct the business of the Kodiak Entities as currently being conducted in all material respects. Section 6.19(k) of the Kodiak Disclosure Schedule sets forth true and complete lists of all facility security clearances held by the Kodiak Entities. The Kodiak Entities hold and, at all relevant times since September 30, 2014 held, at least a “satisfactory” rating from the DSS and any other cognizant security authority with respect to all facility security clearances, the NISPOM, and all other applicable national security obligations. The Kodiak Entities are not under any restriction or obligation arising from any prior failure to maintain a “satisfactory” rating from DSS or any other cognizant security authority. The Kodiak Entities are not aware of any FOCI factors as identified in Standard Form 328 that are not capable of being mitigated in connection with the Kodiak Entities’ ability to enter into and perform their respective obligations set forth in the Transaction Agreements.

(l)	Except as would not, individually or in the aggregate, constitute a Kodiak Material Adverse Effect, no Kodiak Entity and, to the Knowledge of Kodiak, no director, manager, officer or employee of any Kodiak Entity, or Person acting for or on behalf of any of any Kodiak Entity or director, manager or officer thereof, has for the last three years (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law; (iii) made any other payment in violation of Law to any official of any Governmental Entity, including bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause any Kodiak Entity to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

(m)	Except as set forth in Section 6.19(m) of the Kodiak Disclosure Schedule, the Kodiak Entities have not made any assignment of the Government Contracts or of any interests in the Government Contracts. The Kodiak Entities have not entered into any financing arrangements with respect to any outstanding Government Contract.

6.20	Export Controls

Except as would not constitute a Kodiak Material Adverse Effect:

(a)	the Kodiak Entities are in compliance with all United States import and export laws (including those Laws under International Trade Laws) in all material respects; and

(b)	in the last five years, no Governmental Entity or other Person has notified any Kodiak Entity in writing (or to the Knowledge of Kodiak, orally) of any actual or alleged violation or breach of any of the International Trade Laws.

Section 6.20 of the Kodiak Disclosure Schedule sets forth the registrations and material licenses of the Kodiak Entities with the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR or Bureau of Industrial Security, U.S. Department of Commerce under the Export Administration Regulations.

6.21	Affiliate Transactions

Except as set forth in Section 6.21 of the Kodiak Disclosure Schedule, (a) no Related Party of Kodiak (other than the Kodiak Entities), directly or indirectly, (i) owns any property (whether, real, personal or mixed) or right, tangible or intangible, that is used or currently intended to be used by any Kodiak Entity, (ii) has any claim or cause of action against any Kodiak Entity, (iii) owes any money to, or is owed any money by, any Kodiak Entity or (iv) is party to any other contract, arrangement or agreement with any Kodiak Entity other than contracts, arrangements or agreements on arm’s-length and commercially reasonable terms, and (b) there are no, and since the Kodiak Applicable Date there have not been any Affiliate Transactions nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

6.22	No Other Representations or Warranties

(a)	Except for the representations and warranties made by Kodiak in this Article 5, neither Kodiak nor any other Person makes any express or implied representation or warranty with respect to any Kodiak Entity or their respective businesses, assets, liabilities, condition (financial or otherwise) or prospects, and Kodiak hereby disclaims any such other representations or warranties, including with respect to any oral or written information furnished or made available to Kodiak or any of its Affiliates in the course of their due diligence of the Kodiak Entities, the negotiation of this Agreement or in the course of the Kodiak Merger and the other transactions contemplated hereby. In particular, without limiting the foregoing disclaimer, neither Kodiak nor any other Person makes or has made any representation or warranty to Kodiak or any of their Affiliates or Representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to any Kodiak Entity or their respective businesses.

(b)	Notwithstanding anything contained in this Agreement to the contrary, Delta and Ultra acknowledge and agree that none of Kodiak or any other Person has made or is making any representations or warranties relating to Kodiak whatsoever, express or implied, beyond those expressly given by Kodiak in this Article 6, including any implied representation or warranty as to the accuracy or completeness of any information regarding Kodiak furnished or made available to Kodiak or any of its Representatives.

7.	REPRESENTATIONS AND WARRANTIES OF THE ENUMERATED STOCKHOLDERS

Each of the Enumerated Stockholders hereby represents and warrants to Delta and Ultra as follows:

7.1	Corporate Authority and Approval

Such Enumerated Stockholder has full power and authority to execute, deliver and perform this Agreement and each of the Transaction Agreements executed by such Person. This Agreement and the Written Consents have been duly executed and delivered by such Enumerated Stockholder and constitute a valid and binding agreement of such Enumerated Stockholder and is enforceable against the same in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

7.2	No Conflict

The execution, delivery and performance of this Agreement by such Enumerated Stockholder, and the consummation by such Enumerated Stockholder of the applicable Merger and the other transactions contemplated hereby, do not and will not: (a) conflict with or violate any provision of: (i) the certificate of incorporation, certificate of formation or bylaws of each of such Enumerated Stockholder (if an entity); (ii) any note, instrument, mortgage, agreement, lease, franchise or financial obligation to which such Enumerated Stockholder is a party or any of its assets or business is subject or by which either is bound; (iii) any Order to which such Enumerated Stockholder is a party or by which any of its assets or business is subject or by which either is bound; or (iv) any requirement of Law affecting such Enumerated Stockholder or its assets or business, other than, in the case of clauses (i) through (iv), any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not materially impair the ability of such Enumerated Stockholder to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or (b) require the approval, consent, authorization or act of, or the making by such Enumerated Stockholder of any declaration, filing or registration with, any Person, except for such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to materially impair the ability of such Enumerated Stockholder to perform its obligations hereunder or reasonably be expected to prevent the consummation of any of the transactions contemplated hereby.

7.3	Ownership of Vector and Kodiak Common Stock

(a)	The Vector Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, all Vector Equity Interests, free and clear of any Encumbrances. The Vector Stockholder has the sole right to vote the Vector Equity Interests, and none of the Vector Equity Interests are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such equity.

(b)	The Kodiak Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, all Kodiak Equity Interests, free and clear of any Encumbrances. The Kodiak Stockholder has the sole right to vote the Kodiak Equity Interests, and none of the Kodiak Equity Interests are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such equity.

7.4	No Public Sale or Distribution

Such Enumerated Stockholder is acquiring Ultra Common Stock in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in whole or in part, except pursuant to sales registered or exempted under the Securities Act, and except as provided in the Sponsor Side Letter, such Enumerated Stockholder does not have a present arrangement or agreement to effect any distribution of Ultra Common Stock to or through any Person; provided, however, that by making the representations herein, such Enumerated Stockholder does not agree to hold any of the Ultra Common Stock for any minimum period of time or other specific term and reserves the right to dispose of the Ultra Common Stock at any time in accordance with or pursuant to a registration statement filed pursuant to or an exemption under the Securities Act.

7.5	Accredited Investor Status

Such Enumerated Stockholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

7.6	Reliance on Exemptions

Such Enumerated Stockholder understands that Ultra Common Stock is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that Delta and Ultra are relying in part upon the truth and accuracy of, and such Enumerated Stockholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Enumerated Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Enumerated Stockholder to acquire Ultra Common Stock.

7.7	Information

Such Enumerated Stockholder and its advisors, if any, have been furnished with all materials relating to the Ultra Business and the Ultra Entities and materials relating to the issuance of Ultra Common Stock that have been requested by such Enumerated Stockholder. Such Enumerated Stockholder and its advisors, if any, have been afforded the opportunity to ask questions of, and such Enumerated Stockholder and its advisors have received answers thereto satisfactory to such Enumerated Stockholder from, Delta and the Ultra Entities relating to the Ultra Business. Such Enumerated Stockholder understands that an investment in Ultra Common Stock involves a high degree of risk and that it is able to afford a complete loss of such investment. Such Enumerated Stockholder has independently evaluated the merits of a decision to acquire Ultra Common Stock pursuant to this Agreement, and such Enumerated Stockholder confirms that it has not relied on the advice of any other Person and/or Person’s legal counsel in making such decision. Such Enumerated Stockholder understands that nothing in this Agreement or any other materials presented by or on behalf of Delta, with respect to the Ultra Business or the Ultra Entities to such Enumerated Stockholder in connection with the acquisition of Ultra Common Stock constitutes legal, tax, accounting or investment advice. Such Enumerated Stockholder has sought such accounting, legal, investment and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of Ultra Common Stock.

7.8	No Governmental Review

Such Enumerated Stockholder understands that no Governmental Entity has passed on or made any recommendation or endorsement of Ultra Common Stock or the fairness or suitability of the investment in Ultra Common Stock, nor have such authorities passed upon or endorsed the merits of the offering of Ultra Common Stock.

7.9	Transfer or Resale

Such Enumerated Stockholder understands that: (a) Ultra Common Stock received by it has not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) pursuant to an effective registration statement under the Securities Act, (ii) if reasonably requested by Ultra, such Enumerated Stockholder shall have delivered to Ultra an opinion of counsel of recognized standing reasonably acceptable to Ultra, in a generally acceptable form, to the effect that such Ultra Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration or (iii) if reasonably requested by Ultra, such Enumerated Stockholder provides Ultra with an opinion of counsel of recognized standing reasonably acceptable to Ultra that such Ultra Common Stock can be sold, assigned or transferred pursuant to Rule 144 (if available) promulgated under the Securities Act (or a successor rule thereto) (“Rule 144”); (b) any sale or other transfer of Ultra Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144; and (c) other than pursuant to the Sponsor Side Letter, none of Delta, Ultra or any other Person is under any obligation to register the Ultra Common Stock issued to such Enumerated Stockholder under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Ultra Common Stock may be pledged in connection with a bona fide margin account, other loan, financing or other derivative transaction secured by the Ultra Common Stock and such pledge of Ultra Common Stock shall not be deemed to be a transfer, sale or assignment of the Ultra Common Stock hereunder, and such Enumerated Stockholder effecting a pledge of Ultra Common Stock shall not be required to provide Ultra with any notice thereof or otherwise make any delivery to Ultra pursuant to this Agreement or any other Transaction Agreement, including, without limitation, this Section 7.9. Such Enumerated Stockholder acknowledges that the shares of Ultra Common Stock that it receives in the applicable Merger are “restricted securities” as defined in Rule 501 of Regulation D promulgated under the Securities Act and will contain the following legend: “THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE SECOND VECTOR SURVIVING ENTITY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.”

7.10	Stockholder Approval

Such of Enumerated Stockholder has adopted and approved this Agreement and waives any appraisal or similar rights in connection with the applicable Mergers.

8.	COVENANTS

8.1	Conduct of the Ultra Business Pending the Merger

Following the date of this Agreement and until the earlier of the Effective Times or the termination of this Agreement, except in connection with Permitted Acquisitions, as expressly contemplated or permitted by this Agreement or the Separation Agreements, as required by applicable Law, as described in Section 8.1 of the Delta/Ultra Disclosure Schedule or to the extent that Vector and Kodiak shall provide their prior written consent with respect thereto (which consent shall not be unreasonably withheld, conditioned or delayed), Delta and Ultra agree, as to themselves and their respective Subsidiaries, as applicable, that each of Delta and Ultra shall, and shall cause their respective Subsidiaries, as applicable, to, conduct the Ultra Business in, and shall not take any action with respect to the Ultra Business except in, the ordinary course of business with respect to the Ultra Business, shall use commercially reasonable efforts to preserve intact its current business organization, maintain its material rights and Licenses, keep available the services of its Key Ultra Group Employees and preserve its relationships with its customers, suppliers and others having business dealings. Without limiting the foregoing, except in connection with Permitted Acquisitions, as contemplated or permitted by this Agreement or the Separation Agreements, as required by applicable Law, as set forth in Section 8.1 of the Delta/Ultra Disclosure Schedule with respect to the Ultra Business, or to the extent that Vector and Kodiak shall provide their prior written consent with respect thereto (which consent shall not be unreasonably withheld, conditioned or delayed), neither Delta nor Ultra shall, nor shall Delta or Ultra permit any of their respective Subsidiaries to, nor shall any of the Ultra Entities propose to (in each case whether by merger, consolidation, exchange or otherwise), do any of the following:

(a)	(i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, (A) any shares of any Ultra Entity’s capital stock of any class or (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in any Ultra Entity (it being understood that this Section 8.1(a) shall not restrict the issuance of shares of Delta Common Stock or other securities convertible into or exercisable or exchangeable for Delta Common Stock other than any issuance of any of the foregoing to any Ultra Group Employee (except that shares of Delta Common Stock may be issued to any Ultra Group Employee upon exercise of an option for Delta Common Stock currently outstanding or the occurrence of a payment event under any of restricted stock units, performance stock unit or similar securities with respect to the Delta Common Stock currently outstanding)); or (ii) with respect to the Ultra Group Employees, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option compensation plan or arrangement (other than as may be required by Law or under any Ultra Plan, including any applicable qualified retirement plan), in each case other than: (A) pursuant to Section 3.1(h) as required pursuant to the Separation Agreements, (B) in connection with annual ordinary course of business renewals of health and welfare plans, (C) acceleration of vesting of equity incentives that occurs on or prior to the Effective Times, and (D) actions that would not create a material obligation (individually or in the aggregate with obligations created in connection with other such actions under this clause (D)) of Ultra that will survive the Effective Times and that is not otherwise contemplated by the Separation Agreements; provided that, without limiting the generality of the immediately preceding sentence, nothing in this Section 8.1(a) or elsewhere in this Agreement shall prevent Delta, Ultra or any of their respective agents from amending or operating the MAP and Ultra 401(k) Plan in accordance with the Code and ERISA as any such party deems appropriate, in its sole discretion as permitted under the MAP and the Ultra 401(k) Plan, with respect to the holding or liquidation of any shares of Delta Common Stock (or Ultra Common Stock received in respect of Delta Common Stock in the Distribution);

(b)	amend or otherwise change the certificate of incorporation or bylaws or similar governance documents of Ultra in a manner that would result in the certificate of incorporation or bylaws of Ultra differing in any material respect from the form of certificate of incorporation and bylaws attached Exhibit A to the Distribution Agreement, except to the extent required to comply with applicable Law, the provisions of this Agreement or the Separation Agreements, provided that, prior to any such amendment or change, Vector and Kodiak shall be afforded a reasonable opportunity to review such proposed amendment or change, and Delta and Ultra shall reasonably consider any comments provided thereto by Vector or Kodiak;

(c)	in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof with value in excess of $15,000,000, in each case other than Permitted Acquisitions;

(d)	in a single transaction or a series of related transactions, sell, lease, pledge, encumber, transfer, license or otherwise dispose of, or agree to sell, lease, pledge, encumber, transfer, license or otherwise dispose of, any material assets (excluding the disposition in the ordinary course of business for fair market value of assets having a fair market value not exceeding $10,000,000 in the aggregate), in each case other than Permitted Acquisitions;

(e)	incur Indebtedness by any Ultra Entity that will exist, or with respect to which any Ultra Entity will have any obligations, after the Effective Time in an aggregate amount that, together with all other Indebtedness of the Ultra Entities outstanding at Closing, exceeds an amount equal to (i) Maximum Dividend/Exchange Amount, (ii) the Vector Cash Consideration, (iv) the Debt Payoff Amount, and (v) the Total Transaction Expenses;

(f)	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other extraordinary transaction in each case that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, consummation of the Transactions;

(g)	except for arm’s length commercial arrangements entered into in the ordinary course of business consistent with past practice, enter into or amend any Contract or arrangement with respect to the Ultra Business with any of their respective Affiliates (other than any such Contracts among Ultra and its wholly owned Subsidiaries), with the exception of Contracts or arrangements entered into in connection with the Separation and expressly contemplated by the Separation Agreements;

(h)	make any material change in the methods of accounting or procedures of the Ultra Entities or the Ultra Business in effect at June 30, 2017, in accordance with the accounting policies of Delta, except: (i) as required by changes in GAAP or as approved by the audit committee of the Delta Board of Directors (in which case Delta shall promptly notify Vector and Kodiak); (ii) as may be made in response to SEC guidance, in each case, as concurred with in writing by Delta’s or Ultra’s independent auditors; or (iii) as may be required in connection with the Separation and the Transactions, so long as any such changes are in accordance with GAAP and neither Delta nor Ultra shall change Ultra’s fiscal year;

(i)	enter into any Contract or arrangement that limits or otherwise restricts Ultra or any of its Subsidiaries or the Ultra Business in any material respect, or that would or would reasonably be expected to, following the Effective Times and, to the Knowledge of Ultra, limit or restrict any Vector Entity or any Kodiak Entity in any material respect from engaging in their respective businesses other than teaming arrangements entered into in the ordinary course of business; or

(j)	agree or commit, or permit any of their respective Subsidiaries to agree or commit, to do any of the actions described in Sections 8.1(a) through 8.1(i).

8.2	Conduct of the Vector and Kodiak Businesses Pending the Merger

Following the date of this Agreement and until the earlier of the Effective Times or the termination of this Agreement, except as expressly contemplated or permitted by this Agreement or the Transaction Agreements, as required by applicable Law, as described in Section 8.2 of the Vector Disclosure Schedule or Section 8.2 of the Kodiak Disclosure Schedule, as applicable, or to the extent that Delta and Ultra shall provide their prior written consent with respect thereto (which consent shall not be unreasonably withheld, conditioned or delayed), each of Vector and Kodiak agrees, as to themselves and their respective Subsidiaries, that each of Vector and Kodiak shall conduct its business in, shall cause its Subsidiaries to conduct their businesses in, shall not take any action except in, the ordinary course of business, consistent with past practice, and shall use commercially reasonable efforts to preserve intact its current business organization, maintain its material rights and Licenses, keep available the services of its current officers and Key Vector Employees or Key Kodiak Employees, as applicable, and preserve its relationships with its customers, suppliers and others with whom it has business dealings. Without limiting the foregoing, except as contemplated or permitted by this Agreement or the Transaction Agreements, as required by applicable Law, as described in Section 8.2 of the Vector Disclosure Schedule or Section 8.2 of the Kodiak Disclosure Schedule, as applicable, or to the extent that Delta and Ultra shall provide their prior written consent with respect thereto (which consent shall not be unreasonably withheld, conditioned or delayed), each of Vector and Kodiak shall not and shall not propose to, nor shall it permit any of its Subsidiaries to or propose to (in each case whether by merger, consolidation, exchange or otherwise) do, nor shall it or any of its Subsidiaries propose to (in each case whether by merger, consolidation, exchange or otherwise) do, any of the following:

(a)	(i) declare, set aside or pay any dividends on or make other distributions in respect of any shares of the capital stock or partnership or equity interests of any Vector Entity or any Kodiak Entity, as applicable (whether in cash, securities, property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership or equity interests, all of which shares of capital stock or partnership or equity interests (with the exception of directors’ qualifying shares and other similarly nominal holdings required by Law to be held by Persons other than a Vector Entity or a Kodiak Entity, as applicable), as applicable, of the applicable corporation, partnership or other entity are owned directly or indirectly by Vector or Kodiak, as applicable; (ii) split, combine or reclassify any of the capital stock of any Vector Entity or any Kodiak Entity or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of any Vector Entity or any Kodiak Entity; or (iii) except as permitted under Section 8.2(g), amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Vector Entity or any Kodiak Entity to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, including shares of Vector Common Stock or Kodiak Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing;

(b)	(i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, (A) any shares of any Vector Entity’s or any Kodiak Entity’s capital stock of any class or (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in any Vector Entity or any Kodiak Entity; or (ii) accelerate the timing of payments or vesting under, or otherwise materially amend or supplement any existing benefit, compensation plan or arrangement (other than as may be required by law or under an applicable qualified retirement plan) in each case other than pursuant to Section 3.1(h), as permitted by Section 8.2(g) and as set forth in Section 8.2(b) of the Vector Disclosure Schedule or Section 8.2(b) of the Kodiak Disclosure Schedule.

(c)	amend, propose to amend or otherwise change, in each case in any material respect, its certificate of incorporation or bylaws or similar governance documents, in each case, except to the extent required to comply with applicable Law;

(d)	in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any material business or any material corporation, partnership, association or other business organization or division thereof;

(e)	in a single transaction or a series of related transactions, sell, lease, pledge, encumber, transfer, license or otherwise dispose of, or agree to sell, lease, pledge, encumber, transfer, license or otherwise dispose of, any of its assets (other than pursuant to Contracts, which are governed by Section 8.2(l)) (excluding transactions solely among Vector Entities and/or Kodiak Entities, sales of goods or services in the ordinary course of business and the disposition in the ordinary course of business for fair market value of assets having a fair market value not exceeding $1,000,000 in the aggregate);

(f)	except with respect to the incurrence of Indebtedness in the ordinary course of business:

(i)	incur any Indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any Vector Entity or any Kodiak Entity or guarantee any debt securities of others or enter into any material lease other than in connection with operating leases in the ordinary course of business;

(ii)	issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money (other than any Vector Entity or any Kodiak Entity in accordance with Section 8.2(f)(i));

(iii)	make any loans, advances, capital contributions to or investments in any other Person except (A) loans or advances by any Vector Entity or any Kodiak Entity to any Vector Entity or any Kodiak Entity, (B) investments or capital contributions in any of Vector’s or Kodiak’s wholly owned Subsidiaries, (C) as required by binding Contracts in effect as of the date hereof set forth in Section 8.2(f) of the Vector Disclosure Schedule or Section 8.2(f) of the Kodiak Disclosure Schedule or (D) in the ordinary course of business; provided, that the aggregate amount of such loans, advances, capital contributions to or investments in any other Person made in reliance on this clause (D) shall not exceed $1,000,000;

(iv)	(A) authorize capital expenditures or purchases of fixed assets in excess of $5,000,000 among the Vector Entities or (B) authorize capital expenditures or purchases of fixed assets in excess of $1,500,000 among the Kodiak Entities; or

(v)	incur Liabilities secured by an Encumbrance on its assets other than in the ordinary course of business;

which, in the case of clauses (i), (ii), (iii), (iv) or (v) above, would obligate the applicable Surviving Entity or its Subsidiaries to pay any amount, or assume any obligation to be performed by such Surviving Entity or its Subsidiaries, at or after the Effective Times;

(g)	except as set forth in Section 8.2(g) of the Vector Disclosure Schedule or Section 8.2(g) of the Kodiak Disclosure Schedule, pursuant to the terms of any collective bargaining agreements in effect as of the date hereof and disclosed on Section 5.15(a) of the Vector Disclosure Schedule or Section 6.15(a) of the Kodiak Disclosure Schedule, as contemplated by this Agreement, pursuant to Contracts or Vector Plans or Kodiak Plans under the terms therein in existence as of the date hereof, or as otherwise required by applicable Law:

(i)	grant any material increases in the compensation (including bonus and incentive compensation) or fringe benefits of any Vector Employee or Kodiak Employee except any increases in the ordinary course of business or that would not reasonably be expected to become a Liability of Ultra, the Surviving Entities or any of their respective Subsidiaries and any increases in the ordinary course of business of the base salaries of Vector Employees or Kodiak Employees who are not executive officers in connection with the customary salary reviews and promotions;

(ii)	pay or agree to pay to any Vector Employee or Kodiak Employee any pension, retirement allowance, severance benefit or other material employee benefit not required by any of the existing Vector Plans or Kodiak Plans as in effect on the date hereof, except as would not reasonably be expected to result in a Liability of Ultra, the Surviving Entities or any of their respective Subsidiaries;

(iii)	except in the ordinary course of business, or as otherwise permitted by this Section 8.2(g), enter into any new, or terminate or materially amend any existing collective bargaining agreement or relationship, employment, severance or termination Contract or other arrangement with any Vector Employee or Kodiak Employee or his or her representative, provided that any such new collective bargaining agreement or any termination of or material amendment to any such existing collective bargaining agreement in the ordinary course of business shall be subject to review by Ultra senior management reasonably in advance of the conclusion of such negotiations, and Ultra senior management shall have been informed periodically of the status of negotiations with respect thereto;

(iv)	(A) become obligated under any new pension plan, welfare plan, employee benefit plan (including any equity incentive plan), severance plan, benefit arrangement or similar plan or arrangement sponsored or maintained by any Vector Entity or any Kodiak Entity that was not in existence on the date hereof; or (B) amend any such plan or arrangement in existence on the date hereof, except in the case of this clause (B), (I) in the ordinary course of business, (II) as would not result in a material increase in the annual aggregate cost (based on Vector’s or Kodiak’s historical annual aggregate cost, as applicable) of maintaining such pension plan, welfare plan, employee benefit plan, severance plan, trust, fund, policy or arrangement, (III) as would not reasonably be expected to result in a Liability of Ultra, the Surviving Entities or any of their respective Subsidiaries or (IV) in connection with annual ordinary course of business renewals of health and welfare plans;

(v)	grant any equity-based compensation to any Vector Employee or Kodiak Employee or director or independent contractor of Vector or Kodiak or any of their respective Subsidiaries, except to the extent Delta or Ultra has consented in writing to such grant or as required by Law;

(vi)	make any offer for the employment or engagement of any Vector Employee or Kodiak Employee or other individual on a full-time, part-time, or consulting basis providing for an annual compensation in excess of $300,000, other than hires in the ordinary course of business to fill vacancies in non-executive officer positions as of the date of this Agreement or due to departures following the date of this Agreement;

(vii)	implement any distribution center, facility, warehouse or business unit closing or mass layoff that could implicate WARN; or

(viii)	make any loan to (A) any director, officer or member of senior management of any Vector Entity or any Kodiak Entity or (B) except in the ordinary course of business and in compliance with applicable Law, to any other Vector Employee or Kodiak Employee;

(h)	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other extraordinary transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, consummation of the Transactions;

(i)	make any material change in the methods of financial accounting or procedures of any Vector Entity, any Kodiak Entity or any of their respective businesses in effect at June 30, 2017, except: (i) as required by changes in GAAP after providing reasonable prior written notice and an opportunity to provide input to Delta; (ii) as may be made in response to SEC guidance in each case as concurred with in writing by Vector’s or Kodiak’s independent auditors; (iii) as may be required in connection with the Transactions, so long as any such changes are in accordance with GAAP; or (iv) changes permitted by Section 8.2(j), and Vector and Kodiak shall not change their respective fiscal years;

(j)	(i) change or rescind any material Tax election or any material Tax accounting method; (ii) settle, compromise or abandon any material Action or controversy relating to Taxes; (iii) amend any material Tax Return; (iv) adopt or change any material method of Tax accounting or change any annual Tax accounting period; or (v) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment in filing their respective Tax Returns, provided that any Vector Entity and any Kodiak Entity may, without the consent of Delta and Ultra, take any of the foregoing actions (A) in the ordinary course of business, (B) if such action would not be binding on any Ultra Entity after the Effective Times or would not reasonably be expected to result in a material increase in Tax liabilities or a material decrease in Tax attributes for any Ultra Entity after the Effective Times, or (C) as required by Law;

(k)	except as contemplated by the Transaction Agreements or for arm’s length commercial arrangements entered into in the ordinary course of business, enter into or amend any Contract or arrangement with any of their respective Affiliates other than with wholly owned Subsidiaries of Vector and Kodiak;

(l)	except in the ordinary course of business, modify, amend, terminate or enter into any Vector Material Contract or Kodiak Material Contract with a third party, or waive, release or assign any material rights or claims of any Vector Entity and any Kodiak Entity thereunder;

(m)

pay, discharge, satisfy or settle any Action (absolute, accrued, asserted or unasserted, contingent or otherwise) other than any Action in respect of Taxes, which shall be governed exclusively by Section 8.2(j), if such payment, discharge, satisfaction or settlement would: (i) require any material payment by any Vector Entity and any Kodiak Entity prior to, or the Ultra or its Subsidiaries following, the Effective Times; or (ii) restrict any Vector Entity, any Kodiak Entity, or any Person engaged in the Ultra Business from operating their respective businesses in any material respect or require the taking of any action by any Vector Entity and any Kodiak Entity that, in each case, would, or would reasonably be expected to, materially and adversely affect the operation of the respective businesses of Vector, Kodiak or Ultra following the Effective Times;

(n)	enter into any Contract or arrangement that limits or otherwise restricts any Vector Entity and any Kodiak Entity in any material respect, or that would or would reasonably be expected to, following the Effective Times, limit or restrict any Ultra Entity in any material respect from engaging in their business, with the exception of teaming arrangements entered into in the ordinary course of business;

(o)	enter into any agreement that would constitute a Vector Parent Agreement or Kodiak Parent Agreement, or incur any obligations or pay any amounts to any Vector Parent or Kodiak Parent (except for (x) the payment of compensation to employees of Vector or Kodiak or their respective Subsidiaries in the ordinary course of business and consistent with past practice in accordance with compensation arrangements existing as of the date of this Agreement or pursuant to the employment agreements set forth in Section 8.2(g) of the Vector Disclosure Schedule or Section 8.2(g) of the Kodiak Disclosure Schedule, (y) the payment of trade payables in the ordinary course of business consistent with past practice in accordance with arrangements existing as of the date of this Agreement pursuant to the agreements set forth in Section 8.2(g) of the Vector Disclosure Schedule or Section 8.2(g) of the Kodiak Disclosure Schedule, or (z) payments made pursuant to the Vector Advisory Agreement or Kodiak Advisory Agreement);

(p)	sell, transfer, exclusively license, abandon, let lapse, encumber, impose material limitations on the use of, agree not to assert or otherwise dispose of any Intellectual Property that is necessary to carry on the business of the Vector Entities as currently conducted, except, in each case, in the ordinary course of business; or

(q)	agree or commit, or permit any of its Subsidiaries to agree or commit, to do any of the actions described in clauses (a) through (p) above.

8.3	Directors and Officers of Ultra and the Surviving Entities.

(a)	Section 8.3(a) of the Delta/Ultra Disclosure Schedule (as it may be amended after the date hereof by the written consent of Delta and Vector) shall set forth the names of (i) the officers of Ultra immediately prior to the Effective Times, (ii) the initial managers of the Second Vector Surviving Entity immediately following the Vector Closing and (iii) the initial officers of the Second Vector Surviving Entity immediately following the Vector Closing; provided that in the event that, prior to the Effective Times, any of the individuals set forth in Section 8.3(a) of the Delta/Ultra Disclosure Schedule no longer agree to, or can no longer, serve in their designated capacity as an officer of the Second Vector Surviving Entity, Ultra and Vector shall in good faith determine acceptable replacements for any such individuals. From and after the Effective Times, such managers and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Second Vector Surviving Entity’s certificate of formation and limited liability company operating agreement.

(b)	Section 8.3(b) of the Delta/Ultra Disclosure Schedule (as it may be amended after the date hereof by the written consent of Delta and Kodiak) shall set forth the names of (i) the initial directors of the Kodiak Surviving Entity immediately following the Kodiak Closing and (ii) the initial officers of the Kodiak Surviving Entity immediately following the Kodiak Closing; provided that in the event that, prior to the Effective Times, any of the individuals set forth in Section 8.3(b) of the Delta/Ultra Disclosure Schedule no longer agree to, or can no longer, serve in their designated capacity as an officer of the Kodiak Surviving Entity, Ultra and Kodiak shall in good faith determine acceptable replacements for any such individuals. From and after the Effective Times, such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Kodiak Surviving Entity certificate of incorporation and bylaws.

8.4	Preparation of Registration Statement; Stock Exchange Listings

(a)	Promptly following the execution of this Agreement, Ultra shall, and Delta shall cause Ultra to, prepare and file the Registration Statement with the SEC. Subject to the obligations of Kodiak and Vector under this Section 8.4 and Section 8.5, the Registration Statement, including any financial statements, schedules or exhibits included or incorporated by reference therein, and any amendment thereto, at the time filed in accordance with the immediately preceding sentence: (i) will comply as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to the Registration Statement, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to the make the statements therein, in light of the circumstances which they were made, not misleading, except for information or exhibits identified or noted to be included in a subsequent amendment prior to the effectiveness of the Registration Statement under the Securities Act or the Exchange Act, as applicable. Vector and Kodiak shall use commercially reasonable efforts to furnish to Delta and Ultra all information concerning it as is required by the SEC in connection with the preparation of or amendment to the Registration Statement (including any financial statements required by the SEC to be included therein). Without limiting the foregoing, Vector and Kodiak shall, and Delta shall cause Ultra to, provide: (i) interim financial statements (including footnotes if and to the extent required by applicable securities Laws) that are timely reviewed by Vector’s, Kodiak’s or Delta’s independent auditor, as applicable; (ii) management’s discussion and analysis of interim and annual financial statements; (iii) the consent of Delta’s, Vector’s or Kodiak’s independent auditor, as applicable to include annual financial statement reports in the Registration Statement; (iv) information necessary to prepare selected financial data; and (v) information necessary to enable Ultra to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Ultra to prepare the Registration Statement. Delta and Ultra shall use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Exchange Act as promptly as reasonably practicable and to keep the Registration Statement effective as long as is necessary to consummate the Distribution. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Registration Statement, and advise one another of any oral comments received from the SEC with respect to the Registration Statement. The Parties shall cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Registration Statement. No amendment or supplement to the Registration Statement shall be filed with the SEC without the prior approval of Vector and Kodiak, which approval shall not be unreasonably withheld, conditioned or delayed. Delta will use its commercially reasonable efforts to cause the requisite portion of the Registration Statement to be delivered to the Delta Stockholders promptly after the Registration Statement is declared effective by the SEC. The Registration Statement shall comply as to form in all material respects with applicable rules and regulations promulgated by the SEC.

(b)	If, at any time after the delivery of the requisite portion of the Registration Statement, any event should occur that results in the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment to the Registration Statement, the Parties shall promptly notify the other Parties of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment, and Ultra shall, if and to the extent the same may be required by the SEC, deliver to the Delta Stockholders a supplement reflecting each such amendment.

(c)	Delta shall cause Ultra to prepare and file, and shall cause Ultra to have approved prior to the Effective Times, an application for the listing on the Stock Exchange (and any other nationally recognized securities exchange on which Ultra Common Stock may be admitted for trading) of Ultra Common Stock to be issued pursuant to the Merger, subject to official notice of issuance prior to the Closing Date.

8.5	Financial Statements

(a)	Delta shall as promptly as reasonably practicable, provide each of Ultra, Vector and Kodiak with the audited combined financial statements of the Ultra Business, including:

(i)	the combined balance sheets of the Ultra Business as of October 31, 2015 and October 31, 2016 and the combined statements of operations, equity and cash flows of the Ultra Business for the fiscal years ended October 31, 2014, October 31, 2015 and October 31, 2016

(ii)	the combined balance sheet of the Ultra Business as of March 31, 2017 and the combined statements of operations, equity and cash flows of the Ultra Business for the five-month period beginning November 1, 2016 and ending March 31, 2017, in each case prepared in all material respects in accordance with GAAP consistently applied (collectively, the “Ultra Audited Financial Statements” and, together with the other financial statements of Ultra contemplated to be delivered by Delta pursuant to this Section 8.5, the “Ultra Subsequent Financial Statements”).

(b)	As promptly as reasonably practicable:

(i)	Vector shall furnish to Ultra copies of the unaudited consolidated balance sheets of Vector as of the end of and the unaudited consolidated statements of operations and cash flows of Vector for: (A) the nine-month period ended September 30, 2017 and the corresponding nine-month period ended September 30, 2016, and (B) the quarter ended March 31, 2017, each prepared in all material respects in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of full footnotes, and shall cause its external accountants to complete a review under Statement on Auditing Standards No. 100 (“SAS 100”) of such interim financial statements.

(ii)	Vector shall furnish to Ultra copies of the unaudited consolidated statement of operations of Vector for the two-month period beginning November 1, 2016 and ending December 31, 2016, prepared in all material respects in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes, and shall use its commercially reasonable efforts to have its external accountants complete a review under SAS 100 of such interim financial statements.

(iii)	Kodiak shall furnish to Ultra copies of the consolidated financial statements of Kodiak as of and for: (A) the nine-month period ended September 30, 2017 and the corresponding nine-month period ended September 30, 2016, (B) the two-month period beginning in November 1, 2016 and ending December 31, 2016, and (C) the quarter ended March 31, 2017, each prepared in all material respects in accordance with GAAP consistently applied, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of footnotes and shall cause its external accountants to complete a review under SAS 100 of all such interim financial statements.

(iv)	Kodiak shall furnish to Ultra copies of the unaudited consolidated statement of operations of Kodiak for the two-month period beginning November 1, 2016 and ending December 31, 2016, prepared in all material respects in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes, and shall use its commercially reasonable efforts to have its external accountants complete a review under SAS 100 of such interim financial statements.

(c)	As promptly as reasonably practicable:

(i)	Delta shall furnish to each of Ultra, Vector and Kodiak copies of the combined financial statements of the Ultra Business as of and for the six-month period ended September 30, 2017 and the corresponding six-month period ended July 31, 2016, prepared in all material respects in accordance with GAAP consistently applied, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of full footnotes, and shall cause its external accountants to complete a review under SAS 100 of such interim financial statements.

(d)	As promptly as reasonably practicable:

(i)	Delta shall furnish to each of Ultra, Vector and Kodiak copies of the combined financial statements of the Ultra Business as of and for the nine-month period ended December 31, 2017 and the corresponding nine-month period ended October 31, 2016, prepared in all material respects in accordance with GAAP consistently applied, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of full footnotes, and shall cause its external accountants to complete a review under SAS 100 of such interim financial statements.

(ii)	Vector shall furnish to Ultra the audited consolidated balance sheet as of, and the audited consolidated statements of operations and cash flows of Vector for the year ended, December 31, 2017, prepared in all material respects in accordance with GAAP consistently applied (collectively, the “Vector Audited Financial Statements” and, together with the other financial statements contemplated to be delivered by Vector pursuant to this Section 8.5, the “Vector Subsequent Financial Statements”).

(iii)	Kodiak shall furnish to Ultra the audited consolidated balance sheet as of, and the audited consolidated statements of operations and cash flows of Kodiak for the year ended, December 31, 2017, prepared in all material respects in accordance with GAAP consistently applied (collectively, the “Kodiak Audited Financial Statements” and, together with the other financial statements contemplated to be delivered by Kodiak pursuant to this Section 8.5, the “Kodiak Subsequent Financial Statements”)).

(e)	For all periods completed after January 1, 2018 until the Closing:

(i)	Delta will prepare and furnish to each of Ultra, Vector and Kodiak, as promptly as reasonably practicable, copies of the combined financial statements of the Ultra Business as of and for any subsequent fiscal periods for which financial statements are required to be included in the Registration Statement prepared in all material respects in accordance with GAAP consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of full footnotes and shall cause its external accountants to complete a review under SAS 100 of such interim financial statements.

(ii)	Vector will prepare and furnish to Ultra, as promptly as reasonably practicable after the end of each fiscal quarter ended after December 31, 2017, copies of the unaudited consolidated balance sheet and the unaudited consolidated statements of operations and cash flows of Vector as of the end of and for any subsequent interim fiscal periods for which financial statements are required to be included in the Registration Statement prepared in all material respects in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of full footnotes and shall cause its external accountants to complete a review under SAS 100 of such interim financial statements.

(iii)	Kodiak will prepare and furnish to Ultra, as promptly as reasonably practicable after the end of each fiscal quarter ended after December 31, 2017, copies of the unaudited consolidated balance sheet and the unaudited consolidated statements of operations and cash flows of Kodiak as of the end of and for any subsequent interim fiscal periods for which financial statements are required to be included in the Registration Statement prepared in all material respects in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of full footnotes and shall cause its external accountants to complete a review under SAS 100 of such interim financial statements.

(f)	Notwithstanding the foregoing provisions of this Section 8.5 or Section 8.4, each of Vector and Kodiak may satisfy its delivery obligations under this Section 8.5 (and the related representation and warranties in Section 5.5(c) and Section 6.5(b) and the condition to closing in Section 9.2(a)(ii)) and its financial statement delivery obligations under Section 8.4 by delivering to Ultra financial statements presenting Vector and Kodiak on a combined basis (“Combined Financial Statements”), as of the dates and for each of the periods specified in this Section 8.5 and Section 8.4, if the Staff of the SEC does not object to the inclusion of such Combined Financial Statements in the Registration Statement.

8.6	Exchange of Ultra Existing Notes

Following the initial filing of the Registration Statement, Delta shall file with the SEC a registration statement on Form S-4 to offer debt securities of Delta containing terms and conditions that are substantially similar in the aggregate to the terms and conditions of the Ultra Existing Notes to holders of the Ultra Existing Notes in exchange for their Ultra Existing Notes (the “Ultra Existing Notes Exchange”). Delta shall respond to any comments from the SEC as promptly as practicable and shall use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.

8.7	Debt Exchange

(a)	To the extent that the Debt Exchange Amount is greater than zero, Delta shall, prior to the Distribution, (i) cause Ultra to distribute to Delta securities representing indebtedness of Ultra in an aggregate principal amount equal to the Debt Exchange Amount and containing terms consistent with those described in paragraph (b) below (the “Exchanged Debt”), and (ii) cause the Debt Exchange in a process to be managed by Delta in good faith. In connection with the Debt Exchange (i) Delta shall manage the negotiations in connection with the issuance of the Exchanged Debt and the selection of investment banking advisors with respect thereto; and (ii) the financial, legal, accounting and other advisors for Delta and Ultra shall be directed to take, or cause to be taken, all actions, and do, or cause to be done, all other things reasonably necessary to facilitate the Debt Exchange as reasonably directed by Delta in good faith. Each Party shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the issuance of the Exchanged Debt and the consummation of the Debt Exchange. Vector and Kodiak shall cooperate with Delta with respect to the Debt Exchange with the intent of optimizing the marketing and execution thereof.

(b)	The Exchanged Debt shall (i) have a minimum term of seven years from issuance, (ii) be subject to covenants that are consistent with market practice for issuers with the investment rating assigned to Ultra upon consummation of the Mergers and (iii) include terms that are designed to cause the security to be considered pari passu with other debt of Ultra upon issuance and to result in the security trading at or near par upon issuance; provided, however, that if the Debt Exchange is unable to be consummated via the issuance of Exchanged Debt within the foregoing parameters, the Parties agree that Delta may complete the issuance of the Exchanged Debt outside such parameters to the extent necessary to consummate the Debt Exchange prior to the Distribution, as determined by Delta in good faith, after reasonable consultation with Vector and Kodiak.

(c)	If the Debt Exchange is effected by means of an intermediated exchange, (i) Delta shall be responsible for any tender or consent fees required to buy back the related Delta indebtedness, and (ii) Ultra shall be responsible for the payments of any underwriting fees and other costs to issue the Exchanged Debt (which, for the avoidance of doubt, shall be treated as an Ultra Transaction Expense for all purposes herein). If the Debt Exchange is effected by means of a direct exchange, (i) Delta shall be responsible for payments of any tender or consent fees required to buy back the Delta indebtedness, and (ii) Ultra shall be responsible for all placement agent fees and other costs of issuance (which, for the avoidance of doubt, shall be treated as an Ultra Transaction Expense for all purposes herein).

(d)	Delta will manage the negotiations in connection with the issuance of the Exchanged Debt and the selection of investment banking advisors with respect to the Debt Exchange.

8.8	Cooperation

The Parties shall use their commercially reasonable efforts to, together or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them take, or cause to be taken, the following actions:

(a)	Blue Sky Filings

Delta shall cause Ultra to take such action as may be required under state securities or “blue sky” laws in connection with the issuance of Ultra Common Stock pursuant to the Merger; provided that, other than as required pursuant to the Sponsor Side Letter, Ultra shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(b)	U.S. Government Filings

Promptly following the execution of this Agreement, each party hereto shall use its commercially reasonable efforts to make all registrations, filings, notifications and submissions:

(i)	that are required to be submitted to the Defense Security Service of the United States Department of Defense or any other United States Cognizant Security Agency in respect of the transactions contemplated by this Agreement in accordance with of the NISPOM; and

(ii)	that are required to be submitted to the United Stated Department of State Directorate of Defense Trade Controls in respect of the transactions contemplated by this Agreement in accordance with the ITAR and the deadlines established by the ITAR.

Without limiting the generality of the foregoing, if applicable, Vector shall cooperate with and provide reasonable assistance to Delta in Delta’s efforts to obtain from DSS approval to operate the business of Vector and its Subsidiaries from and after the Effective Times pursuant to a FOCI mitigation arrangement in accordance with the NISPOM.

(c)	Further Assurances

The Parties shall use their commercially reasonable efforts to provide such further assistance as any of the other Parties may reasonably request and as may be reasonably necessary or appropriate in connection with the foregoing and in effectuating the provisions of this Agreement.

(d)	Cooperation of Third Parties

Where the cooperation of any third parties, such as insurers or trustees, would be necessary in order for any Party to completely fulfill its obligations under this Agreement or any Separation Agreement or Transaction Agreement, such Party will use its commercially reasonable efforts to seek the cooperation of such third parties.

8.9	Competition Approvals

Subject to the terms and conditions of this Agreement, each of the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws and regulations to consummate and make effective the Transactions, including providing information and using their commercially reasonable efforts to file or cause to be filed as promptly as practicable after the date of this Agreement its respective filings under the HSR Act to obtain all necessary approvals, and to lift any injunction or other legal bar to the Transactions, as promptly as practicable, and to take all other actions necessary to consummate the Transactions contemplated hereby in a manner consistent with applicable Law. Without limiting the generality of the foregoing, Delta, Ultra, Vector and Kodiak agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to: (a) file a pre-merger notification form with the FTC and DOJ within 10 Business Days of the date of this Agreement; and (b) otherwise obtain any government clearances required to consummate the Merger, to respond to any government requests for information, and to contest and resist any Action, and to have vacated, lifted, reversed or overturned any Order, that restricts, prevents or prohibits the consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. The Parties will consult and cooperate with one another (including by permitting the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or material telephone call with, any Governmental Entity), and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any federal, state or foreign antitrust or fair trade Law, and will provide one another with copies of all material communications from and filings with, any Governmental Entities in connection with the Transactions contemplated hereby; provided, however, that proprietary or confidential information, as determined in the filing party’s sole discretion, may be redacted from such filings. Any filing fees required to be paid by the Parties under any filing with any Governmental Entity shall be borne 85% by Delta and 15% by Vector and Kodiak. Notwithstanding anything to the contrary set forth above in this Section 8.9, none of Vector, Kodiak, Delta, Ultra or any of their respective Affiliates will be required to: (i) offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Times any assets, Licenses, operations, rights, product lines, business or interests therein of Vector, Kodiak, Delta, Ultra or any of their respective Affiliates or agree to make any material changes or restriction on, or other impairment of Vector’s, Kodiak’s, Delta’s or either of their respective Affiliates’ ability to own, operate or exercise rights in respect of such assets, Licenses, operations, rights, product lines, business or interests therein, where the effect of such sale, divestiture, license, transfer, disposition, encumbrance or other restriction would be materially adverse to the business, financial condition or results of operations of Vector, Kodiak, Delta or any of their respective Affiliates; or (ii) defend through litigation any claim asserted in court by any Governmental Entity in order to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would prevent the Closings from occurring. None of Vector, Kodiak, Delta, Ultra or any of their respective Affiliates will agree to any voluntary extension or delay of any statutory waiting period or withdraw or cause to be withdrawn any filing in connection with any competition approval unless the other parties hereto have given their prior written consent to such extension or delay.

8.10	Access

(a)

Subject to Section 8.16, upon reasonable notice, each of Delta, with respect to the Ultra Business, Ultra, Vector and Kodiak shall, throughout the period prior to the earlier of the Effective Times or the termination of this Agreement, afford to each other and each other’s respective Representatives, reasonable access to its Representatives and, during normal business hours, in a manner that does not unreasonably interfere with business and operations, to its and its Subsidiaries’ officers, properties, Contracts, commitments, books, records (including Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities Laws, and shall use their respective commercially reasonable efforts to cause its respective Representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as the other Party or its duly authorized Representatives, as the case may be, may reasonably request, and instruct its employees, legal counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with the other in such other Party’s investigation; provided, however, that the foregoing shall not permit any Party to conduct any invasive or destructive environmental sampling, testing or analysis (including without limitation any of the nature commonly referred to as a Phase II environmental assessment) of the other Party’s property.

(b)	For the purposes of this Section 8.10, except as otherwise agreed by the applicable Parties in writing, all communications, including requests for information or access, pursuant to this Section 8.10 shall only be made by and among Representatives of each of Delta, Ultra, Vector and Kodiak, each of whom shall be set forth on Section 8.10(b) of the Delta/Ultra Disclosure Schedule, Section 8.10(b) of the Vector Disclosure Schedule or Section 8.10(b) of the Kodiak Disclosure, respectively, and may be replaced with a substitute representative by Delta, Ultra, Vector or Kodiak from time to time upon reasonable written notice to the other Parties.

(c)	Notwithstanding the foregoing, none of Delta, with respect to the Ultra Business, Ultra, Vector, Kodiak or any of their respective Subsidiaries, as applicable, shall be required to provide any information to the extent that such information or to the extent that such access would jeopardize the attorney-client privilege or contravene any applicable Law or confidentiality obligation; provided that the Parties shall have used commercially reasonable efforts to make such disclosure or in a form or manner that would not jeopardize such privilege or violate such Law or confidentiality obligation (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege or entering into a joint defense agreement). Each of Vector, Kodiak, Ultra and Delta will hold, and shall cause their respective Subsidiaries to hold, and will direct its and their Representatives to hold, any and all information received from any of the Parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and Section 8.16.

(d)	Notwithstanding any other provision of this Section 8.10 or the other provisions of this Agreement, Delta shall not be required to provide a copy of (or access to): (i) any information with respect to any business conducted by Delta, other than the Ultra Business; or (ii) except as provided in the Tax Matters Agreement, any Tax Return of Delta.

8.11	Public Announcements

The Parties shall consult with each other prior to making any press release or public announcement relating to the Transactions and shall not issue any such press release or make any such public announcement prior to such consultation and without the consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except as: (a) may be required by applicable Law, Order or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with, and accept reasonable comment from, the other Parties a reasonable time before issuing any such press release or making any such public announcement; (b) may be made at the request of any Governmental Entity or (c) is substantially similar in content to previous written press releases, public disclosures or public statements made jointly by the Parties or in investor conference calls, SEC filings, or other documents approved by the Parties. Nothing herein shall be deemed to prohibit any Party that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and/or the Transactions for fund reporting, marketing, fund raising or similar purposes.

8.12	Director and Officer Indemnification; Insurance

(a)	Each Surviving Entity and Ultra shall, and shall cause its Subsidiaries to, for a period of at least six years after the Effective Times, indemnify, defend and hold harmless, and provide advancement of expenses (subject to an undertaking to reimburse such advancement if the party receiving such advancement is ultimately determined not to be entitled to indemnification for the matter or which such expenses were advanced) to, all past and present directors or officers of Vector, Kodiak, Ultra and their respective Subsidiaries (each, a “Covered Person”), as applicable, to the maximum extent allowed under applicable Law, the organizational documents thereof or any agreement in respect of acts or omissions occurring at or prior to the Effective Times (including, for the avoidance of doubt, acts or omissions occurring in connection with this Agreement or the Transaction Agreements and the consummation of the Transactions). Any determination required to be made with respect to whether any Covered Person’s conduct complies with an applicable standard under applicable Law, or the organizational documents or any agreements, as the case may be, shall be made by independent legal counsel selected by the Covered Person and reasonably acceptable to the Surviving Entity.

(b)	Ultra shall cause each Surviving Entity to maintain in effect for each Covered Person for a period of six years after the Effective Times policies of directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage, and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors’ and officers’ liability insurance maintained for such Covered Person’s benefit by Delta, Vector or Kodiak, as the case may be, with respect to claims arising from facts or events that occurred on or before the Effective Times; provided that in no event shall the Second Vector Surviving Entity be required to pay for such policies pursuant to this sentence an annual premium in excess of 300% of the total premiums per annum paid by Vector or Kodiak, as applicable, in its last full fiscal year, and provided, further, that Ultra may elect to require Vector or Kodiak to secure a tail policy covering claims arising from facts or events that occurred on or before the Effective Times.

(c)	In the event any Surviving Entity, Ultra, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of consolidation or merger, or (ii) transfer or conveys all or substantially all of its assets to any Person, then, and in each case, the Second Vector Surviving Entity or Ultra, as applicable, or any successor or assign, as applicable shall cause proper provision to be made so that the successor and assigns of the Second Vector Surviving Entity or Ultra or any such successor or assign, as applicable, assumes the covenants and agreements set forth in this Section 8.12.

(d)	The provisions of this Section 8.12 are intended for the benefit of, and will be enforceable by, each Covered Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Covered Person may have had by Contract or otherwise.

8.13	Defense of Litigation

Each of Delta, Ultra, Vector and Kodiak shall use its commercially reasonable efforts to defend against all Actions in which such Party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions or seek damages with respect to the Transactions. No Party shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties;

provided that no Party shall settle any such Action without the prior written consent of the other Parties if (i) such Action would prevent or materially delay the Mergers or the Separation or involves injunctive or equitable relief or (ii) a settlement of such Action would impose Liability on Ultra, Vector, Kodiak, the Surviving Entities or any of their respective Affiliates or Subsidiaries. Each Party shall use its commercially reasonable efforts to cause each of its Affiliates, directors and officers to use its commercially reasonable efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 8.13 to the same extent as if such Person was a Party.

8.14	Employee Benefits

(a)	Ultra shall cause any employee benefit plans of Ultra and its Subsidiaries in which an individual who is a current employee of any Vector Entity or any Kodiak Entity (including any current employee who is not actively at work on account of illness, disability or leave of absence but who has a right to return to employment) on the Closing Date (the “Affected Employees”) is entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting and, under any plan providing severance benefits or paid time off, level of benefits, service by such employees credited by the applicable Vector Entity or Kodiak Entity, prior to the Effective Times as if such service were with Ultra or its Subsidiaries (except for purposes of any defined benefit pension plans, if any, or to the extent it would result in a duplication of benefits).

(b)	With respect to any employee benefit plans maintained by Ultra and its Subsidiaries for the benefit of the Affected Employees following the Closing Date (“New Plans”), Ultra will take reasonable steps to cause the Second Vector Surviving Entity and its Subsidiaries or the Kodiak Surviving Entity and its Subsidiaries, as applicable, to: (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable Ultra Plans prior to the time coverage under the New Plans commences; and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the year in which coverage under the New Plans commences under comparable Vector Plans or Kodiak Plans, as applicable.

(c)

Prior to the Closing Date, but in no event later than five Business Days prior to the Closing Date, Vector will (i) use commercially reasonable efforts to obtain a written waiver from each individual who is, or could reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) of the portion of any and all payments and benefits that could reasonably be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code) and could result in the imposition of an excise tax on such individual pursuant to Section 4999 of the Code and/or a loss of any Tax deduction pursuant to Section 280G of the Code (the “Vector Waived Payments”) unless such Vector Waived Payments are approved by the Vector Stockholder in accordance with the provisions of Section 280G and the regulations thereunder, and (ii) submit to the Vector Stockholder for a shareholder vote (in a manner in reasonably designed to comply with Section 280G(b)(5)(B) of the Code and the regulations thereunder (including Treas. Reg. Section 1.280G-1, Q-7/A-7(b)(3))) the right of any such disqualified individual to receive his or her respective Vector Waived Payments in a manner to reasonably be expected to cause the Waived Payments to be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code. Prior to the Closing Date, but in no event later than five Business Days prior to the Closing Date, Kodiak will (i) use commercially reasonable efforts to obtain a written waiver from each individual who is, or could reasonably be expected to be as of the

Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) of the portion of any and all payments and benefits that could reasonably be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code) and could result in the imposition of an excise tax on such individual pursuant to Section 4999 of the Code and/or a loss of any Tax deduction pursuant to Section 280G of the Code (the “Kodiak Waived Payments”) unless such Kodiak Waived Payments are approved by the Kodiak Stockholder in accordance with the provisions of Section 280G and the regulations thereunder, and (ii) submit to the Kodiak Stockholder for a shareholder vote (in a manner reasonably designed to comply with Section 280G(b)(5)(B) of the Code and the regulations thereunder (including Treas. Reg. Section 1.280G-1, Q-7/A-7(b)(3))) the right of any such disqualified individual to receive his or her respective Kodiak Waived Payments in a manner reasonably expected to cause the Kodiak Waived Payments to be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code. Delta, Ultra and their legal counsel shall be provided with a reasonable opportunity (consisting of at least three Business Days) to review and comment on (A) all analyses and calculations conducted by Vector, Kodiak and their respective advisors related to or otherwise in connection with the actions described in this Section 8.14(c), (B) all waivers described in this Section 8.14(c), and (C) all documents to be delivered to the Vector Stockholder and Kodiak Stockholder in connection with the votes described in this Section 8.14, and Vector and Kodiak shall implement all reasonable comments received from Delta, Ultra and their legal counsel.

(d)	If requested by Delta no later than 30 days prior to the Closing Date, Vector and Kodiak shall terminate any Vector Plan or Kodiak Plan, respectively, that is a defined contribution plan intended to be qualified under Section 401(a) of the Code prior to the Closing Date (each, a “Qualified Plan Termination”). If Ultra requests a Qualified Plan Termination pursuant to this Section 8.14(d), Ultra shall maintain or establish (or cause the Second Vector Surviving Entity to maintain or establish), as of the Closing Date, a New Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code (each, a “New DC Plan”) in which the Affected Employees shall be eligible to participate as of the Closing Date and to which any Affected Employee entitled to an “eligible rollover distribution” (as defined in Section 402(c)(4) of the Code) from a Vector Plan or Kodiak Plan, as applicable, may transfer such eligible rollover distribution, including any participant loan, in a direct rollover to the New DC Plan and use commercially reasonable efforts to enable such direct rollovers to occur before any such participant loans become defaulted.

(e)	Nothing contained in this Section 8.14, whether express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement (including any Ultra Plan or New Plan); (ii) is intended to confer upon any Person (including any current or former employee, director or consultant of Delta, Ultra or any of their respective Subsidiaries) any rights as a third-party beneficiary of this Agreement; or (iii) shall create a right to continued employment as a result hereof.

8.15	Notification of Certain Events

Each of the Parties shall promptly notify the other Parties of:

(a)	the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which could reasonably be expected to cause any representation or warranty of such Party in this Agreement to be untrue or inaccurate if the effect thereof would be that the condition to the Mergers set forth in Section 9.2(a) or Section 9.3(a), as applicable, would be incapable of being fulfilled as of the Closing Date;

(b)	the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which has caused or would reasonably be expected to cause a Vector/Kodiak Material Adverse Effect or an Ultra Material Adverse Effect, as applicable;

(c)	the breach by such Party of any covenant or agreement set forth in this Agreement to be performed or complied with by it prior to the Effective Times and, as a result thereof, the condition set forth in Section 9.2(a)(iii) or Section 9.3(a)(iii), as applicable, would be incapable of being fulfilled as of the Closing Date; and

(d)	any Action in which such Party is named as a defendant that challenges or otherwise seeks to enjoin, restrain or prohibit the Transactions.

8.16	Confidentiality

(a)	The Parties acknowledge that in connection with the Transactions, the Parties have disclosed and will continue to disclose to each other Information, including Confidential Information.

(b)	The Parties shall hold, and shall cause each of their respective Affiliates that receive Confidential Information or are controlled by the applicable Party to hold, and each of the foregoing shall cause their respective Representatives to hold, in strict confidence, and not to disclose to any other Person (including without limitation by issuing a press release or otherwise making any public statement), or use, for any purpose other than as expressly permitted pursuant to this Agreement, the Distribution Agreement or the other Transaction Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Subsidiaries; provided that the Parties may disclose, or may permit disclosure of, Confidential Information: (i) to their respective Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible; (ii) if the Parties or any of their respective Affiliates that receive Confidential Information or are controlled by the applicable Party are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule; (iii) as required in connection with any legal or other proceeding by one Party against any other Party; or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Each Party further agrees to take all commercially reasonable efforts (and to cause each of its Affiliates that receive Confidential Information or are controlled by the applicable Party to take all commercially reasonable efforts) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall provide the other with prompt written notice of any such request or requirement so that the other Party has an opportunity to seek a protective order or other appropriate remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is in the opinion of outside counsel necessary to be disclosed and shall use its commercially reasonable efforts to ensure confidential treatment is accorded to such disclosed information.

(c)	Each Party acknowledges that it and its Affiliates may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements or agreements containing confidentiality or non-disclosure provisions that the other Party or its Affiliates entered into with a third party prior to the Effective Times. Such Party will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any of its respective Affiliates has had access, in accordance with the terms of such agreements entered into prior to the Effective Times or, if more restrictive, the terms set forth herein.

(d)	If the Mergers are not consummated, following receipt of a written request of a Party, the requested Party shall promptly deliver or cause to be delivered to the requesting Party, or at such requested Party’s sole discretion, destroy or delete or cause to be destroyed or deleted, all Confidential Information furnished to it or to any of its Affiliates, unless such delivery, destruction or deletion would violate any Law or regulation; provided; however, that such requested Party shall be permitted to retain one copy of the Confidential Information (i) pursuant to a bona fide document retention policy of such requested Party, or (ii) to comply with applicable professional standards or rules of any self-regulatory organization having or claiming to have authority to regulate such requested Party’s business or that of its affiliate. Upon the written request of such requesting Party, the requested Party shall cause one of its duly authorized officers to certify promptly in writing to such requesting Party that all Confidential Information has been returned, destroyed or deleted as required by the preceding sentence.

(e)	The Parties acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and that the provisions of this Section 8.16 are in furtherance of, and do not limit the obligations of, Delta and Veritas under the Confidentiality Agreement. If the Closing occurs or this Agreement is terminated in accordance with Section 10.1, this Section 8.16 shall terminate on the two-year anniversary of the Closing Date or the date of termination, as applicable.

8.17	Control of Other Party’s Business

Nothing contained in this Agreement shall give Delta or Ultra, directly or indirectly, the right to control or direct Vector’s or Kodiak’s operations prior to the Effective Times. Nothing contained in this Agreement shall give Vector or Kodiak, directly or indirectly, the right to control or direct Delta’s or Ultra’s operations prior to the Effective Times. Prior to the Effective Times, each of Delta, Ultra, Vector and Kodiak shall exercise and be responsible for, consistent with the terms and conditions of this Agreement and applicable Law (including the HSR Act), complete control and supervision over their respective operations, including, in the case of Delta and Ultra, complete control and supervision of all programs, employees, finances and policies of the Ultra Business.

8.18	Non-Solicitation of Employees

(a)	The Enumerated Stockholders agree that, for a period of one year from and after the Closing Date, they shall not, and they shall cause their respective controlled Affiliates and Subsidiaries (which shall not include, for purposes of this Section 8.18(a), any portfolio companies) not to, without the prior written consent of Ultra, directly or indirectly through another Person: (i) approach, solicit, induce or attempt to induce any Restricted Employee of Ultra or its Subsidiaries to leave the employ of such Person; or (ii) be involved in hiring, or hire, employ or enter into a consulting agreement with, any person who is or was a Restricted Employee, unless such person ceased to be an employee of any Ultra Entity six months prior to, or his or her employment was involuntarily terminated by any Ultra Entity at any time prior to, such action by the Enumerated Stockholders or any of their Affiliates or Subsidiaries.

(b)	The restrictions set forth in the Section 8.18(a) shall not apply to: (i) general solicitations (such as advertisements or headhunter searches) for employment placed by the Enumerated Stockholders or any of their Affiliates or Subsidiaries and not specifically targeted at any Restricted Employees; or (ii) replying to any Restricted Employee who responds to general solicitations (so long as not directed to solicit such person) conducted on behalf of the Enumerated Stockholders or any of their Affiliates or Subsidiaries; it being understood the Enumerated Stockholders and their controlled Affiliates and Subsidiaries (other than any portfolio companies) shall continue to be restricted under the foregoing clauses (a)(i) and (a)(ii) from hiring, employing or entering into a consulting arrangement with any Restricted Employee during such one year period.

8.19	Parent Agreements

(a)	Vector and the Enumerated Stockholders shall cause all Vector Parent Agreements to be terminated effective at or prior to the Effective Times, with no further force or effect and no continuing obligations on the part of any party thereto, monetary or otherwise.

(b)	Kodiak and the Enumerated Stockholders shall cause all Kodiak Parent Agreements to be terminated effective at or prior to the Effective Times, with no further force or effect and no continuing obligations on the part of any party thereto, monetary or otherwise.

8.20	Separation

(a)	Notwithstanding anything to the contrary contained in this agreement, but subject to Section 2.1 and Section 8.20(b), from and after March 31, 2018, nothing in this Agreement shall prevent Delta or Ultra from proceeding with the Separation, Distribution, Special Dividend or Debt Exchange in accordance with the Separation Agreements as well as either them or their respective Subsidiaries taking any and all steps necessary or advisable in furtherance of the foregoing including effecting the Distribution, effecting the Debt Exchange and paying the Special Dividend regardless of whether the conditions to this Agreement have been satisfied.

(b)

The Parties acknowledge that certain exhibits and schedules to the Separation Agreements do not exist as of the date of this Agreement. Delta and Ultra shall use reasonable best efforts to complete such exhibits and schedules as soon as reasonably practicable following the date hereof, and the final versions of such exhibits and schedules shall submitted to Vector and Kodiak for their review and consent (such consent not to be unreasonably withheld, conditioned or delayed). In preparing such exhibits and schedules to be attached the Separation Agreements prior to the Distribution, Delta and Ultra agree that they shall not include or fail to include any item, term or provision in any such exhibit or schedule if the inclusion or omission, as applicable, of such item, term or provision would result in the assets, liabilities, financial condition or results of operation of the Ultra Business deviating in a material respect from the financial presentation of the Ultra Business set forth in the Ultra Financial Statements (other than as and to the extent set forth on Section 8.20(b) of the Delta/Ultra Disclosure Schedule or, with the prior consent of Vector and Kodiak, necessary to reflect the normal quarterly financial reporting of the Ultra Business on a consistent basis with the financial presentation in the Ultra Financial Statements and without any change in the principles of allocation of assets and liabilities between Delta and Ultra in connection with the Separation). Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated pursuant to

Section 10.1, Delta and Ultra agree that (i) they shall not amend or modify, or agree to amend or modify, any of the Separation Agreements to include any item, term or provision that would result in such Separation Agreement not being substantially in the form attached hereto, (ii) Ultra shall not grant or agree to any consent, agreement or waiver pursuant to the terms of such Separation Agreement that would result in such Separation Agreement not being performed substantially on the terms and conditions set forth in the form attached hereto, and (iii) Delta shall not waive any condition to the Separation set forth in the Distribution Agreement, in each case, without the prior written consent of Vector and Kodiak (not to be unreasonably withheld).

8.21	Approvals

Neither the Vector Stockholder nor the Kodiak Stockholder shall withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Ultra, the adoption and approval or this Agreement.

8.22	Tax Matters

(a)	The Parties shall cooperate and use their respective reasonable best efforts in order for Delta to obtain the opinion of Delta Tax Counsel reaching at least a should level conclusion (such opinion, the “Spin-Off Tax Opinion”), in form and substance reasonably acceptable to Delta, dated as of the Closing Date, to the effect that, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters, for U.S. federal income Tax purposes (i) the Separation (including the Special Dividend and the Debt Exchange) should qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code; (ii) each of Delta and Ultra should be a “party to a reorganization” within the meaning of Section 368(b) of the Code with respect to the Separation (including the Special Dividend and the Debt Exchange), (iii) the Distribution should qualify as (1) a tax-free spin-off, resulting in nonrecognition under Sections 355(a), 361 and 368(a) of the Code, and (2) a transaction in which the stock distributed thereby should constitute “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (iv) none of the Mergers should cause Section 355(e) of the Code to apply to the Distribution. The Parties shall cooperate and use their respective commercially reasonable efforts in order for any Tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement to be timely filed.

(b)	As a condition precedent to the rendering of the Spin-Off Tax Opinion, the applicable Parties, and others, if required, shall execute and deliver to Delta Tax Counsel the Tax Representation Letters as of (i) the Closing Date, and (ii) the date for filing any Tax opinion required to be filed with the SEC in connection with the filing of the Registration Statement; provided, however, that (x) the foregoing does not require that any Person make a representation that it does not reasonably believe to be accurate, and (y) each Party shall be entitled to a reasonable amount of time to provide the other Parties with written comments to the Tax Representation Letters.

(c)	If there is a “determination,” within the meaning of Section 1313(a) of the Code, that the Vector Mergers, taken together, do not qualify as a “reorganization” described in Section 368(a) of the Code, Ultra shall take the position for U.S. federal income tax purposes that the First Vector Merger was a “qualified stock purchase” within the meaning of Section 338 of the Code and the Second Vector Merger qualified as a “complete liquidation” described in Section 332 of the Code or as a “reorganization” described in Section 368(a) of the Code.

(d)	This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and the Parties hereby adopt it as such. Following the date of this Agreement and until the earlier of the Effective Times or the termination of this Agreement, each Party shall (and each of the Parties shall cause its Subsidiaries to) use its reasonable best efforts to ensure the Intended Tax-Free Status, and none of the Parties shall (and each of the Parties shall cause its Subsidiaries not to) take any action or fail to take any action, which action or failure to act could reasonably be expected to preclude the Intended Tax-Free Status. Following the Effective Times, no Ultra Entity shall knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to cause the Mergers to fail to qualify as “reorganizations” within the meaning of Section 368(a) of the Code or otherwise prevent the Parties from achieving the Intended Tax-Free Status. Each of the Parties shall report, for income Tax purposes, the Separation (including the Special Dividend and the Debt Exchange) and the Mergers in a manner consistent with the Intended Tax-Free Status. Ultra shall use its commercially reasonable efforts (including executing customary representation letters) to cooperate with each of Vector and Kodiak to allow (i) Vector to receive an opinion from its counsel that the Vector Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) Kodiak to receive an opinion from its counsel that the Kodiak Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that Ultra shall not be required to represent to any fact that it determines in its sole discretion exercised in good faith to be inaccurate or false and in no event shall the inability or failure of counsel to deliver the opinions described in clauses (i) and (ii) above impede or delay the Closings.

(e)	The Enumerated Stockholders shall, at or prior to the Closing, furnish, or caused to be furnished, to Ultra a certificate meeting the requirements of Treasury Regulations Section 1.1445-2(b) to the effect that the holder of the Vector Common Stock and Kodiak Common Stock, as applicable, is not a foreign person.

(f)	Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and, solely to the extent relating to Taxes, the Employee Matters Agreement.

8.23	Separation Expenses

Notwithstanding anything to the contrary contain herein or in any of the other Transaction Documents, any and all Separation Expenses, regardless of whether such Separation Expenses were incurred prior to, at or following the Effective Time (as such term in defined in the Distribution Agreement), shall be paid by or on behalf of Delta or, if and to the extent an Ultra Entity has paid any amounts in respect of any Separation Expenses, Delta shall reimburse such Ultra Entity for such Separation Expenses.

8.24	Delta Guarantee

Delta hereby unconditionally and irrevocably guarantees, as a principal and not as a surety, to Kodiak and Vector the prompt and full performance and payment of the Ultra Payments, the Termination Fee, the Expense Reimbursement and any and all other payment obligations of Delta and Ultra under this Agreement (the “Delta Obligations” and such guarantee, the “Delta Guarantee”). Each of Kodiak and Vector may seek remedies directly from Delta with respect to the Delta Obligations without first exhausting its remedies against Ultra. The liability of Delta hereunder is, in all cases, subject to all defenses, setoffs and counterclaims available to Ultra with respect to performance or payment of the

Delta Obligations. Delta waives presentment, demand and any other notice with respect to any of the Delta Obligations and any defenses that Delta may have with respect to any of the Delta Obligations other than as set forth in the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, the guarantee set forth in this Section 8.24 shall terminate and be of no further force or effect upon the earlier to occur of (i) the Closings, and (ii) termination of this Agreement pursuant to Section 10.1 and the payment of any amounts required to be paid in connection therewith.

9.	CONDITIONS OF THE MERGERS

9.1	Conditions to the Obligations of Each Party

The respective obligations of each applicable Party to consummate the Mergers are subject to the satisfaction as of the Effective Times of the following conditions, any or all of which may be waived, in whole or in part, by such Party to the extent permitted by applicable Law:

(a)	The Special Dividend shall have been paid in accordance with the Distribution Agreement and the Separation shall have been consummated in accordance with the Distribution Agreement;

(b)	If the Debt Exchange Amount is greater than zero, the Debt Exchange shall have been effected pursuant to Section 8.7;

(c)	All consents, approvals and authorizations of any Governmental Entity in the United States required for the consummation of the Transactions shall have been obtained and shall be in full force and effect at the Effective Times;

(d)	Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated;

(e)	(i) The Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop Order or Actions initiated or threatened by the SEC seeking a stop Order; and (ii) the shares of Ultra Common Stock to be issued in the Distribution and the Mergers and such other shares to be reserved for issuance in connection with the Transactions shall have been approved for listing on the Stock Exchange, subject to official notice of issuance;

(f)	No Order issued by any Governmental Entity of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Transactions shall be in effect; and

(g)	Delta shall have received the Spin-Off Tax Opinion from Delta Tax Counsel, which opinion shall not have been withdrawn or modified in any material respect.

9.2	Additional Conditions to the Obligations of Delta, Ultra and the Merger Subs

The obligations of Ultra and the Merger Subs to consummate the Mergers are subject to the satisfaction as of the Effective Times of the following conditions, any or all of which may be waived, in whole or in part, by Delta to the extent permitted by applicable Law:

(a)	(i) The Fundamental Representations and Warranties shall be true and correct in all respects, in each case as of the Effective Times as if made as of the Effective Times (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date);

(ii)	The representations and warranties of Vector, Kodiak and the Enumerated Stockholders contained in this Agreement other than the Fundamental Representations and Warranties (disregarding all materiality, Vector Material Adverse Effect or Kodiak Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the Effective Times as if made as of the Effective Times (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Vector/Kodiak Material Adverse Effect; and

(iii)	Vector, Kodiak and the Enumerated Stockholders shall have each performed in all material respects their respective covenants and agreements (other than those covenants and agreements in Section 8.2(o), which shall have been performed in all respects, subject only to de minimis exceptions) contained in this Agreement required to be performed at or prior to the Effective Times;

(b)	Vector shall have delivered to Delta a certificate, dated as of the Closing Date, of an executive officer of Vector certifying the satisfaction by Vector of the conditions set forth in Section 9.2(a);

(c)	Kodiak shall have delivered to Delta a certificate, dated as of the Closing Date, of an executive officer of Vector certifying the satisfaction by Kodiak of the conditions set forth in Section 9.2(a);

(d)	Each Enumerated Stockholder shall have delivered to Delta a certificate, dated as of the Closing Date, certifying the satisfaction by such Enumerated Stockholder of the conditions set forth in Section 9.2(a);

(e)	Since June 30, 2017, no Vector/Kodiak Material Adverse Effect shall have occurred;

(f)	The Vector Advisory Agreement and any other agreements (the “Vector Parent Agreements”) between any of the Vector Entities, on the one hand, and the Vector Stockholder or Affiliate of the Vector Stockholder (each, a “Vector Parent”), on the other hand, shall have been terminated effective as of the Effective Times, and no further obligations, monetary or otherwise, shall remain or otherwise continue in connection with any such agreement as of the Effective Times; and

(g)	The Kodiak Advisory Agreement and any other agreements (the “Kodiak Parent Agreements”) between any of the Kodiak Entities, on the one hand, and the Kodiak Stockholder or Affiliate of the Kodiak Stockholder (each, a “Kodiak Parent”), on the other hand, shall have been terminated effective as of the Effective Times, and no further obligations, monetary or otherwise, shall remain or otherwise continue in connection with any such agreement as of the Effective Times.

9.3	Additional Conditions to the Obligations of Vector and Kodiak

The obligations of Vector and Kodiak to consummate the Mergers are subject to the satisfaction immediately prior to the Effective Times of the following conditions (other than those conditions which by their terms are intended to be satisfied at the Closing but subject to their satisfaction at such time), any or all of which may be waived, in whole or in part, by Vector or Kodiak, as applicable, to the extent permitted by applicable Law:

(a)	(i) The representations and warranties of the Delta, Ultra and the Merger Subs contained in Sections 4.1, 4.2, 4.3 and 4.18 of this Agreement shall be true and correct in all respects, in each case as of the Effective Times as if made as of the Effective Times (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date);

(ii)	The representations and warranties of Delta, Ultra and the Merger Subs contained in this Agreement (other than Sections 4.1, 4.2, 4.3 and 4.18) (disregarding all materiality or Ultra Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the Effective Times as if made as of the Effective Times (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have an Ultra Material Adverse Effect; and

(iii)	Delta, Ultra and the Merger Subs shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Times;

(b)	Ultra shall have delivered to Vector and Kodiak a certificate, dated as of the Closing Date, of an executive officer of Ultra (on Ultra’s behalf and without any personal liability) certifying the satisfaction by Ultra and the Merger Subs of the conditions applicable to them set forth in Section 9.3(a);

(c)	Since June 30, 2017, no Ultra Material Adverse Effect shall have occurred; and

(d)	The applicable Delta Entities and Ultra Entities as applicable, shall have entered into and delivered the applicable Separation Agreements and such agreements shall be in full force and effect and with no default thereunder.

9.4	Frustration of Conditions of the Mergers

None of the Parties may rely, either as a basis for not consummating the Mergers or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

10.	TERMINATION, AMENDMENT AND WAIVER

10.1	Termination or Abandonment

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Times, whether before or after any approval of the matters presented in connection with the Transactions by any stockholders required to approve the Transactions:

(a)	by the mutual written consent of Delta, Vector and Kodiak;

(b)	by Vector or Kodiak if:

(i)	the Effective Times shall not have occurred on or before October 1, 2018 (the “Termination Date”), unless the failure of the Effective Times to have occurred by the Termination Date shall be due to the failure of the Party seeking to terminate this Agreement pursuant to this Section 10.1(b)(i) to perform or otherwise comply with in all material respects the covenants and agreements of such party set forth herein;

(ii)	(A) there has been a material breach by Delta, Ultra or any Merger Sub of any of its respective representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue in any material respect, in either case such that Section 9.3(a) would not be satisfied if such breach or condition occurred or was continuing on the Closing Date; or (B) there has been a material breach by Delta, Ultra or any Merger Sub of their respective obligations under Article 2 or Section 8.20, such that the condition set forth in Section 9.1(a) would not be satisfied on or before the Termination Date if such breach occurred or was continuing on the Closing Date, and, in the case of each of clauses (A) and (B) of this Section 10.1(b)(ii), such breach or condition has not been cured within 30 Business Days following receipt by Delta or Ultra, if applicable, of written notice of such breach from Vector or Kodiak; provided that, in the case of each of clauses (A) and (B) of this Section 10.1(b)(ii), at the time of such termination, Vector and Kodiak are not then in material breach, that is continuing, of any covenant, representation or warranty or other agreement contained herein which breach would cause the conditions set forth in Sections 9.1 and 9.2 not to be satisfied if the Closing were to occur at the time of termination);

(iii)	any Law or Order by any Governmental Entity preventing or prohibiting consummation of the Transactions shall have become final and nonappealable; provided that the right of Vector or Kodiak to terminate this Agreement pursuant to this Section 10.1(b)(iii) shall not be available if either Vector or Kodiak has materially breached its covenants and obligations under Section 8.9 or Section 8.13; or

(iv)	the condition set forth in Section 9.1(a) is incapable of being satisfied because any of the conditions set forth in Section 4.4 of the Distribution Agreement is incapable of being satisfied prior to the Termination Date, unless such incapability shall be caused by the material breach by Vector or Kodiak of its covenants and obligations herein.

(c)	by Delta or, after the Distribution, Ultra, if:

(i)	the Effective Times shall not have occurred on or the Termination Date, unless the failure of the Effective Times to have occurred by the Termination Date shall be due to the failure of the Party seeking to terminate this Agreement pursuant to this Section 10.1(c)(i) to perform or otherwise comply with in all material respects the covenants and agreements of such party set forth herein;

(ii)

there has been a material breach by Vector or Kodiak of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue in any material respect, in either case such that Section 9.2(a) would not be satisfied if such breach or condition occurred or was continuing on the Closing Date, and such breach or condition has not been cured within 30 Business Days following receipt by Vector and Kodiak of written notice of such breach from Delta or Ultra; provided that, at the time of such termination, none of Delta, Ultra or any Merger Sub is then in material breach, that is continuing, of any covenant, representation or warranty or other agreement contained herein which breach would cause the conditions set forth in Sections 9.1 and 9.3 not to be satisfied if the Closing were to occur at the time of termination;

(iii)	any Law or Order by any Governmental Entity preventing or prohibiting consummation of the Transactions shall have become final and nonappealable; provided that the right of Delta or Ultra to terminate this Agreement pursuant to this Section 10.1(c)(iii) shall not be available if either Delta or Ultra has materially breached its covenants and obligations under Section 8.9 or Section 8.13; or

(iv)	the condition set forth in Section 9.1(a) is incapable of being satisfied because any of the conditions set forth in Section 4.4 of the Distribution Agreement is incapable of being satisfied, unless such incapability shall be caused by the material breach by Ultra or Delta of its covenants and obligations herein and in the Distribution Agreement.

This Agreement may only be terminated pursuant to this Section 10.1. The Party desiring to terminate this Agreement pursuant to this Section 10.1 will give written notice of such termination to the other Parties, specifying the provision pursuant to which such termination is effected.

10.2	Effect of Termination

If this Agreement is terminated by Vector, Kodiak, Delta or, after the Distribution, Ultra pursuant to Section 10.1, then this Agreement shall become void and have no effect with no Liability on the part of the Parties, except to the extent that such termination results from the fraud or willful breach by a Party of any of its covenants or agreements set forth in this Agreement; provided, however, that the provisions of the Confidentiality Agreement, Section 8.24 (in accordance with the terms thereof), this Section 10.2, Section 10.3, Article 11 and Article 12 shall remain in full force and effect and shall survive any termination of this Agreement.

10.3	Fees and Expenses

(a)	Except as otherwise provided in this Agreement (including this Section 10.3) or any other Transaction Agreement, or unless otherwise mutually agreed to by Delta, Vector, and Kodiak in writing, all Transaction Expenses shall be paid by the Party incurring such fees or expenses. Notwithstanding the foregoing or anything to the contrary contain herein or in the other Transaction Agreements, (i) if the Separation is consummated, Ultra Transaction Expenses shall be paid by Ultra, (ii) if the Vector Mergers are consummated, (A) all Vector Transaction Expenses shall be borne and paid by the Second Vector Surviving Entity, and (B) to the extent relating to the Vector Mergers, all such Ultra Transaction Expenses shall be borne by the Second Vector Surviving Entity, and (iii) if the Kodiak Merger is consummated, (A) all Kodiak Transaction Expenses shall be borne and paid by the Second Vector Surviving Entity, and (B) to the extent relating to the Kodiak Merger, all such Ultra Transaction Expenses shall be borne by the Kodiak Surviving Entity.

(b)

In the event this Agreement is terminated (i) by Kodiak or Vector pursuant to Section 10.1(b)(iv) because the condition set forth in Section 9.1(g) is incapable of being satisfied (provided that, at the time of such termination, Vector and Kodiak are not then in material breach of any covenant, representation or warranty or other agreement contained herein which breach would cause the conditions to the Mergers of Delta, Ultra and the Merger Subs not

to be satisfied if the Closing were to occur at the time of such termination), or (ii) by Delta or Ultra pursuant to Section 10.1(c), and, at the time of such termination, (A) this Agreement could have been terminated by Kodiak or Vector pursuant to Section 10.1(b)(iv) because the condition set forth in Section 9.1(g) is incapable of being satisfied, and (B) Vector and Kodiak are not then in material breach of any covenant, representation or warranty or other agreement contained herein which breach would cause the conditions to the Mergers of Delta, Ultra and the Merger Subs not to be satisfied if the Closings were to occur at the time of such termination, then, in each case, Delta shall pay, or cause to be paid, an aggregate termination fee of $50,000,000 (the “Termination Fee”). In the event that this Agreement is terminated by Vector or Kodiak pursuant to Section 10.1(b)(i) (or by Delta or Ultra pursuant to any other provision set forth in Section 10.1(c) and, at the time of such termination, Vector or Kodiak could have terminated this Agreement pursuant to Section 10.1(b)(i)) and at the date of such termination any of the conditions set forth in Section 9.1(d) is not satisfied (provided that, at the time of such termination, Vector and Kodiak are not then in material breach of any covenant, representation or warranty or other agreement contained herein, which breach is the primary or proximate cause of such condition not being satisfied), then, in each case, Delta shall pay, or cause to be paid, an amount not to exceed $10,000,000, in the aggregate, for Vector Transaction Expenses and/or Kodiak Transaction Expenses (the “Expense Reimbursement”). If payable, the Termination Fee or the Expense Reimbursement, as applicable, shall be paid by wire transfer of immediately available funds to the account or accounts designated, and in accordance with the allocation provided, by Vector and Kodiak within five Business Days following such termination, failure or determination. Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee or the Expense Reimbursement, as applicable, is paid by or on behalf of Delta in accordance with the provisions of this Agreement, payment of the Termination Fee or the Expense Reimbursement, as applicable, and the reasonable out-of-pocket costs and expenses and interest thereon pursuant to Section 10.3(c) by Delta shall be the sole and exclusive remedy of the Vector Entities, the Kodiak Entities, the Enumerated Stockholders, and each of their respective Affiliates against Delta, Ultra, the Merger Subs, the Financing Sources and each of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling Persons, agents or representatives for any Liabilities based upon, arising out of or relating to this Agreement, the negotiation, execution or performance hereof, the Transactions, or in respect of any other document or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. In no event shall the Termination Fee or the Expense Reimbursement be payable on more than one occasion.

(c)	If Delta fails to pay the Termination Fee when due, and in order to obtain such payment, Kodiak and/or Vector commences an Action that results in a judgment against Delta for such Termination Fee, Delta shall pay to Kodiak and/or Vector, as applicable, its reasonable out-of-pocket costs and expenses (including reasonable attorneys, consultants and experts fees and expenses) incurred in connection with such Action, together with interest on the amount of Termination Fee from the date such payment was required to be made until the date of payment at the rate of 5%.

(d)

The Parties acknowledge and agree as follows: (i) the covenants set forth in this Section 10.3 are an integral part of this Agreement and the Transactions, and that, without these agreements, none of Vector, Kodiak or the Enumerated Stockholders would not have entered into this Agreement; and (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to this Section 10.3 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Vector, Kodiak and the Enumerated Stockholders, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, or any other matter forming the basis for any losses or damages suffered or incurred in connection therewith.

11.	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF CERTAIN COVENANTS; SPECIFIC PERFORMANCE

11.1	Non-Survival of Representations and Warranties; Survival of Certain Covenants

Except as set forth in any other Transaction Agreement, none of the representations, warranties, covenants or agreements made by the Enumerated Stockholders, Vector, Kodiak, Delta, Ultra or Merger Sub in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Times or termination of this Agreement pursuant to Article 10; provided, however, that the covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Times shall survive the Effective Times.

11.2	Specific Performance

In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Agreement, the Party who is, or is to be, thereby aggrieved will have the right to seek specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof and the Termination Date occurs while such Action is pending, then the Termination Date shall automatically be extended to a date that is (a) 20 Business Days following the conclusion of such Action (including any appeals thereof), or (b) such other date that is established by the court presiding over such Action. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. For the avoidance of doubt, the Parties acknowledge and agree that Vector, Kodiak and the Enumerated Stockholders may pursue both a grant of specific performance to the extent permitted by this Section 11.2 and the payment of monetary damages (including the Termination Fee or the Expense Reimbursement in accordance with the terms and conditions of Section 10.3(b)); provided that, in no event shall Vector, Kodiak and the Enumerated Stockholders be entitled to both the Termination Fee or the Expense Reimbursement, as applicable, pursuant to Section 10.3(b) and the granting of specific performance in accordance with this Section 11.2.

12.	GENERAL PROVISIONS

12.1	Notices

All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only: (a) when delivered personally to the recipient; (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received; (c) after transmittal by facsimile or electronic mail or (d) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

(a)	if to Delta, to:

DXC Technology Company

1775 Tysons Boulevard

Tysons, Virginia 22101

Attn: William L. Deckelman, Jr.

Email: bill.deckelman@dxc.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attn:    Peter Harwich

E-mail:    Peter.Harwich@lw.com

(b)	if to Ultra, any Merger Sub or, following the Closings, Vector or Kodiak, to:

DXC Technology Company1775 Tysons Boulevard

Tysons, Virginia 22101

Attn: William L. Deckelman, Jr.

Email: bill.deckelman@dxc.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attn: Peter Harwich

E-mail:    Peter.Harwich@lw.com

(c)	if to the Vector Stockholder or, prior to the Closings, Vector, to:

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, NY 10019

Attn:    Ramzi M. Musallam

E-mail:    RMusallam@veritascapital.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn:     Kenneth M. Wolff

E-mail:    Kenneth.Wolff@skadden.com

(d)	if to the Kodiak Stockholder or, prior to the Closings, Kodiak, to:

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, NY 10019

Attn:    Ramzi M. Musallam

E-mail:    RMusallam@veritascapital.com

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn:    Richard A. Presutti

E-mail:    Richard.Presutti@srz.com

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

12.2	Counterparts; Delivery by Electronic Transmission

This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

12.3	No Third-Party Beneficiaries

Except as set forth in Section 8.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Delta, Ultra, the Merger Subs, Vector, Kodiak, the Enumerated Stockholders and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person (other than those listed in the preceding parenthetical) shall be deemed a third-party beneficiary under or by reason of this Agreement, except that the Financing Sources, if any, shall be express third party beneficiaries of Sections 10.3, 12.3, 12.6, 12.7, 12.10 and 12.14 hereof, each of such Section shall expressly inure to the benefit of such Financing Sources and such Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. In addition, and without limiting the generality of the foregoing, nothing contained in any provision of this Agreement shall be construed to (a) establish, amend or modify any benefit or compensation plan, program, agreement or arrangement; or (b) except as set forth in Section 8.12, create any third-party beneficiary rights or obligations in any Ultra Group Employee, Vector Employee, Kodiak Employee or former employee of the Ultra Group, Vector or Kodiak, including with respect to: (i) any right to employment or continued employment or to a particular term or condition of employment; or (ii) the ability of Delta, Ultra, Vector, Kodiak or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them.

12.4	Entire Agreement

This Agreement, the Exhibits, the Delta/Ultra Disclosure Schedule and the Vector Disclosure Schedule hereto, the Confidentiality Agreement, the other Transaction Agreements and other documents referred to herein and therein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

12.5	Assignment

Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void, except that Delta and Ultra may assign any or all of its rights, interests under this Agreement without the consent of the other Parties hereto to any other wholly owned Subsidiary of Delta; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement and no such assignment shall be undertaken if such assignment could reasonably be expected to preclude the Intended Tax-Free Status. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

12.6	Governing Law; Waiver of Jury Trial

(a)	This Agreement and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any Party to enter herein or therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

(b)	Notwithstanding anything herein to the contrary, the parties hereto and the Related Parties agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving any Financing Source that is in any way related to this Agreement, the Mergers or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to any financing obtained by Ultra in connection with the Ultra Payments, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

(c)	As a specifically bargained inducement for each of the Parties to enter into this Agreement (with each party having had opportunity to consult counsel), each of the Parties expressly and irrevocably waives the right to a trial by jury in any action or proceeding under this Agreement or any action or proceeding arising out of the transactions contemplated hereby or by any other Transaction Agreement, including in any action, proceeding or counterclaim involving any Financing Source, regardless of which Party initiates such action or proceeding, and any action or proceeding under this Agreement or any action or proceeding arising out of the transactions contemplated hereby or by any other Transaction Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

12.7	Jurisdiction; Service of Process

(a)	Any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or Parties or their successors or assigns, in each case, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 12.7, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.7 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

(b)	Notwithstanding anything herein to the contrary, each Related Party and each of the other Parties (i) agrees that it will not bring or support, or permit any of their respective controlled Affiliates to bring or support, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement, the Mergers or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to any financing in connection with the Ultra Payments or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the state court sitting in the Borough of Manhattan, New York, New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 12.1 hereof shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.8	Severability

If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

12.9	Headings

The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

12.10	Amendment

This Agreement may be amended by the Parties at any time before or after approval hereof by Delta, Ultra, the Enumerated Stockholders and Vector; provided, however, that after such approvals there shall not be made any amendment that by Law requires further approval by Delta, Ultra, the Vector Stockholder and Vector without the further approval of such Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding anything to the contrary contained herein, from any time after the execution and delivery by Ultra or Delta of definitive financing commitments relating to the Ultra Payments, Sections 10.3, 12.3, 12.6, 12.7, 12.10 and 12.14 hereof (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) and the definition of “Vector/Kodiak Material Adverse Effect” may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources, if any.

12.11	Extension; Waiver

At any time prior to the Effective Times, the Parties may, but shall not be obligated to: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

12.12	Interpretation

When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent (but only to the extent such waiver or consent is not adverse to any member of the Ultra Entities) and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Unless expressly stated to the contrary in this Agreement or in any other Transaction Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to October 11, 2017 (or the date of which the relevant Transaction Agreement is first entered into, as the case may be) regardless of any amendment or restatement hereof (or thereof). The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.” Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

12.13	Damages Waiver

No Party shall be liable to another Party or any of its Affiliates (or any of their respective present, former and future Representatives and each of their respective heirs, executors, successors and assigns) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any other Transaction Agreement (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim).

12.14	Exculpation of Financing Sources

Notwithstanding anything to the contrary contained herein, no party hereto or any Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Mergers or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Related Party in connection with this Agreement, the Mergers or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Mergers, the foregoing will not limit the rights of the parties to any financing under any commitment letter related thereto. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

12.15	Reference to Time and Days

All references in this Agreement to times of the day shall be to New York City time. The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day

12.16	Non-Recourse; No Representations or Warranties

(a)	This Agreement may only be enforced by or against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made by or against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party and in no event shall any Non-Recourse Party seek to or be entitled to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any entity that is identified as a party hereto.

(b)	EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF DELTA (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND ULTRA (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) ACKNOWLEDGES THAT NONE OF VECTOR, KODIAK, ANY OF THEIR RESPECTIVE SUBSIDIARIES, OR ANY OF THE ENUMERATED STOCKHOLDERS MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF DELTA (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND ULTRA (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) FURTHER ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT THE ENUMERATED STOCKHOLDERS, VECTOR, KODIAK OR ANY OF THEIR RESPECTIVE SUBSIDIARIES GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NONE OF DELTA, ULTRA OR ANY OF THEIR RESPECTIVE SUBSIDIARIES HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR INTENTIONAL FRAUD ARISING OUT OF OR RELATING TO A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT.

(c)

EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF THE ENUMERATED STOCKHOLDERS, VECTOR (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND KODIAK (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) ACKNOWLEDGES THAT NONE OF DELTA, ULTRA OR ANY OF THEIR RESPECTIVE SUBSIDIARIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN

OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF THE ENUMERATED STOCKHOLDERS, VECTOR (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND KODIAK (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) FURTHER ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT DELTA, ULTRA OR ANY OF THEIR RESPECTIVE SUBSIDIARIES GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NONE OF THE ENUMERATED STOCKHOLDERS, VECTOR OR ANY OF ITS SUBSIDIARIES OR KODIAK OR ANY OF ITS SUBSIDIARIES HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR INTENTIONAL FRAUD ARISING OUT OF OR RELATING TO A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers or signatories thereunto duly authorized, as of the date first written above.

DXC TECHNOLOGY COMPANY

By:	/s/ Paul Saleh
Name:	Paul Saleh
Title:	Chief Financial Officer

ULTRA SC INC.

By:	/s/ William L. Deckelman, Jr.
Name:	William L. Deckelman, Jr.
Title:	Vice President and Secretary

ULTRA FIRST VMS INC.

By:	/s/ William L. Deckelman, Jr.
Name:	William L. Deckelman, Jr.
Title:	Vice President and Secretary

ULTRA SECOND VMS LLC

By:	/s/ William L. Deckelman, Jr.
Name:	William L. Deckelman, Jr.
Title:	Vice President and Secretary

ULTRA KMS INC.

By:	/s/ William L. Deckelman, Jr.
Name:	William L. Deckelman, Jr.
Title:	Vice President and Secretary

VENCORE HOLDING CORP

By:	/s/ John M. Curtis
Name:	John M. Curtis
Title:	President & Chief Executive Officer

KGS HOLDING CORP

By:	/s/ Eric Hess
Name:	Eric Hess
Title:	President & Chief Executive Officer

THE SI ORGANIZATION LLC

By:	/s/ Ramzi M. Musallam
Name:	Ramzi M. Musallam
Title:	Authorized Signatory

KGS HOLDING LLC

By:	/s/ Ramzi M. Musallam
Name:	Ramzi M. Musallam
Title:	Authorized Signatory